EXHIBIT (a)(1)(a)

OFFERING CIRCULAR

Exchange Offer for Outstanding
6 1/2% Convertible Subordinated Notes due 2004

        The exchange offer’s expiration date is 12:00 midnight, Eastern Time, July 9, 2002, unless extended or earlier terminated by Intevac, Inc.

Exchange Offer

       Under this exchange offer, Intevac, Inc. is offering to exchange for each $1,000 principal amount of its 6 1/2% Convertible Subordinated Notes due 2004, which we refer to as the existing notes, the following:

      •     $185 in cash, and

•	$815 of our new 6 1/2% Convertible Subordinated Notes due 2009, which we refer to as the exchange notes.

      The exchange notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of an exchange note that is less than $1,000 principal amount as a result of the exchange, after aggregating all notes tendered.

       See “Risk Factors” beginning on page 9 for a discussion of risks that you should consider before tendering your existing notes.

IMPORTANT

      If you hold your existing notes through a broker, dealer or other similar nominee, you must contact that nominee if you desire to tender your existing notes. If you hold your existing notes yourself, you must complete and sign the letter of transmittal included with this document in accordance with the instructions set forth in the letter of transmittal and this offering circular, and mail or deliver it, together with the certificates for the tendered existing notes and any other required documents, to State Street Bank and Trust Company of California, N.A., our exchange agent.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offering circular. Any representation to the contrary is a criminal offense.

      The exchange offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions from registration provided by certain state securities laws.

The date of this offering circular is June 21, 2002.

TABLE OF CONTENTS

SUMMARY TERM SHEET
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
TRADING MARKET FOR EXISTING NOTES
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
BUSINESS
FINANCING STRATEGY
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
DESCRIPTION OF EXISTING NOTES
BOOK-ENTRY SYSTEM -- THE DEPOSITORY TRUST COMPANY
DESCRIPTION OF CAPITAL STOCK
U.S. FEDERAL INCOME TAX CONSIDERATIONS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
APPENDIX A
PART I
Item 1. Business
Item 2. Properties
Item 3. Legal Proceedings
Item 4. Submission of Matters to a Vote of Security-Holders
PART II
Item 5. Market for Registrant’s Common Equity and Related Shareholder Matters
Item 6. Selected Consolidated Financial Data
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 7A. Quantitative and Qualitative Disclosure About Market Risk
Item 8. Financial Statements and Supplementary Data
Item 9. Changes In and Disagreements With Accountants on Accounting and Financial Disclosure
PART III
Item 10. Directors and Officers of the Registrant
Item 11. Executive Compensation
Item 12. Security Ownership of Certain Beneficial Owners and Management
Item 13. Certain Relationships and Related Transactions
PART IV
Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K
SIGNATURES
APPENDIX B
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
CONDENSED CONSOLIDATED BALANCE SHEETS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
PART II. OTHER INFORMATION
Item 1. Legal Proceedings
Item 2. Changes in Securities
Item 3. Defaults upon Senior Securities
Item 4. Submission of Matters to a Vote of Security-Holders
Item 5. Other Information
Item 6. Exhibits and Reports on Form 8-K
SIGNATURES
APPENDIX C
PROXY STATEMENT
GENERAL
VOTING RIGHTS
REVOCABILITY OF PROXIES
SOLICITATION OF PROXIES
PROPOSAL NO. 1: ELECTION OF DIRECTORS
NOMINEES
BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS
BOARD MEETINGS AND COMMITTEES
DIRECTOR COMPENSATION
PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION AND RELATED INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS
PERFORMANCE GRAPH
OTHER BUSINESS
SHAREHOLDER PROPOSALS
APPENDIX D
Item 1. Summary Term Sheet.
Item 2. Subject Company Information.
Item 3. Identity and Background of Filing Person.
Item 4. Terms of the Transaction.
Item 5. Past Contacts, Transactions, Negotiations and Agreements.
APPENDIX E
Item 12. Exhibits.
SIGNATURE
EXHIBIT INDEX
APPENDIX F
EXHIBIT (A)(1)(A)
EXHIBIT (A)(1)(B)
EXHIBIT (A)(1)(C)
EXHIBIT (A)(1)(D)
EXHIBIT (A)(1)(E)
EXHIBIT (D)(2)

      You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. We are not making an offer of the exchange notes in any state where the offer is not permitted. You should not assume that the information provided in the offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular. This offering circular summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

      Our logo and certain titles and logos of our products mentioned in this offering circular are our service marks or trademarks. Each trademark or service mark appearing in this offering circular is the property of its respective holder.

SUMMARY TERM SHEET

      This summary highlights certain information from this offering circular and may not contain all of the information that is important to you. We urge you to read this entire offering circular, including the documents attached to or accompanying this offering circular.

      Investment in the exchange notes involves risks. See under the caption entitled “Risk Factors” for a discussion of risks you should consider carefully before participating in the exchange offer.

      Under this exchange offer, Intevac, Inc. is offering to exchange for each $1,000 principal amount of its existing notes the following:

•	$185 in cash, and

•	$815 of our exchange notes.

      The exchange notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of an exchange note that is less than $1,000 principal amount as a result of the exchange, after aggregating all notes tendered.

      We will pay any interest that has accrued on the existing notes that are tendered and exchanged to the date of completion of the exchange offer.

      The exchange offer is conditioned on at least $30 million principal amount of existing notes being tendered.

      The following are some of the questions you may have as a holder of the existing notes and the answers to those questions.

Who is making the exchange offer?

      Intevac, Inc., a California corporation, is making the exchange offer. We design, manufacture and sell complex capital equipment used to manufacture products such as flat panel displays, thin-film disks and electro-optical devices (“Equipment Division”) and are developing highly sensitive electro-optical devices and systems that we intend to manufacture and sell (“Photonics Division”). For a detailed description of our business, please see the section of this offering circular entitled “Business.” Our headquarters are located at 3560 Bassett Street, Santa Clara, CA 95054, and our telephone number is (408) 986-9888. Our common stock is traded on the Nasdaq National Market under the symbol “IVAC”. For further information about us, please see the section of this offering circular entitled “Where You Can Find Additional Information.”

Why are we amending the terms of our amended exchange offer?

      After we amended the terms of our original exchange offer in our offering circular dated June 6, 2002 (the “Amended Offer”), we orally contacted representatives of the holders of a substantial portion of the existing notes to ensure that they were aware of the terms of the Amended Offer. In the course of these conversations, these representatives acknowledged that they were aware of the terms of the Amended Offer but indicated that they would not accept the terms of such Amended Offer, and suggested some additional modifications that would likely make the Amended Offer more acceptable to them. After considering their suggestions, we determined to change the terms of the Amended Offer as indicated in this offering circular. These holders of existing notes have not committed to accept the terms of the new revised exchange offer outlined in this offering circular.

      In response to our Amended Offer, approximately $4.5 million in aggregate principal amount of existing notes were tendered, or approximately 12% of the total outstanding existing notes, in the Amended Offer that was scheduled to expire at 12:00 midnight, Eastern Time, on June 19, 2002, which was less than the $30 million minimum principal amount of existing notes required to be tendered under the terms of the Amended Offer.

Why are we making the exchange offer?

      We are offering to exchange the existing notes for a combination of cash and exchange notes to extend the time that we have to pay the debt represented by the exchange notes and to reduce the aggregate principal amount of existing notes outstanding. We are undertaking this exchange offer to restructure our debt obligations. The outstanding principal amount of $37.5 million of existing notes will require us to make principal and interest payments through the maturity date of March 1, 2004 that are significantly in excess of our $14.5 million balance of cash, cash equivalents and short-term investments at March 30, 2002. We do not expect that we will be able to generate sufficient additional funds from operations to repay the existing notes at maturity.

      If we are not successful in our efforts to restructure our debt obligations, including because the response to the exchange offer is too limited, or if we are otherwise unable to extend the maturities of our debt obligations, we will have to undertake other financing or refinancing alternatives. Even if we are successful with this exchange offer, we may also attempt to undertake other financing alternatives to obtain additional cash to fund our future operations. See the section of this offering circular entitled “Financing Strategy.”

      The exchange of a substantial portion of the existing notes will also provide us with additional time to capitalize on the prospects for our Photonics business. We believe this business will not reach its full potential by the March 1, 2004 maturity date of the existing notes.

What effect will the exchange offer have on our debt?

      If we are successful in having holders tender at least $30 million principal amount of existing notes, which is the minimum amount required to be tendered in the exchange offer, we will not have to repay the exchange notes until the March 1, 2009 maturity date, rather than the March 1, 2004 maturity date for the existing notes.

      The maintenance of sufficient cash for our ongoing operations is critical to our future success and is subject to a number of factors, including our ability to generate cash from operations and our satisfaction of other, non-debt obligations. Even if the exchange offer is successful and we extend the maturity of a substantial portion of our debt to March 1, 2009, our cash, cash equivalents and short-term investments of approximately $14.5 million as of March 30, 2002 will be reduced by the amount of cash paid in the exchange offer. If all the existing notes are submitted and accepted in the exchange offer, we will be required to pay approximately $7.0 million in cash in the exchange offer. As a result, we may need to undertake other financing alternatives to obtain additional cash to fund our future operations. See the section of this offering circular entitled “Financing Strategy.” However, until our results of operations improve, we may not have access to new capital in the public or private markets on terms favorable to us, if at all.

What amount of existing notes are sought in the exchange offer?

      We are seeking to exchange all of our existing notes currently outstanding.

What consideration are we offering to issue in exchange for your existing notes?

      In the exchange offer, we are offering to exchange for each $1,000 aggregate principal amount of the existing notes the following:

•	$185 cash, and

•	$815 of our exchange notes.

      The exchange notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of an exchange note that is less than $1,000 principal amount as a result of the exchange, after aggregating all notes tendered.

      We will pay any interest that has accrued on the existing notes that are tendered and exchanged to the date of the completion of the exchange offer.

      The exchange offer is conditioned on at least $30 million principal amount of existing notes being tendered.

Is Intevac making a recommendation as to whether you should tender your existing notes?

      No. We are not making any recommendation regarding whether you should tender your existing notes. As a result, you must make your own determination in consultation with your financial and legal advisors as to whether to tender your existing notes for exchange.

What are the terms of the exchange notes?

      The exchange notes issued will accrue interest at a rate of 6 1/2% per year on the principal amount, payable twice a year on each March 1 and September 1, beginning September 1, 2002. The exchange notes will mature March 1, 2009. The exchange notes will be unsecured obligations of Intevac, subordinated in right of payment to all of its existing and future senior debt, but senior to the existing notes. The initial conversion price of the exchange notes will be $7.00 per share, subject to adjustment as described under the caption “Description of Exchange Notes — Conversion.” The exchange notes also contain a provision that allows us, at our option, to automatically convert some or all of the exchange notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days ending within five trading days prior to the mailing of the notice of automatic conversion.

Do you have to tender all of your existing notes to participate in this exchange offer?

      You do not have to tender all of your existing notes to participate in this exchange offer.

When are the exchange notes redeemable?

      The exchange notes are redeemable at any time on or after March 1, 2005 at our option, in whole or in part, on not less than 15 but no more than 60 days’ notice at 100% of the principal amount of the exchange notes, plus accrued, but unpaid, interest to, but excluding, the redemption date.

How will the exchange notes rank?

      The exchange notes will be unsecured obligations of Intevac, subordinated under the exchange notes indenture in right of payment to all existing and future senior debt of Intevac, but senior to any existing notes that are not exchanged for the exchange notes. Please see the section of this offering circular entitled “Description of Exchange Notes — Subordination of Exchange Notes” and “— Definitions” for a description of what constitutes “senior debt” under the exchange notes indenture. As of March 30, 2002, we had no senior debt.

Will the exchange notes provide for any repurchase rights in the event of a change of control, a termination of trading involving Intevac or any other event?

      Unlike holders of existing notes who have the right to require us to repurchase the existing notes upon the occurrence of either a change of control of Intevac or a termination of trading of our common stock, holders of exchange notes will have the right to require us to repurchase their exchange notes only if a change of control of Intevac occurs or on or prior to the distribution to all of the holders of our common stock of the capital stock of a subsidiary that at the time constitutes our Photonics business, if such a distribution occurs.

Will the exchange notes be listed?

      The exchange notes will not be listed for trading on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. We do not intend to apply for either listing or quotation of the exchange notes.

What risks should you consider in deciding whether or not to tender your existing notes?

      In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting our business described in the section of this offering circular entitled “Risk Factors,” and the documents we attach to this offering circular.

Is our financial condition relevant to your decision to tender in the exchange offer?

      Yes, we continue to face significant challenges and limitations as a result of a prolonged slowdown in demand for capital equipment used to manufacture, thin-film disks. As we discuss above, the principal reason for the exchange offer is to extend the maturity of our debt and to reduce the total amount of our debt outstanding. Even if we are successful with the exchange offer, our cash position will be reduced by the amount of cash paid in the exchange offer and we may need to undertake other financing alternatives to obtain additional cash to fund our future operations. See the section of this offering circular entitled “Financing Strategy.” However, until our results of operations improve, we may not have access to new capital in the public or private markets on terms favorable to us, if at all.

If you decide to tender your existing notes, will you have to pay any fees or commissions in the exchange offer to Intevac or the exchange agent?

      No. We will be responsible for all expenses related to the exchange offer. As a result, you are not required to pay any brokerage commissions, other fees or expenses to the exchange agent or Intevac.

If you decide not to tender your existing notes, how will the exchange offer affect your existing notes?

      Once the exchange offer is completed, any of your existing notes that are not tendered and exchanged in the exchange offer will be subordinated to the exchange notes. If the minimum principal amount of $30 million of existing notes that we are seeking is submitted for exchange in the exchange offer, the liquidity of your existing notes that remain outstanding after completion of the exchange offer could be adversely affected.

Will Intevac receive any cash proceeds from the exchange offer?

      No. We will not receive any cash proceeds from the exchange offer.

Will you receive accrued interest on the existing notes that you tender for exchange?

      Yes. On all existing notes that are tendered and exchanged in the exchange offer, we will pay accrued and unpaid interest as of the date the exchange notes are issued upon completion of the exchange.

What are the conditions to completion of the exchange offer?

      The exchange offer is conditioned on at least $30 million principal amount of existing notes being tendered. In addition, the completion of the exchange offer shall remain subject to a number of customary conditions, some of which we may waive. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered existing notes. Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any or no reason. See under the caption “The Exchange Offer — Conditions to the Completion of the Exchange Offer.”

When is the exchange offer expected to close?

      The exchange offer is expected to close promptly following the expiration date of the exchange offer.

Will the exchange notes be freely tradable?

      The exchange offer is being made to you in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. The exchange notes to be issued in the exchange offer neither have been, nor will be, registered with the Securities and Exchange Commission, or SEC. The exchange notes that you receive in the exchange offer and any common stock issuable upon conversion of the exchange notes should be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act, or in some cases by persons who hold existing notes that were previously held by an affiliate of ours.

How do you tender your existing notes?

      To tender existing notes pursuant to the exchange offer, you must properly complete and duly execute and submit to the exchange agent the letter of transmittal, the existing notes that you are tendering for exchange, if you hold them in certificated form, and any other documents required by the letter of transmittal or comply with the requisite Depository Trust Company, or DTC, procedures for book-entry transfer described under the caption “The Exchange Offer — Procedures for Tendering Existing Notes.”

How long do you have to decide whether to tender?

      The expiration date for the exchange offer is 12:00 midnight, Eastern Time, July 9, 2002, unless we extend the expiration date of the exchange offer by issuing a press release by 9:00 a.m., Eastern Time, on the next business day after the scheduled expiration date. You must tender your existing notes prior to the expiration date if you want to participate.

How do you withdraw tendered existing notes? Until what time can you withdraw tendered existing notes?

      You may withdraw tenders of existing notes at any time on or prior to the expiration date by following the procedures described under the caption “The Exchange Offer — Withdrawal Rights and Non-Acceptance.”

      Properly withdrawn existing notes may be retendered at any time on or prior to the expiration date by following one of the procedures described in this offering circular under the caption “The Exchange Offer — Procedures for Tendering Existing Notes.”

      If we extend the expiration date of the exchange offer, we will also extend your right to withdraw tenders of existing notes.

When will you receive your cash and exchange notes?

      Subject to the terms and conditions described in this offering circular, we will accept all existing notes that are validly tendered and not withdrawn on or prior to the expiration date. We will pay the cash consideration and issue the exchange notes promptly following the expiration date of the exchange offer upon our determination that the conditions to the exchange offer have been fulfilled.

What happens if your existing notes are not accepted for payment?

      If we decide for any reason not to accept any existing notes for exchange, the existing notes will be returned to the registered holder, at our expense, promptly after the expiration or termination of the exchange offer. In the case of existing notes tendered by book entry transfer into the exchange agent’s account at DTC, any withdrawn or unaccepted existing notes will be credited to the tendering holder’s account at DTC. For further information, see the discussion in this offering circular under the caption “The Exchange Offer — Withdrawal Rights and Non-Acceptance.”

Will the exchange notes be issued in global form?

      All exchange notes issued in the exchange offer will be global securities and will be deposited with a custodian. You will not receive certificates for exchange notes. Your beneficial interests in the exchange notes will be evidenced only through records maintained in book-entry form by DTC and its participants. For further information, please see the section of this offering circular entitled “Book-Entry System — The Depository Trust Company.”

How will you receive your cash consideration in connection with the exchange offer?

      We will deposit the cash consideration for the exchange offer with the exchange agent prior to the closing date of the exchange offer. The closing date will promptly follow the expiration date of the exchange offer. If you hold your existing notes in physical certificates, the exchange agent will deliver to you a check in the amount of your cash consideration. If you hold your existing notes in global form through DTC, the exchange agent will pay DTC the aggregate amount of cash consideration to be delivered in exchange for all existing notes held in global form tendered and accepted in the exchange offer, and you will receive your portion of that cash consideration pursuant to the applicable procedures established by DTC and its participants.

What is the process if you beneficially own existing notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee?

      If you beneficially own existing notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing notes in the exchange offer, you should promptly contact the person in whose name the existing notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your existing notes, you must either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the person in whose name the existing notes are registered.

How will you be taxed for U.S. federal income tax purposes?

      Please see the section of this offering circular entitled “U.S. Federal Income Tax Considerations.”

      The tax consequences to you of the exchange offer will depend on your individual circumstances. You should consult your tax advisor for a full understanding of these tax consequences.

Who can you talk to if you have questions about the exchange offer?

      If you have questions regarding the information in this offering circular or the terms of the exchange offer, please contact Charles Eddy at Intevac. If you have questions regarding the procedure for tendering your existing notes or require assistance in tendering your existing notes, please contact our exchange agent, State Street Bank and Trust Company of California, N.A. You can find the addresses and telephone numbers of Charles Eddy at Intevac and the exchange agent on the back cover of this offering circular.

Where can you obtain additional copies of the exchange offer materials?

      You can obtain additional copies of this offering circular and the other exchange offer materials by contacting the exchange agent at the phone number and address listed on the back cover of this offering circular.

Comparison of the New Consideration and the Existing Notes

      The following is a brief summary of the terms of the new consideration and the existing notes. For a more complete description of the exchange notes, see “Description of Exchange Notes.”

Cash Consideration

Amount	$185 in cash for each $1,000 principal amount of existing notes tendered in the exchange.	None.

Comparison of Exchange Notes to Existing Notes	Exchange Notes	Existing Notes

Amount	$815 of exchange notes for each $1,000 principal amount of existing notes. The exchange notes will be issued in principal amounts of $1,000, and we will pay cash for any fractional portion of an exchange note that is less than $1,000 principal amount as a result of the exchange, after aggregating all notes tendered.	None.
Securities	Up to $30,599,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2009.	$37,545,000 aggregate principal amount of 6 1/2% Convertible Subordinated Notes due 2004. The existing notes are issued in principal amounts of $1,000.
Issuer	Intevac, Inc.	Intevac, Inc.
Maturity	March 1, 2009	March 1, 2004
Interest	Interest on the exchange notes will be payable at a rate of 6 1/2% per year, payable March 1 and September 1 of each year.	Interest on the existing notes is payable at a rate of 6 1/2% per year, payable March 1 and September 1 of each year.
Conversion

General	The exchange notes will be convertible at any time by the holder prior to maturity at a conversion price of $7.00 per share, subject to adjustment.	The existing notes are convertible at any time by the holder prior to maturity at a conversion price of $20.625 per share, subject to adjustment.
Auto-conversion	We may elect to automatically convert some or all of the exchange notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any period of 30 consecutive trading days ending within five trading days prior to the date of mailing of the notice of automatic conversion.	None.
Ranking	The exchange notes will be subordinated to all of our senior debt and will be senior in right of payment to our existing notes. As of March 30, 2002, we had no senior debt.	The existing notes are subordinated to all of our senior debt and will be subordinated in right of payment to the exchange notes. As of March 30, 2002, we had no senior debt.

Optional redemption	We may redeem the exchange notes on or after March 1, 2005 at any time, in whole or in part, on not less than 15 but no more than 60 days’ notice, at 100% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.	We may redeem the existing notes at any time, in whole or in part, on not less than 15 but no more than 60 days’ notice, at the redemption prices set forth in this offering circular, plus accrued and unpaid interest, if any, to the redemption date.
Repurchase at option of holders upon a change of control or termination of trading	You may require us to repurchase all or part of your exchange notes upon the occurrence of a transaction that results in a change of control of Intevac at a repurchase price equal to 101% of the outstanding principal amount of the exchange notes being repurchased, plus any accrued and unpaid interest.	You may require us to repurchase all or part of your existing notes upon the occurrence of a transaction that results in a change of control of Intevac or a termination of trading of our common stock at a repurchase price equal to 101% of the outstanding principal amount of the existing notes being repurchased, plus any accrued and unpaid interest.
Repurchase at option of holders upon a distribution of capital stock of our Photonics business	You may require us to repurchase all or part of your exchange notes on a repurchase date that is on or prior to any distribution to all of the holders of our common stock of the capital stock of a subsidiary that at the time constitutes our Photonics business at a repurchase price equal to 100% of the outstanding principal amount of the exchange notes being repurchased, plus any accrued and unpaid interest to the repurchase date. We will provide holders 90 days’ notice by mail of the repurchase date and the repurchase right arising from such a distribution.	None.
Listing	The exchange notes are expected to trade in the over-the-counter market.	The existing notes trade in the over-the-counter market.

RISK FACTORS

      This exchange offer involves a high degree of risk. You should carefully consider the following risks before making a decision to participate in the exchange offer. You should also refer to the other information set forth in this offering circular, including the documents attached to or accompanying this offering circular. The risks described below are not the only ones we face. Additional risks not currently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of these risks occur, our business and operating results could be harmed and the value of your investment could be significantly reduced. Some risks that could cause our results to vary are discussed below.

We have $37.5 million of existing notes outstanding that will mature in 2004.

      We issued $57.5 million in principal amount of existing notes in February 1997, thus substantially increasing our ratio of long-term debt to total capitalization (shareholders’ equity plus long-term debt). Holders of existing notes may convert their existing notes into our common stock at a conversion price of $20.625 per share, which is substantially above the last reported sale price of our common stock of $4.12 per share on June 20, 2002. As a result, holders of existing notes are unlikely to convert their existing notes into common stock, unless the market price of our common stock increases to a price greater than the conversion price of the existing notes. In 1999 and 2001, we spent $11.9 million to repurchase $20.0 million aggregate principal amount of the existing notes. The currently outstanding principal amount of $37.5 million of existing notes will require us to make principal and interest payments through the maturity date of March 1, 2004 that are significantly in excess of our $14.5 million balance of cash, cash equivalents and short-term investments at March 30, 2002. Even if we meet our operating forecasts, we do not expect to generate enough cash to repay the currently outstanding aggregate principal amount of the existing notes on their March 1, 2004 maturity date. As a result, we are conducting this exchange offer to extend the maturity date of our debt and to reduce the total amount of our debt outstanding, while improving our ability to attract new debt or equity investors.

Our ability to meet our debt payment obligations depends upon our future operating performance and cash flow.

      Our ability to make scheduled debt payments, even if the exchange offer is successful, depends on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to business, financial and economic factors beyond our control.

Our significant amount of debt could have a negative effect on us and our security holders.

      Our significant amount of debt could harm Intevac and holders of our common stock and existing notes, and any exchange notes issued in the exchange offer, in many ways, including:

•	reducing the funds available to finance our business operations and for other corporate purposes because a portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	increasing our vulnerability to increases in interest rates;

•	placing us at a competitive disadvantage because we are substantially more leveraged than certain of our competitors;

•	hindering our ability to adjust rapidly to changing market conditions; and

•	making us more vulnerable financially in the event of a further downturn in general economic conditions or in our business.

We may undertake significant additional financing transactions in order to maintain sufficient cash to conduct our operations.

      Even if the exchange offer is successfully completed and holders tender at least $30 million principal amount of existing notes, which is the minimum amount of existing notes required to be tendered in the exchange offer, our cash, cash equivalents and short-term investments of approximately $14.5 million as of March 30, 2002 will be reduced by the amount of cash paid in the exchange offer. If all the existing notes are submitted and accepted in the exchange offer, we will be required to pay approximately $7.0 million in cash in the exchange offer. As a result, we may need to obtain additional financing to fund our future operations. We may seek to raise additional funds through a variety of alternative sources, including the sale of additional securities or from other financing arrangements or assets sales. Our board of directors has from time to time considered a number of possible transactions. Such transactions might include:

•	attempting to raise additional equity through public or private offerings,

•	attempting to raise additional debt financing,

•	undertaking a rights offering to obtain financing from our existing shareholders,

•	selling off a portion of our assets to raise additional capital, or

•	obtaining a line of credit.

We may undertake one or more of these transactions shortly following completion of the exchange offer. We currently have no binding commitments or plans with regard to any other financing alternatives other than the proposed transactions described under the caption “Financing Strategy.” We do not know whether we will be able to complete any of these transactions on a timely basis, on terms satisfactory to us, or at all. For example, we may not have access to new capital in the public or private markets until our results of operations improve, if at all. In addition, some of these transactions may result in significant dilution to our existing security holders or impairment of their rights. Nonetheless, if we are unable to complete one or more of these transactions, our ability to maintain our ongoing operations, and to pay principal and interest in cash on the exchange notes or existing notes when due, may be jeopardized.

The majority of our new products address new and emerging markets.

      We have invested heavily in the development of products that address new markets. The Equipment Division has developed a flexible deposition tool and a rapid thermal processing tool to address growing segments of the FPD equipment market intended to displace products offered by competing manufacturers. The Photonics Division’s LIVAR® target identification system and low-cost low-light level camera products are designed to offer significantly improved capability relative to any products currently offered in the marketplace. Additionally, the Photonics Division is entering a new market for Intevac with its photodiodes for fiber optic communication systems. Failure of these products to perform as intended or to successfully penetrate these new markets and develop into profitable product lines will have an adverse effect on our business.

Demand for capital equipment is cyclical.

      Our Equipment Division sells capital equipment to capital intensive industries, which sell commodity products such as flat panel displays and disk drives. These industries operate with high fixed costs. When demand for these commodity products exceeds capacity, then demand for new capital equipment such as ours tends to be amplified. When supply of these commodity products exceeds demand then the demand for new capital equipment such as ours tends to be depressed. The cyclical nature of the capital equipment industry means that in some years sales of new systems by us will be unusually high, and that in other years sales of new systems by us will be severely depressed. We are currently in a period where sales of new systems for disk production are depressed. Failure to anticipate or respond quickly to the industry business cycle has had, and could continue to have, an adverse effect on our business.

Our Equipment business is subject to rapid technical change.

      Our ability to remain competitive requires substantial investments in research and development. The failure to develop, manufacture and market new systems, or to enhance existing systems, will have an adverse effect on our business. From time to time, we have experienced delays in the introduction of, and technical difficulties with, some of our systems and enhancements. Our success in developing and selling equipment will depend upon a variety of factors, including our ability to accurately predict future customer requirements, technological advances, cost of ownership, our introduction of new products on schedule, cost-effective manufacturing and product performance in the field. Our new product decisions and development commitments must anticipate continuously evolving industry requirements significantly in advance of sales. Any failure to accurately predict customer requirements and to develop new generations of products to meet those requirements would have an adverse effect on our business.

Our products are complex, constantly evolving and are often designed and manufactured to individual customer requirements that require additional engineering.

      Our Equipment Division products have a large number of components and are highly complex. We may experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. In addition, some of the systems that we manufacture must be customized to meet specific customer site or operating requirements. We have limited manufacturing capacity and engineering resources and may be unable to complete the development, manufacture and shipment of these products, or to meet the required technical specifications for these products in a timely manner. Such delays could lead to rescheduling of orders in backlog, or in extreme situations, to cancellation of orders. In addition, we may incur substantial unanticipated costs early in a product’s life cycle, such as increased engineering, manufacturing, installation and support costs, that we may be unable to pass on to the customer. In some instances, we depend upon a sole supplier or a limited number of suppliers for complex components or sub-assemblies utilized in our products. Any of these factors could adversely affect our business.

Our Photonics Division does not yet generate significant revenues from product sales.

      To date, the activities of our Photonics Division have concentrated on the development of its technology and prototype products that demonstrate this technology. Revenues for this division have been derived primarily from research and development contracts funded by the United States Government and its contractors and our Photonics Division has yet to earn an annual profit. We continue to develop standard photonics products for sale to military and commercial customers. The Photonics Division will require substantial additional investment in sales and marketing, in product development and in additional production facilities to support the planned transition to volume sales of photonics products to military and commercial customers. There can be no assurance that we will succeed in these activities and generate significant sales of products based on our photonics technology or that if the holders of a significant amount of existing notes do not participate in the exchange offer, that we will have adequate funds to pursue the full potential of our photonic products.

The sales of our equipment products are dependent on substantial capital investment by our customers.

      The purchase of our systems, and the purchase of other related equipment and facilities, requires extremely large capital expenditures by our customers. These costs are far in excess of the cost of our systems alone. The magnitude of such capital expenditures requires that our customers have access to large amounts of capital and that they are willing to invest that capital over long periods of time to be able to purchase our equipment. Some of our customers, particularly those that would otherwise purchase our disk manufacturing products, may not be willing, or able, to make the magnitude of capital investment required.

Rapid increases in areal density are reducing the number of thin-film disks required per disk drive.

      Over the past few years the amount of data that can be stored on a single thin-film computer disk has been increasing at approximately 100% per year. Although the number of disk drives produced has continued

to increase each year, the growth in areal density has resulted in a reduction in the number of disks required per disk drive. TrendFocus, a market research firm specializing in the disk drive industry, projects that the number of thin-film disks used worldwide declined in 2001 from 2000 levels. Without a significant technological change or an increase in the number of disks required, our disk equipment sales are largely limited to upgrades of existing systems, rather than capacity expansion or system replacement.

Our competitors are large and well financed and competition is intense.

      We experience intense competition in the Equipment Division. For example, our equipment products experience competition worldwide from competitors including Anelva Corporation, Ulvac Japan, Ltd. and Unaxis Holdings, Ltd., each of which have sold substantial numbers of systems worldwide. Anelva, Ulvac and Unaxis all have substantially greater financial, technical, marketing, manufacturing and other resources than we do. There can be no assurance that our competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features or that new competitors will not enter our markets and develop such enhanced products.

      Given the lengthy sales cycle and the significant investment required to integrate equipment into the manufacturing process, we believe that once a manufacturer has selected a particular supplier’s equipment for a specific application, that manufacturer generally relies upon that supplier’s equipment and frequently will continue to purchase any additional equipment for that application from the same supplier. Accordingly, competition for customers in the equipment industry is intense, and suppliers of equipment may offer substantial pricing concessions and incentives to attract new customers or retain existing customers.

Our business depends on the integrity of our intellectual property rights.

      There can be no assurance that:

•	any of our pending or future patent applications will be allowed or that any of the allowed applications will issue as patents;

•	any of our patents will not be invalidated, deemed unenforceable, circumvented or challenged;

•	the rights granted under our patents will provide competitive advantages to us;

•	any of our pending or future patent applications will issue with claims of the scope sought by us, if at all;

•	others will not develop similar products, duplicate our products or design around our patents; or

•	patent rights, intellectual property laws or our agreements will adequately protect our intellectual property rights.

      Failure to adequately protect our intellectual property rights could have an adverse effect upon our business.

      From time to time, we have received claims that we are infringing third parties’ intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by us with respect to current or future patents, trademarks, or other proprietary rights relating to our disk sputtering systems, flat panel manufacturing equipment or other products. Any present or future claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. Any of the foregoing could have an adverse effect upon our business.

Our operating results fluctuate significantly.

      Over the last nine quarters our operating loss as a percentage of net revenues has fluctuated between approximately 59% and 1% of net revenues. Over the same period our sales per quarter have fluctuated between $23.6 million and $5.9 million. We anticipate that our sales and operating margins will continue to fluctuate. As a result, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Operating costs in northern California are high.

      Our operations are located in Santa Clara, California. The cost of living in northern California is extremely high, which increases both the cost of doing business and the cost and difficulty of recruiting new employees. Our operating results depend in significant part upon our ability to effectively manage costs and to retain and attract qualified management, engineering, marketing, manufacturing, customer support, sales and administrative personnel. The failure to control costs and to attract and retain qualified personnel could have an adverse effect on our business.

Business interruptions could adversely affect our business.

      Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Additionally, the costs of electricity and natural gas have increased significantly. Any further cost increases will impact our ability to achieve profitability.

A majority of our sales are to international customers.

      Sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the United States dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. We earn a significant portion of our revenue from international sales, and there can be no assurance that any of these factors will not have an adverse effect on our business.

      We generally quote and sell our products in US dollars. However, for some Japanese customers, we quote and sell our products in Japanese yen. From time to time, we enter into foreign currency contracts in an effort to reduce the overall risk of currency fluctuations to our business. However, there can be no assurance that the offer and sale of products denominated in foreign currencies, and the related foreign currency hedging activities will not adversely affect our business.

      Our two principal competitors for disk sputtering equipment are based in foreign countries and have cost structures based on foreign currencies. Accordingly, currency fluctuations could cause our products to be more, or less, competitive than our competitors’ products. Currency fluctuations will decrease, or increase, our cost structure relative to those of our competitors, which could impact our competitive position.

We expect the market price of our common stock, existing notes and exchange notes to be volatile.

      The market price of our common stock has experienced both significant increases in valuation, and significant decreases in valuation, over short periods of time. We believe that factors such as announcements of developments related to our business, fluctuations in our operating results, failure to meet securities analysts’ expectations, general conditions in the disk drive and thin-film media manufacturing industries and the worldwide economy, announcements of technological innovations, new systems or product enhancements by us or our competitors, fluctuations in the level of cooperative development funding, acquisitions, changes in governmental regulations, developments in patents or other intellectual property rights and changes in our relationships with customers and suppliers could cause the price of our common stock to continue to fluctuate substantially. In addition, in recent years the stock market in general, and the market for small capitalization and high technology stocks in particular, has experienced extreme price fluctuations that have often been unrelated to the operating performance of affected companies. Any of these factors could adversely affect the market price of our common stock and the market price of the existing notes and exchange notes that are convertible into such common stock.

We routinely evaluate acquisition candidates and other diversification strategies.

      We have completed multiple acquisitions as part of our efforts to expand and diversify our business. For example, our business was initially acquired from Varian Associates in 1991. Additionally, we acquired our current gravity lubrication, CSS test equipment and rapid thermal processing product lines in three acquisitions. We also acquired the RPC electron beam processing business in late 1997, and subsequently closed this business. We intend to continue to evaluate new acquisition candidates and diversification strategies. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired company’s employees, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company’s key employees. Additionally, unanticipated expenses, difficulties and consequences may be incurred relating to the integration of technologies, research and development, and administrative and other functions. Any future acquisitions may result in potentially dilutive issuances of equity securities, acquisition related write-offs and the assumption of debt and contingent liabilities. Any of the above factors could adversely affect our business.

We use hazardous materials.

      We are subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or otherwise hazardous substances, chemicals, materials or waste. Any failure to comply with current or future regulations could result in substantial civil penalties or criminal fines being imposed on us or our officers, directors or employees, suspension of production, alteration of our manufacturing process or cessation of operations. Such regulations could require us to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. Any failure by us to properly manage the use, disposal or storage of, or adequately restrict the release of, hazardous or toxic substances could subject us to significant liabilities.

Our directors and executive officers control a majority of our outstanding common stock.

      Based on the number of shares of our common stock outstanding as of March 30, 2002, our directors and their affiliates and our executive officers, in the aggregate, beneficially own a majority of the outstanding shares of common stock. These shareholders, acting together, are able to effectively control all matters requiring approval by our shareholders, including the election of a majority of the directors and approval of significant corporate transactions. Two of our directors also hold in the aggregate 6.6% of the outstanding existing notes.

The exchange notes are subordinated to our senior debt, but senior in payment to the existing notes.

      The exchange notes will be unsecured and subordinated in right of payment to our senior debt under the exchange notes indenture although the exchange notes are senior to the existing notes. As a result of such subordination, in the event of our liquidation or insolvency, a payment default with respect to senior debt, a covenant default with respect to designated senior debt or acceleration of the exchange notes due to an event of default, our assets will be available to pay obligations on the exchange notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes then outstanding. Neither we nor our subsidiaries are prohibited under the exchange note indenture from incurring debt. As of March 30, 2002, we had no senior debt.

Neither the indenture governing the existing notes nor the indenture governing the exchange notes contains any financial performance covenants.

      Neither the indenture governing the existing notes nor the indenture governing the exchange notes contains any financial performance covenants. Consequently, we will not be required under either indenture to meet any financial tests, such as those that measure our working capital, interest coverage, fixed charge coverage or net worth, to comply with the terms of the indentures.

We may not have the financial resources to repurchase the existing notes or exchange notes in the event of a transaction resulting in a change of control, the termination of trading of our common stock or a distribution of the capital stock of a subsidiary constituting our Photonics business.

      We may be unable to repurchase the existing notes or exchange notes in the event of a transaction that results in a “change in control” or, in the case of the existing notes, if a “termination of trading” of our common stock occurs, or, in the case of the exchange notes, a distribution to all of the holders of our common stock of the capital stock of a subsidiary that at the time constitutes our Photonics business. Holders of existing notes may require us to repurchase all or a portion of their existing notes upon a change in control or a termination of trading. Holders of exchange notes may require us to repurchase all or a part of their exchange notes upon a change of control or a distribution of the capital stock of the Photonics business. If a change in control, a termination of trading or a distribution of the capital stock of the Photonics business were to occur, we may not have enough funds to pay the repurchase price for all notes for which repurchase is requested. Any future credit agreements or other debt agreements may prohibit the repurchase of the existing notes or exchange notes upon a change in control or, in the case of the existing notes, upon a termination of trading, or in the case of the exchange notes, a distribution of the capital stock of the Photonics business, or may provide that a change in control or a termination of trading or a distribution of the capital stock of the Photonics business constitutes an event of default under that debt agreement. If a change in control or termination of trading occurs at a time when we are prohibited from repurchasing the existing notes or a change in control or distribution of capital stock of the Photonics business occurs at a time when we are prohibited from repurchasing the exchange notes, we could seek the consent of our lenders to repurchase the existing notes or exchange notes, as the case may be, or could attempt to refinance the debt agreements. If we do not obtain their consent, we could not repurchase the existing notes or exchange notes. Our failure to repurchase the existing notes or exchange notes would constitute an event of default under the particular indenture governing such notes, which might constitute an event of default under the terms of our other debt. Our obligation to offer to repurchase the existing notes upon a change in control or termination of trading or the exchange notes upon a change of control or a distribution of the capital stock of the Photonics business would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

There may not be a public market for the existing notes or the exchange notes.

      An active trading market for the existing notes does not exist, and an active trading market for the exchange notes may not develop after the consummation of the exchange offer. The exchange notes may not be liquid, which could affect your ability to sell your exchange notes or to determine the price at which you may be able to sell your exchange notes. Future trading prices of the exchange notes will depend upon many factors including, among other things, prevailing interest rates, our operating results, the price of the common stock and the market for similar securities. If a substantial portion of the existing notes is exchanged in the exchange offer, the liquidity of the remaining outstanding existing notes may be further reduced.

The exchange notes may not be rated or may receive a lower rating than anticipated.

      We believe it is unlikely that the exchange notes will be rated. However, if one or more rating agencies rate the exchange notes and assign the exchange notes a rating lower than the rating expected by investors, or reduce the rating of the exchange notes in the future, the market price of the exchange notes and our common stock may be adversely affected.

If we automatically convert the exchange notes, you should be aware that there is a substantial risk that the price of our common stock could fluctuate from the date on which we elect to automatically convert to the conversion date.

      We may elect to automatically convert the exchange notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days during any period of 30 trading days ending within five trading days prior to the notice of automatic conversion. You should be aware that there is a substantial risk that the price of our common stock could fluctuate between the date when we first elect to automatically convert the exchange notes by issuing the notice of automatic conversion and the automatic conversion date.

Adjustments to the conversion price of the exchange notes could result in tax liability.

      The terms of the exchange notes allow for changes in the conversion price in particular circumstances. A change in conversion price that allows you to receive more shares of common stock on conversion may increase your proportionate interest in our earnings and profits or assets. In that case, you would be treated as though you received a dividend in the form of our stock. A constructive stock dividend could be taxable to you, even though you do not actually receive any cash or other property. However, not all changes in the conversion price that would allow you to receive more stock upon conversion would necessarily increase your proportionate interest in Intevac. For example, a change in the conversion price to reflect a stock split would not be treated as a constructive dividend. Conversely, if an event occurs that dilutes your interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. See “U.S. Federal Income Tax Considerations — Tax Treatment of Ownership and Disposition of Exchange Notes — Constructive Distributions” below.

FORWARD-LOOKING STATEMENTS

      This offering circular contains forward-looking statements which involve risks and uncertainties. Words such as “believes,” “expects,” “anticipates” and the like indicate forward-looking statements. Intevac’s actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risk factors set forth elsewhere in this offering circular and in other documents Intevac files from time to time with the Securities and Exchange Commission, including Intevac’s Annual Report on Form 10-K, Form 10-Q’s and Form 8-K’s. Except as otherwise required by law, Intevac undertakes no obligation to update its forward-looking statements.

USE OF PROCEEDS

      We will not receive any proceeds from the exchange offer.

PRICE RANGE OF COMMON STOCK

      Our common stock commenced trading on the Nasdaq National Market November 21, 1995 and is traded under the symbol “IVAC.” As of March 30, 2002, there were approximately 2,000 holders of record of our common stock. The following table sets forth for the periods indicated the high and low closing sale prices for our common stock as reported on the Nasdaq National Market.

	High	Low

Fiscal 2000
First Quarter	$8.000	$3.500
Second Quarter	4.625	2.688
Third Quarter	7.090	3.313
Fourth Quarter	5.130	3.130
Fiscal 2001
First Quarter	$5.890	$3.500
Second Quarter	5.950	4.400
Third Quarter	4.980	1.950
Fourth Quarter	4.240	2.380
Fiscal 2002
First Quarter	$4.390	$2.380
Second Quarter (through June 20, 2002)	5.110	3.650

TRADING MARKET FOR EXISTING NOTES

      Although the existing notes trade in the over-the-counter market, there is only limited trading of the existing notes.

DIVIDEND POLICY

      We currently anticipate that we will continue to retain our earnings, if any, for use in the operation of our business and do not expect to pay cash dividends on our capital stock in the foreseeable future.

CAPITALIZATION

      The following table sets forth cash and cash equivalents, long term debt and the unaudited consolidated capitalization of Intevac:

•	at March 30, 2002; and

•	at March 30, 2002 as adjusted to give effect to the issuance of the exchange notes and the payment of cash in the exchange offer, based on the assumption that all of the outstanding existing notes had been exchanged on March 30, 2002 pursuant to the terms of the exchange offer, and the payment of expenses related to the exchange offer.

To the extent that less than all of the existing notes are validly tendered and accepted in the exchange offer, cash and cash equivalents would increase, the amounts attributed to the exchange notes would decrease and the amounts attributed to the existing notes would increase. The financial data at March 30, 2002 in the following table is derived from our unaudited financial statements for the quarter ended March 30, 2002. This table should be read in conjunction with our consolidated financial statements, related notes and other information included in or attached to this offering circular.

	March 30, 2002

	Actual	As Adjusted

	(in thousands)
	(unaudited)
Cash and Cash Equivalents(1)	$14,464	$6,918

Long Term Debt
6 1/2% Convertible Subordinated Notes due 2004 (existing notes)	$37,545	$—
6 1/2% Convertible Subordinated Notes due 2009 (exchange notes)	—	30,599
Shareholders’ Equity
Undesignated preferred stock, no par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value:
Authorized shares — 50,000
Issued and outstanding — 12,060 at March 30, 2002(2)	19,237	19,237
Accumulated other comprehensive income	135	135
Accumulated deficit	(19,951)	(20,500)

Total shareholders’ equity	(579)	(1,128)

Total capitalization	$36,966	$29,471

(1)	The reduction in cash and cash equivalents reflects $6,946,000 of cash paid to the noteholders upon the assumed exchange of $37,545,000 of the existing notes and $600,000 cash paid as transaction costs in connection with this exchange offer.

The $6,918,000 as adjusted cash balance excludes the effect of an anticipated approximately $6,000,000 refund of Federal income taxes that the Company expects to receive during the third quarter of 2002. The anticipated refund is related to 1996, 1997 and 1998 taxes previously paid by the Company. Although the Company expects to receive the entire amount, the exact timing and amount of the refund is subject to Internal Revenue Service review.

(2)	Outstanding shares exclude the shares reserved for issuance upon conversion of the exchange notes, shares reserved for issuance upon conversion of the existing notes, 2,079,251 shares issuable under our employee stock option plan and 237,585 shares issuable under our employee stock purchase plan.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data should be read in conjunction with our consolidated financial statements, related notes and other financial information included or attached to this offering circular. The consolidated statement of operations data for the fiscal years ended December 31, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2001 and 2000 are derived from the audited consolidated financial statements included or attached to this offering circular. The consolidated statements of operations data for the fiscal years ended December 31, 1999, 1998, and 1997 and the consolidated balance sheet data as of December 31, 1999, 1998 and 1997 are derived from the audited consolidated financial statements previously filed with the SEC. The consolidated statement of operations data for the three months ended March 30, 2002 and March 31, 2001 and the consolidated balance sheet data as of March 30, 2002 are derived from our unaudited consolidated financial statements included or attached to this offering circular. In the opinion of management, our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and reflect adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our results of operations and financial position for the periods presented. These results are not necessarily indicative of the results that may be expected for future periods.

						Three Months Ended
	Year Ended December 31,
						March 31,	March 30,
	1997	1998	1999	2000	2001	2001	2002

						(unaudited)

	(in thousands, except per share data)
Consolidated Statement of Operation Data:
Net revenues	$133,207	$95,975	$42,962	$36,049	$51,484	$10,005	$6,670
Cost of net revenues	91,255	71,717	40,410	34,059	41,729	6,605	5,707

Gross profit	41,952	24,258	2,552	1,990	9,755	3,400	963
Operating expenses:
Research and development	10,716	12,473	14,136	10,576	14,478	3,496	3,129
Selling, general and administrative	11,399	10,879	7,226	4,415	6,745	1,669	1,710
Restructuring and other	—	1,088	3,069	(638)	—	—	—
Acquired in-process research and development	299	—	—	—	—	—	—

Total operating expenses	22,414	24,710	24,431	14,353	21,223	5,165	4,839

Operating income (loss)	19,538	(452)	(21,879)	(12,363)	(11,468)	(1,765)	(3,876)
Interest expense	(3,581)	(4,187)	(3,711)	(3,033)	(2,912)	(738)	(667)
Interest income and other income, net	3,268	3,176	3,632	3,072	1,065	(1,292)	185

Income (loss) from continuing operations before income taxes	19,225	(1,463)	(21,958)	(12,324)	(13,315)	(3,795)	(4,358)
Provision for (benefit from) income taxes	6,728	(882)	(8,344)	—	4,424	—	(2,214)

Income (loss) from continuing operations	12,497	(581)	(13,614)	(12,324)	(17,739)	(3,795)	(2,144)
Income from discontinued operations, net	—	1,005	—	—	—	—	—
Income from repurchase of convertible notes, net	—	—	3,844	—	803	—	—

Net income (loss)	$12,497	$424	$(9,770)	$(12,324)	$(16,936)	$(3,795)	$(2,144)

Basic earnings per share:
Income (loss) from continuing operations	$1.00	$(0.05)	$(1.16)	$(1.04)	$(1.48)	$(0.32)	$(0.18)
Net income (loss)	$1.00	$0.04	$(0.83)	$(1.04)	$(1.42)	$(0.32)	$(0.18)
Shares used in per share calculations	12,514	12,052	11,777	11,803	11,955	11,896	12,041
Diluted earnings per share:
Income (loss) from continuing operations	$0.94	$(0.05)	$(1.16)	$(1.04)	$(1.48)	$(0.32)	$(0.18)
Net income (loss)	$0.94	$0.03	$(0.83)	$(1.04)	$(1.42)	$(0.32)	$(0.18)
Shares used in per share calculations	15,835	12,354	11,777	11,803	11,955	11,896	12,041

	At December 31,					At
						March 30,
	1997	1998	1999	2000	2001	2002

						(unaudited)

	(in thousands)
Condensed Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$71,142	$60,916	$40,895	$38,403	$18,157	$14,464
Working capital	78,025	77,774	51,579	41,093	27,160	26,359
Total assets	147,794	122,976	94,382	83,936	60,165	61,296
Long-term debt	59,480	59,461	43,188	41,245	37,545	37,545
Total shareholders’ equity (deficit)	42,435	40,436	29,623	17,804	1,408	(579)
Other Data
Ratio of earnings to fixed charges(1)	5.4x	0.7x	N/A	N/A	N/A	N/A

(1)	Computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by Intevac to be representative of the interest factor of rental payments under operating leases. For the years ended December 31, 1998, 1999, 2000 and 2001, earnings from continuing operations were not sufficient to cover fixed charges by $1,463,000, $21,958,000, $12,324,000 and $13,315,000, respectively. For the three months ended March 30, 2002, earnings from continuing operations were not sufficient to cover fixed charges by $4,358,000.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

      The unaudited pro forma consolidated financial data and accompanying notes are presented to reflect the impact of the exchange offer on our consolidated statements of operations for the year ended December 31, 2001 and for the three months ended March 30, 2002 as if the exchange offer had been effected at January 1, 2001 and January 1, 2002, respectively.

      The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated financial data should be read in conjunction with our unaudited consolidated financial statements set forth in our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2002 and our audited consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2001, each of which is attached as an appendix, and “Capitalization” and “Selected Consolidated Financial Data,” included in this offering circular.

      The unaudited pro forma financial data is presented for illustrative purposes only and is not indicative of our future financial position or future results of operations after completion of this exchange offering or our future financial position or future results of operations that would have occurred if the exchange offering had been consummated as of the dates described above.

	Year Ended December 31, 2001			Three Months Ended March 30, 2002

	As			As
	Reported	Adjustments	Pro Forma	Reported	Adjustments	Pro Forma

	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenues	$51,484	$—	$51,484	$6,670	$—	$6,670
Cost of net revenues	41,729	—	41,729	5,707	—	5,707

Gross profit	9,755	—	9,755	963	—	963
Operating expenses:
Research and development	14,478	—	14,478	3,129	—	3,129
Selling, general and administrative	6,745	—	6,745	1,710	—	1,710

Total operating expenses	21,223	—	21,223	4,839	—	4,839

Operating loss	(11,468)	—	(11,468)	(3,876)	—	(3,876)
Interest expense	(2,912)	(225)	(3,137)	(667)	(454)	(1,121)
Interest income and other, net	1,065	—	1,065	185	—	185

Loss from continuing operations before income taxes	(13,315)	(225)	(13,540)	(4,358)	(454)	(4,812)
Provision for (benefit from) income taxes	4,424	—	4,424	(2,214)	—	(2,214)

Loss from continuing operations	(17,739)	(225)	(17,964)	(2,144)	(454)	(2,598)
Gain from repurchase of convertible notes	803	—	803	—	—	—

Net income (loss)	$(16,936)	$(225)	$(17,161)	$(2,144)	$(454)	$(2,598)

	Year Ended December 31, 2001			Three Months Ended March 30, 2002

	As			As
	Reported	Adjustments	Pro Forma	Reported	Adjustments	Pro Forma

	(in thousands, except per share data)
Basic and diluted earnings per share:
Loss from continuing operations	$(1.48)		$(1.50)	$(0.18)		$(0.22)
Net income (loss)	$(1.42)		$(1.44)	$(0.18)		$(0.22)
Shares used in per share calculations	11,955		11,955	12,041		12,041

The impact of the exchange offer on the Balance Sheet at March 30, 2002 is presented as if the exchange offer had been effective March 30, 2002.

	At March 30, 2002

	As Reported	Adjustments	Pro Forma

	(in thousands)
Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents(1)	$14,464	$(7,546)	$6,918
Working capital	26,359	(7,546)	18,813
Total assets(2)	61,296	(7,495)	53,801
Long-term debt	37,545	(6,946)	30,599
Total shareholders’ equity(3)	(579)	(549)	(1,128)
Other Data:
Ratio of earnings to fixed charges(4)	N/A		N/A
Book value per share	$(0.05)		$(0.09)

Assumptions and Footnotes:

(1)	The reduction in cash and cash equivalents reflects $6,946,000 of cash paid to the noteholders upon the assumed exchange of $37,545,000 of the existing notes and $600,000 cash paid as transaction costs in connection with this exchange offer.

(2)	In addition to the $7,546,000 reduction in cash, unamortized debt issuance costs of $438,000 will be eliminated in connection with the extinguishment of the $37,545,000 of existing notes. Debt issuance cost of $489,000 related to this offering will be capitalized and amortized over the life of the exchange notes.

(3)	The decrease in shareholders’ equity consists of the elimination of the debt issuance costs relating to $37,545,000 of existing notes and the write-off of $111,000 of debt issuance costs related to the cash portion of this offering.

(4)	Computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by the Company to be representative of the interest factor of rental payments under operating leases. For the three months ended March 30, 2002, pro forma earnings from continuing operations were not sufficient to cover fixed charges by $4,812,000.

BUSINESS

      Our businesses are the design, manufacture and sale of complex capital equipment used to manufacture products such as flat panel displays, thin-film disks and electro-optical devices (“Equipment”) and the development of highly sensitive electro-optical devices and systems (“Photonics”).

      Systems sold by the Equipment Division are typically used to deposit highly engineered thin-films of material on a substrate, or to modify the characteristics and properties of thin-films already deposited on a substrate. Systems manufactured by the Equipment Division generally utilize proprietary manufacturing techniques and processes and operate under high levels of vacuum. The systems are designed for high-volume continuous operation and use precision robotics, computerized controls and complex software programs to fully automate and control the production process. Products manufactured with these systems include color cell phone displays, automotive displays, computer monitors, and thin-film disks for computer hard disk drives. The Equipment Division has also designed ultra-high vacuum automated equipment for the manufacture of low-cost low-light level cameras developed by the Photonics Division and for sale to other manufacturers of electro-optical devices. The Equipment Division recorded sales of $42.7 million in 2001, an increase from $28.8 million in 2000. Equipment Division revenues in 2001 resulted primarily from the sales of new flat panel display, or FPD, manufacturing systems and technology upgrades, spare parts and consumables for upgrades to disk and manufacturing equipment.

      The Photonics Division is developing electro-optical devices and systems that permit highly sensitive detection of photons in the visible and short wave infrared portions of the spectrum. This development work is aimed at creating new products for both military and industrial applications. Products include LIVAR® systems for positive target identification at long range, low-cost low-light-level cameras for use in security and military applications and photodiodes for use in high-speed fiber optic systems. Photonics Division sales increased to $8.8 million in 2001 from $7.3 million in 2000 and consisted primarily of contract research and development. The Photonics Division has completed approximately $30 million of government-sponsored research and development since 1994.

      We were incorporated in California in 1991. Our principal office is located at 3560 Bassett Street, Santa Clara, California 95054, and our telephone number is (408) 986-9888. Our world wide web address is http://www.intevac.com. Information on our web site does not constitute part of this offering circular.

Equipment

Technology and Strategy

      The Equipment Division’s systems utilize sophisticated vacuum process technologies that are integrated with precision robotics and automated process and system controls. Our systems are designed for high volume manufacturing applications and are commonly operated 24 hours a day 7 days a week with high uptime. Process technologies include physical vapor deposition, chemical vapor deposition, fast cooling, rapid thermal processing, lubrication and ultra high vacuum level processing. Our Equipment Division’s strategy is to expand into growing equipment markets where its existing technology base can be leveraged to reduce the cost of entry and participation in those markets. For example, the deposition and rapid thermal processing equipment developed to address the FPD market and the equipment developed to manufacture Photonics Division low-cost low-light level cameras incorporate many of the manufacturing technologies previously developed by us for high volume manufacturing of thin-film disks and night vision devices.

Deposition Equipment for Flat Panel Display Manufacturing

      The manufacture of several types of flat panel displays, such as active matrix liquid crystal displays, requires the deposition of thin-film layers of different materials onto a glass substrate. Our D-STAR® sputtering systems are designed to uniformly coat thin films on substrates as large as a meter square. Deposition materials include metals such as aluminum and chromium (used as conductors), indium tin oxide (used as transparent conductors) and complex oxides of materials such as magnesium (used in plasma displays), tantalum and silicon. Process modules are positioned around a central handling module designed to provide high throughput. Up to four back-to-back modules, each containing two vacuum isolated chambers, can be attached directly to the central handler unit. Additional back-to-back modules may also be attached in series to provide further process flexibility and capacity. Typically one module each is devoted to load/unload and the remaining positions are configured as dedicated process stations. Substrates are loaded into the system with a robot and then held on edge in a vertical orientation as they are processed. Vertical substrate handling allows for a relatively small footprint system, optimizes particulate control and reduces flexing of the substrate.

Rapid Thermal Processing Equipment for Flat Panel Display Manufacturing

      Our rapid thermal processing, or RTP, systems rapidly modify the characteristics of thin films deposited on glass substrates used in the manufacture of flat panel displays. Our patented RTP technology enables manufacturers to change the properties of these thin-films by thermally processing the film layer at temperatures that would otherwise distort or destroy the underlying glass substrate. The RTP system employs rapid transient heating, rather than bulk substrate heating, which provides lower cost of ownership and higher throughput as compared to furnace and laser processing techniques. In transient heating, a uniform line of radiation is focused onto a moving substrate, which brings only a narrow stripe of the substrate up to peak process temperature at any time. The substrate remains undistorted because the large majority of its area is relatively cool and acts to stabilize the overall panel. Our RTP systems are typically used for thin-film activation after ion implant in the manufacture of low temperature polysilicon displays. Our RTP system customers include Sanyo, Sharp, Sony, Toppoly and a joint venture of Sony and Toyota.

Equipment for Disk Manufacturing

      We have delivered approximately 110 Intevac MDP-250® disk manufacturing systems to customers including Fuji Electric, Fujitsu Limited, Hitachi, Komag, Maxtor, Mitsubishi, Nippon Sheet Glass, Seagate Technology, Sony and Trace Storage Technology. Our systems are used by disk manufacturers to apply thin layers of undercoats, magnetic alloys and protective overcoats to both aluminum and glass thin-film disks used in computer hard disk drives. We believe that our systems are used to manufacture approximately half the worldwide supply of these disks. The mechanical design of the MDP-250 family has characteristics similar to the cluster tools widely used in semiconductor manufacturing in that each of the twelve process stations is separately vacuum pumped and vacuum isolated. The MDP-250 does not require a carrier or pallet to transport disks through the system. Rather, disks are automatically loaded into the system from cassettes, processed, and then automatically returned to a cassette. A number of process station options are offered, including multiple options for the deposition of thin-films and carbon overcoats, heating stations, cooling stations and cleaning stations. Furthermore, these twelve process stations can be easily reconfigured to accommodate process changes.

      The rapid increase in areal density in computer memory storage is requiring the thin-films deposited by our MDP-250 series of equipment to become more complex. This complexity is leading to the need for both new process capabilities and a need for more than twelve process stations. We continue to develop new process capabilities for the installed base of systems. These new capabilities include processes that permit the deposition of ultra-thin diamond-like carbon overcoats, vapor lubrication and, currently in development, multi-layer sources and soft underlayer sources necessary for perpendicular recording. To answer the need for more process stations, we introduced the MDP-200, a modular upgrade that allows manufacturers to seamlessly integrate additional process stations onto their MDP-250 systems. The MDP-200 provides the capability to process disks through process stations serially or in parallel, which provides manufacturers flexibility to integrate process steps with different process times. We also developed a suite of system upgrades (MDP-250B+ Upgrades) that allow manufacturers to upgrade the vacuum level, speed and control systems of their installed base of MDP-250 systems.

      The process and system technologies that we developed for our MDP-250 systems have been designed to be backwards compatible and, in many cases, field installable. We believe that the primary demand for disk manufacturing equipment in the next few years will be for upgrades to the installed base of systems, rather than for sales of new systems to add capacity. Our strategy is to provide our customers with a cost-effective solution that significantly upgrades and extends the capabilities of their installed base of equipment.

Electron Beam Processing Equipment

      In December 1999, we implemented a plan to terminate our electron beam product line. The plan included the delivery of the three electron beam systems on order, closure of the Hayward facility where the systems were manufactured and a $1.6 million charge related to the plan. In March 2000, we sold the electron beam business to Quemex Technology, Ltd. and Quemex assumed responsibility for our Hayward facility. We retained rights to the three systems on order, which were subsequently sold during 2000 and 2001.

Photonics

History

      Our Photonics products have been developed by a team that initially began working together in the 1980’s in the Varian central research labs and night vision business unit. When we were formed in 1991, we acquired Varian’s night vision business and related Varian central research lab activities and technology. The central research lab group became part of the R&D department for our night vision business and continued to develop our photocathode technology. In 1995, we sold our night vision business to Litton Industries. However, the technical team from the night vision business that was sold remained with us and formed the Photonics Division. Since 1995 the Photonics Division has been further developing its technology, with the majority of its activities being funded by research and development contracts from the United States Government and its contractors. During this period the Photonics Division has also worked collaboratively with other research organizations, including Stanford University, Lawrence Livermore National Laboratory and The Charles Stark Draper Laboratory.

Technology and Strategy

      The Photonics Division develops and manufactures compact electro-optical devices that permit highly sensitive detection of photons in the visible and short wave infrared portions of the spectrum. One of these sensors is an Electron Bombarded Charge Coupled Device, or EBCCD, which was originally developed under a cost-sharing Technology Development Agreement with the Defense Advanced Research Projects Agency, or DARPA, from 1996 to 1998.

      The sensor has a transparent glass window on one side through which photons are focused onto a photocathode grown on the vacuum side of the window. When photons strike the photocathode through the window, electrons are emitted into the vacuum. These electrons are then electrically accelerated through the vacuum and strike a charge coupled device, or CCD, imager, which in turn outputs a high resolution, low noise video signal. These devices are extraordinarily sensitive to infrared light with frequencies just beyond the visible spectrum and are used in our LIVAR target identification system.

      A second type of sensor incorporates the same basic technology described above. However, the module contains a Complementary Metal-Oxide-Semiconductor, or CMOS, imager instead of a CCD chip. This Electron Bombarded Active Pixel Sensor, or EBAPSTM, imager development was initially funded under a cost sharing project awarded to Intevac by the National Institute of Standards and Technology, or NIST.

      Both of these sensors offer high sensitivity and high resolution, and work well in the visible as well as the near infrared range of the spectrum. The output is high-resolution video, rather than the low-resolution direct view green imagery produced by traditional night vision devices. This high-resolution video allows the user to avoid having to hold the device directly to the eyes and permits remote viewing and image processing. We believe these sensors have capability and features not possible with the direct view night vision devices currently in use by the military.

LIVAR Target Identification System:

      We integrated our EBCCD sensor with a laser illuminator to create the Laser Illuminated Viewing and Ranging system, or LIVAR. The LIVAR system is similar to RADAR, but with a number of improvements. The illuminator is an eye safe laser, rather than a longer wavelength microwave source. In addition, the reflected signal is displayed as a digital video image, rather than as a blip. These features enable real time, high-resolution imagery for target identification at much longer ranges than was previously possible.

      The potential benefit of the LIVAR system is clear for military conflicts like those in Kosovo and Afghanistan. In these military conflicts, the U.S. military would prefer for aircraft to operate at high altitudes where they are relatively safe from ground launched missile attacks to reduce the number of casualties to U.S. servicemen, while at the same time reducing civilian casualties and damage to other untargeted assets. However, these goals are mutually exclusive unless capability exists for positively identifying targets from long ranges that is offered by the LIVAR system.

      Currently the military uses several means for target location and identification including Forward-looking InfraRed, or FLIR, and radar systems. While these systems can sense targets at relatively long ranges, the resolution is poor, making positive identification difficult or impossible. The LIVAR system complements the existing FLIR and radar technology and enables long range target identification in addition to target sensing.

      The first military program planning the widespread deployment of LIVAR was approved late in 2001. Intevac is under contract for the development phase of the program and volume production is expected to commence in late 2003. In February 2002 we delivered a portable LIVAR targeting and surveillance system to the U.S. Army.

Low Cost Low Light Level Cameras

      Today’s low light level cameras, derived from military night vision technology, are too expensive for most commercial applications. Our objective is to reduce this cost to $1,000 per camera, a cost at which we believe that large available markets for commercial security cameras, law enforcement and traditional military night vision tubes could be addressed. We are currently developing this low light level video camera with National Semiconductor under a program sponsored by NIST. The NIST program involves the development of a CMOS chip that integrates an active pixel imaging sensor with camera electronics by National Semiconductor, photocathode design, product integration and packaging and development of low cost manufacturing processes by our Photonics Division, and development of ultra-high vacuum automated processing and assembly equipment by our Equipment Division. We plan to begin commercial sales late in 2002.

Photodiodes for Fiber Optic Communications

      Photodiodes are an essential part of today’s fiber optic communication systems. These systems transmit huge volumes of data at high speed in the form of light pulses transmitted down a thin fiber optic strand. A critical element of these systems is the photodiode that converts light pulses from the fiber optic into electrical signals. We applied our patented technology to the development of 10 gigabit per second and 40 gigabit per second Indium Gallium Arsenide — Indium Phosphide photodiodes. These photodiodes offer significant advantages over conventional Indium Gallium Arsenide detectors by combining high operating speed, good responsivity, low dark current and high output. Intevac began furnishing samples of these devices in die form to fiber optic system component manufacturers during 2001.

FINANCING STRATEGY

      We issued $57.5 million aggregate principal amount of existing notes in a private placement in 1997. The existing notes are convertible into our common stock at a conversion price of $20.625 per share. We have repurchased and retired $20.0 million of the existing notes since the issue date. We currently have $37.5 million aggregate principal amount of existing notes outstanding.

      The outstanding principal amount of existing notes will require us to make principal and interest payments through the maturity date of March 1, 2004 that are significantly in excess of our $14.5 million balance of cash, cash equivalents and short-term investments at March 30, 2002. We do not expect that we will be able to generate sufficient funds from operations prior to maturity to repay the existing notes. As a result, we have commenced this exchange offer to exchange for each $1,000 principal amount of the existing notes $185 in cash and $815 of exchange notes. The exchange notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of an exchange note that is less than $1,000 principal amount. See “The Exchange Offer — Terms of the Exchange Offer; Period for Tendering Existing Notes.”

      If we are successful in having holders tender at least $30 million principal amount of existing notes, which is the minimum amount required to be tendered in the exchange offer, we will not have to repay the exchange notes until the March 1, 2009 maturity date, rather than the March 1, 2004 maturity date for the existing notes, and we will reduce the total amount of our debt outstanding.

      Even if the exchange offer is successfully completed, our cash, cash equivalents and short-term investments of approximately $14.5 million as of March 30, 2002 will be reduced by the amount of cash paid in the exchange offer. If all the existing notes are submitted and accepted in the exchange offer, we will be required to pay approximately $7.0 million in cash in the exchange offer. The maintenance of sufficient cash for our ongoing operations is critical to our future success and is subject to a number of factors, including our ability to generate cash from operations and our satisfaction of other, non-debt obligations. Even if the exchange offer is successful and we extend the maturity of a substantial portion of our debt, we may also attempt to undertake other financing alternatives to obtain additional cash to fund our future operations. However, until our results of operations improve, we may not have access to new capital in the public or private markets on terms favorable to us, if at all.

      We currently have no binding commitments or plans with regard to other financing alternatives except as described below. Nonetheless, our board of directors has considered a number of other possible transactions, and we may undertake one or more of them after the completion of the exchange offer. These transactions might include:

•	attempting to raise additional equity through public or private offerings,

•	attempting to raise additional debt financing,

•	undertaking a rights offering to obtain financing from our existing shareholders,

•	selling a portion of our assets to raise additional capital, or

•	obtaining a line of credit.

We may undertake one or more of these transactions shortly following completion of the exchange offer. The determination of which, when and whether to undertake any of these transaction will depend on a number of factors, including the amount of existing notes tendered in the exchange offer and our board’s estimate of our prospects for future revenues and generation of cash from operations.

      One transaction that has been considered is a $5 million investment in Intevac by Mill Creek Systems LLC, an affiliate of Foster City LLC, which currently holds approximately 46% of our outstanding stock. Under the current proposed terms for the transaction, Mill Creek would lend us $5 million. This loan would be represented by a promissory note due 2012 that bears interest at 8% per annum for the first five years, then at

10% per annum payable semiannually. Repayment of the loan would be secured by a pledge of our interest in 601 California Avenue LLC, which has a face value of $3.9 million and is carried on our balance sheet at approximately $2.4 million. There is no guarantee that this transaction will be completed after the exchange offer on the terms outlined above or on any other terms that are favorable to Intevac or its security holders.

      You should carefully review the matters described under “Risk Factors” to understand the risks affecting our ability to successfully complete the exchange offer and secure additional financing.

THE EXCHANGE OFFER

General

      We are making the exchange offer to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. The exchange notes offered for exchange have not been and will not be registered with the SEC. The exchange notes that you receive in the exchange offer and any of our shares of common stock issuable upon conversion of the exchange notes should be freely tradable, except by persons who are considered our affiliates, as that term is defined in the Securities Act, or in some cases by persons who hold existing notes that were previously held by an affiliate of ours.

Terms of the Exchange Offer; Period for Tendering Existing Notes

      This offering circular and the enclosed letter of transmittal set forth the terms and conditions of the following exchange offer, which is subject to the terms and conditions described in this offering circular.

      Under this exchange offer, we are offering to exchange for each $1,000 principal amount of existing notes the following:

•	$185 in cash, and

•	$815 of exchange notes.

      The exchange notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of an exchange note that is less than $1,000 principal amount as a result of the exchange, after aggregating all notes tendered.

      We will pay interest that has accrued on the existing notes that are tendered and exchanged to the date of completion of the exchange offer.

      The exchange offer is conditioned on at least $30 million principal amount of existing notes being tendered.

      We expressly reserve the right to amend the exchange offer for any or no reason at any time prior to the expiration date and to not accept for exchange any existing notes in the exchange offer if any of the conditions described below under the caption “— Conditions to the Completion of the Exchange Offer” are not satisfied. If we exercise any such right, we will give oral or written notice thereof to the exchange agent as promptly as practicable. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment or waiver in a manner reasonably calculated to inform the holders of the existing notes of such amendment or waiver and in accordance with applicable law.

      This exchange offer is being extended to all holders of existing notes. As of the date of this offering circular, $37.5 million aggregate principal amount of existing notes are outstanding. This offering circular and the enclosed letter of transmittal are being sent to all holders of existing notes known to us. Approximately $4.5 million in aggregate principal amount of the existing notes, or approximately 12% of the total outstanding existing notes, were tendered in response to our Amended Offer that was scheduled to expire at 12:00 midnight, Eastern Time, on June 19, 2002, which was less than the minimum condition of $30 million principal amount of existing notes required to be tendered under the terms of the Amended Offer. The exchange offer will now expire at 12:00 midnight, Eastern Time, July 9, 2002 as a result of the new amendment outlined in this offering circular. We refer to this date and, if applicable, any date marking the extension of this date, as the expiration date in this offering circular. Subject to the conditions listed below, and assuming that we have not previously elected to amend in any respect the exchange offer for any reason or no reason, in our sole and absolute discretion, we will accept for exchange all existing notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. See the section of this offering circular captioned “— Conditions to the Completion of the Exchange Offer.” The form and terms of the exchange notes are described in this offering circular under the caption “Description of Exchange Notes.”

      We expressly reserve the absolute right, at any time and from time to time, to extend, subject to applicable law, the period during which the exchange offer is open and thereby delay acceptance for exchange of any existing notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of existing notes until such extended expiration date. We will return to the registered holder, at our expense, any existing notes not accepted for exchange promptly after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date.

      The minimum period during which the exchange offer will remain open following material changes in the terms for such exchange offer or in the information concerning such exchange offer (other than a change in the consideration being offered by us or a change in amount of existing notes sought) will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the amount of existing notes being sought in the exchange offer or the consideration being offered by us for the existing notes in the exchange offer, the exchange offer will remain open for at least ten business days from the date of notice of such modification. If any term of the exchange offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of existing notes, we will promptly disclose the amendment in a manner reasonably calculated to inform holders of our existing notes of such amendment, and we will extend the exchange offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

      At the time the exchange notes are issued on the closing date of the exchange offer, we will pay to holders of the existing notes tendered for exchange all interest that is due and payable on such existing notes as of the closing date for the exchange offer. Interest on the exchange notes will begin to accrue as of the closing date.

Procedures for Tendering Existing Notes

      To tender existing notes pursuant to the exchange offer, the exchange agent must receive prior to the expiration date at its address set forth on the back cover of this offering circular:

•	with respect to existing notes held in certificated form, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal and the certificates for the existing notes being tendered, and

•	with respect to beneficial interests in existing notes held in global form, delivery of such existing notes pursuant to the procedures for book-entry transfer described below as well as a confirmation of such delivery including an agent’s message, as defined below.

      By signing the letter of transmittal or delivering an agent’s message pursuant to DTC’s Automatic Tender Offer Program, or ATOP, procedures, you will be deemed to have made the representations and warranties contained in the letter of transmittal in connection with your decision to participate in the exchange offer. The tender by a holder of existing notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

      The exchange agent will make a request to establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this offering circular. Any financial institution that is a DTC participant may make book-entry delivery of existing notes by causing DTC to transfer such existing notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures. Although delivery of a holder’s existing notes may be effected through book-entry transfer at DTC, DTC, at the direction of the participant for such holder’s beneficial interest, must, in any case, transmit an agent’s message and any other required documents to the exchange agent at the address set forth on the back cover page of this offering circular. The exchange agent must receive the agent’s message and the other required documents on or prior to the expiration date. The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent, that forms part of a book-entry confirmation of delivery and states that DTC has received an express acknowledgment from a participant tendering the existing notes that are the subject of the book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.

      The method of delivery of existing notes and letter of transmittal and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, you should allow sufficient time to assure timely delivery. No existing notes, letters of transmittal or other required documents should be sent to Intevac. You must deliver all existing notes that you wish to tender, as well as all letters of transmittal and other documents, to the exchange agent at its address set forth on the back cover of this offering circular.

      If you beneficially own existing notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your existing notes in the exchange offer, you should promptly contact the person in whose name the existing notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal, and delivering your existing notes, you must either make appropriate arrangements to register ownership of the existing notes in your name or obtain a properly completed bond power from the person in whose name the existing notes are registered.

      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”) unless the existing notes tendered pursuant thereto are tendered:

•	by a registered holder of existing notes who has not completed the section entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal or

•	for the account of an Eligible Institution.

If the letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

      All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of the tendered existing notes will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any tenders of existing notes that, if accepted for exchange, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. None of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of existing notes, nor shall we or any of them incur any liability for failure to give such notification. Tenders of existing notes will not be deemed to have been made until such irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned, at our expense, by the exchange agent to such holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

      If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your existing notes if:

•	your tender is made through an eligible institution,

•	prior to the expiration date, the exchange agent received from the eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of such letter of transmittal or an agent’s message pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery that:

(a)	sets forth the name and address of the holder of existing notes and the amount of the existing notes tendered,

(b)	states that the tender is being made thereby, and

(c)	guarantees that within three trading days after the expiration date certificates for the existing notes tendered or a book-entry confirmation of delivery and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	certificates for the existing notes tendered or book-entry confirmation of delivery and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date.

Acceptance of Existing Notes for Exchange; Delivery of Exchange Notes and Payment

      Subject to our right to amend the exchange offer at any time in our sole and absolute discretion prior to the expiration date, and upon satisfaction or waiver of all of the conditions to the exchange offer, all existing notes validly tendered and not withdrawn will be accepted, and we will pay the cash to be paid in the exchange offer and issue the exchange notes after the expiration date of the exchange offer. See “— Conditions to the Completion of the Exchange Offer.” For purposes of the exchange offer, existing notes shall be deemed to have been accepted as validly tendered for exchange only when, as and if we have given oral or written notice thereof to the exchange agent. Any existing notes that we acquire pursuant to the exchange offer will be retired. The exchange notes will be issued only in denominations of $1,000 and integral multiples of $1,000, and we will pay cash in the exchange offer for any fractional portion of an exchange note that is less than $1,000 principal amount.

      Payment of any cash consideration for existing notes that are accepted for exchange pursuant to the exchange offer and any accrued interest on existing notes will be made only after timely receipt by the exchange agent of:

•	certificates for such notes or a timely book-entry confirmation of delivery of such notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal (or an agent’s message instead of the letter of transmittal); and

•	all other required documents.

      If any tendered existing notes are not accepted for any reason set forth under the caption “— Conditions to the Completion of the Exchange Offer,” such unaccepted or unexchanged existing notes will be returned without expense to the tendering holder, if in certificated form, or credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Withdrawal Rights and Non-Acceptance

      You may withdraw tenders of existing notes at any time on or prior to the expiration date, as defined above. For a withdrawal of a tender to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration date at the address set forth on the back cover of this offering circular. Any such notice of withdrawal must:

•	specify the name of the holder that tendered the existing notes to be withdrawn;

•	identify the existing notes to be withdrawn, including the principal amount of such existing notes;

•	in the case of existing notes tendered by book-entry transfer, specify the number of the account at DTC from which the existing notes were tendered and specify the name and number of the account at DTC to be credited with the withdrawn existing notes and otherwise comply with the procedures of DTC;

•	contain a statement that such holder is withdrawing its election to have such existing notes exchanged for exchange notes;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such existing notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the existing notes register the transfer of such existing notes in the name of the person withdrawing the tender; and

•	specify the name in which such existing notes are registered, if different from the person who tendered such notes.

      In addition, you may withdraw any tendered existing notes after July 3, 2002, unless we have accepted your existing notes for exchange.

      All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us in our sole and absolute discretion, and our determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any existing notes that have been tendered for exchange but are not exchanged for any or no reason will be returned to the tendering holder thereof, at our expense, in the case of physically tendered existing notes, or credited to an account maintained with DTC for the existing notes (in the case of book-entry transfer) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described under the caption “— Procedures for Tendering Existing Notes” above at any time prior to the expiration date.

Conditions to the Completion of the Exchange Offer

      We will not accept existing notes for exchange pursuant to the exchange offer and may terminate, not complete or extend the exchange offer if either one of the following conditions is not met:

•	at least $30 million principal amount of existing notes are tendered by holders in the exchange offer, or

•	the Form T-3 with respect to the exchange notes indenture is not effective under the Trust Indenture Act of 1939, as amended, prior to the expiration date.

      We may not accept existing notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair the contemplated benefits of the exchange offer to us;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

-	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

-	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

-	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

-	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

-	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

-	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened material adverse change in our business condition, income, operations, or prospects and our subsidiaries, taken as a whole; or

•	as the term “group” is used in Section 13(d)(3) of the Exchange Act:

-	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

-	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares; or

-	any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes.

      If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered existing notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered existing notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

      We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our discretion. Our failure to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

Management Participation in the Exchange Offer

      Norman H. Pond, chairman of our board of directors, who owns approximately 9% of our common stock, Edward Durbin, one of our directors and the chief operating officer of Foster City LLC, which holds approximately 46% of our common stock, and Charles B. Eddy, our chief financial officer, who owns approximately 1% of our common stock, own, respectively, $1,490,000, $980,000 and $50,000 principal amount of existing notes. These holders have agreed to tender all of their existing notes in the exchange offer.

Exchange Agent

      State Street Bank and Trust Company of California, N.A., has been appointed the exchange agent for the exchange offer. Letters of transmittal and any correspondence in connection with the exchange offer should be sent or delivered by each holder of existing notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the address set forth on the back cover of this offering circular and in the letter of transmittal. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

Fees and Expenses

      The exchange offer is being made by us in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. We, therefore, will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the existing notes. Our officers, directors and employees may solicit tenders from holders of existing notes and will answer inquiries concerning the exchange offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries. We have not retained any dealer manager or other agent to solicit tenders or make recommendations with respect to the exchange offer. The exchange agent will mail solicitation materials on our behalf. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses. We will also reimburse reasonable expenses incurred by brokers and dealers in forwarding this offering circular and the other materials in connection with the exchange offer to the holders of the existing notes. No broker, dealer, commercial bank or trust company has been authorized to act as our agent for purposes of the exchange offer or solicit holders of existing notes to submit their existing notes in the exchange offer.

      Additionally, we will pay all transfer taxes, if any, applicable to the exchange of existing notes pursuant to the exchange offer. If, however, exchange notes are to be issued in the name of any person other than the registered holder of the existing notes exchanged therefor or if for existing notes that are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the holder of the existing notes that are exchanged. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such holder of the existing notes that are exchanged or withheld from the cash consideration due such holder pursuant to the exchange offer.

Recommendation

      We are not making any recommendation regarding whether you should tender your existing notes, and, accordingly, you must make your own determination as to whether to tender your existing notes for exchange.

DESCRIPTION OF EXCHANGE NOTES

General

      The exchange notes will be issued pursuant to an exchange notes indenture, dated as of the closing date of the exchange offer, between us and State Street Bank and Trust Company of California, N.A., as exchange notes trustee. The following summarizes some, but not all, of the provisions of the exchange notes indenture. You should refer to the actual terms of the exchange notes and the exchange notes indenture for the definitive terms and conditions. As used in this section of the offering circular, the words “Intevac,” “we,” “us” or “our” do not include any current or future subsidiary of Intevac.

      The exchange notes are unsecured obligations of Intevac. The exchange notes are subordinate in right of payment to all of our existing and future senior debt and will be senior in right of payment to our existing notes. Neither we nor our subsidiaries are limited or prohibited from incurring or issuing other indebtedness or securities under the exchange notes indenture. The exchange notes indenture does not contain any financial covenants.

Principal, Maturity and Interest

      The exchange notes will bear interest from the closing date of the exchange offer at the annual rate of 6 1/2%. The exchange notes will mature March 1, 2009.

      Interest on the exchange notes will be payable semiannually March 1 and September 1 of each year, commencing September 1, 2002. The record dates for the payment of interest will be the February 15 or August 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

      We will maintain an office or agency in New York, New York for payment of interest and principal on the exchange notes. We may, at our option, pay interest by check mailed to the holders of the exchange notes at their addresses listed in the register of holders. However, a holder of exchange notes of more than $2,000,000 in principal amount of exchange notes will be paid by wire transfer in immediately available funds at the election of the holder. Until otherwise designated by us, our office or agency in New York will be the office or agency of the exchange notes trustee. The exchange notes will be issued in registered form, without coupons. The exchange notes are in denominations of $1,000 and integral multiples of $1,000.

Optional Redemption

      We may redeem the exchange notes at our option, in whole or in part, at any time on or after March 1, 2005, upon not less than 15 nor more than 60 days’ prior notice by mail at 100% of the principal amount of the exchange notes plus accrued and unpaid interest to, but excluding, interest to the redemption date. However, holders of record on the record date will receive interest due on an interest payment date.

      If less than all of the exchange notes are to be redeemed, the exchange notes trustee will select the exchange notes to be redeemed in compliance with the requirements of any principal national securities exchange on which the exchange notes are listed, or, if the exchange notes are not so listed, on a pro rata basis. No exchange notes of $1,000 shall be redeemed in part. We will mail a redemption notice by first class mail at least 15 but not more than 60 days before the redemption date to you at your registered address. If any exchange note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount of the exchange notes to be redeemed. If a portion of your exchange notes is selected for partial redemption and you convert a portion of these exchange notes, the converted portion shall be deemed to be taken from the portion selected for redemption. A new exchange note in principal amount equal to the unredeemed portion will be issued in your name upon cancellation of the original exchange note. On and after the redemption date, interest ceases to accrue on the exchange notes called for redemption.

Mandatory Redemption

      We are not required to make mandatory redemption or sinking fund payments on the exchange notes.

Repurchase at the Option of Holders upon a Change in Control

      If change of control occurs, you will have the right at your option to require us to repurchase all or any part of your exchange notes pursuant to the change of control offer described below at a change of control payment equal to 101% of the principal amount of the exchange notes, together with accrued and unpaid interest to the change of control payment date. We will mail a notice to each holder within 30 days following a change of control stating:

•	that the change of control offer is being made pursuant to the exchange notes indenture and that all exchange notes properly tendered will be accepted for payment;

•	the change of control payment and the change of control payment date, which shall be no earlier than 30 days nor later than 40 days from the date the notice is mailed;

•	that any exchange notes not tendered will continue to accrue interest;

•	that, unless we default in the payment of the change of control payment, all exchange notes accepted for payment pursuant to the change of control offer shall cease to accrue interest after the change of control payment date;

•	that if you elect to have your exchange notes purchased pursuant to a change of control offer, you will be required to surrender the exchange notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the exchange notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the change of control payment date;

•	that you will be entitled to withdraw your election if the paying agent receives, not later than the close of business on the second business day preceding the change of control payment date, a transmission setting forth your name, the principal amount of exchange notes delivered for purchase and a statement that you are withdrawing your election to have your exchange notes purchased; and

•	that if your exchange notes are being purchased only in part, you will be issued new exchange notes equal in principal amount to the unpurchased portion of the exchange notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or a multiple of $1,000.

      We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable to the repurchase of the exchange notes in connection with a change of control.

      If you have tendered your notes for payment on the change of control payment date we will:

•	accept for payment exchange notes tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment for all accepted exchange notes; and

•	deliver the accepted exchange notes to the exchange notes trustee together with an officer’s certificate stating the exchange notes accepted by us.

      The paying agent will promptly mail to you or deposit with DTC the purchase price for your exchange notes accepted in the tender. The exchange notes trustee will then promptly authenticate and mail to you a new exchange note equal in principal amount to any unpurchased portion of the surrendered exchange notes. We will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

      The exchange notes indenture does not contain any other provisions that permit you to require us to repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar restructuring, except as described above with respect to a change of control.

      This change of control purchase feature may make more difficult or discourage a takeover of us and the removal of the incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change of control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

      We could, in the future, enter into transactions that would not be change of controls under the exchange notes indenture but that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit ratings. Any payment of the change of control payment will be subordinated to the prior payment of senior debt as designated under the caption “— Subordination of Exchange Notes” below.

      If a change of control were to occur, we may not have sufficient financial resources to pay the repurchase price for all tendered exchange notes. Any future debt we may incur may contain restrictions that prohibit the repurchase of the exchange notes upon a change of control. We may then be required to obtain the consent of the holders of this future debt before repurchasing the exchange notes. Any failure to obtain this consent would prohibit us from repurchasing the exchange notes. We will also be prohibited from repurchasing the exchange notes under the subordination provisions of the indenture if there exists a payment default on senior debt or we have received a payment blockage notice under the exchange notes indenture. If we fail to repurchase the exchange notes following a change of control, there would be an event of default under the exchange notes indenture, whether or not the repurchase is permitted by the subordination provisions of the exchange notes indenture. Any default under the exchange notes indenture may then result in a default under any of our other debt. In addition, the occurrence of a change of control may cause an event of default under our other debt. As a result, any repurchase of the exchange notes would, absent a waiver, be prohibited under the subordination provisions of the exchange notes indenture until the senior debt is paid in full.

      A “change of control” will be deemed to have occurred when:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a permitted holder is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of our directors (“voting stock”),

•	we consolidate with or merge into any other corporate entity, or any other corporate entity merges into us, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction,

•	we convey, transfer or lease all or substantially all of our assets, unless such conveyance, transfer or lease is to a corporate entity and our shareholders immediately before such conveyance, transfer or lease own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the corporate entity to which such assets are so conveyed, transferred or leased in the same proportion as their ownership of the voting stock immediately before such transaction, or

•	any time the continuing directors do not constitute a majority of our board of directors or, if applicable, a successor corporate entity to us.

      However, a change of control shall not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

      “continuing directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the exchange notes indenture, or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      “permitted holder” means Foster City LLC, any subsidiary or affiliate thereof, the legal representatives of any of the foregoing, or any person of which any of the foregoing, individually or collectively beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) voting Securities representing at least a majority of the total voting power of all classes of capital stock of such person (exclusive of any matters as to which class voting rights exist).

      The definition of change of control includes a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. As a result, your ability to require us to repurchase your exchange notes as a result of a conveyance, transfer or lease of less than all of our assets may be uncertain.

Repurchase at the Option of Holders upon the Distribution of the Capital Stock of our Photonics Business

      If we declare or make any dividend or other distribution to all of the holders of our common stock of shares of capital stock of any subsidiary that at the time constitutes our Photonics business, which event we refer to as a “Triggering Distribution,” we will be obligated to make an offer to repurchase all of the outstanding exchange notes at 100% of the principal amount of the outstanding exchange notes, plus accrued but unpaid interest to the repurchase date, which repurchase date shall be on or prior to the distribution date of the Triggering Distribution, or if such repurchase date is not a business day, the next succeeding business day. We will be required to repurchase on the repurchase date all exchange notes that have been properly tendered by holders of exchange notes on or prior to the close of business on the business day prior to the repurchase date. We will provide holders 90 days’ notice by mail of the repurchase date and the repurchase right arising from the Triggering Distribution.

Conversion

      You will have the right at any time prior to maturity to convert your exchange notes into shares of our common stock at a conversion price of $7.00 per share, subject to adjustment as described below. If an exchange note is called for redemption, your conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. Except as described below, no adjustment will be made on conversion of any of your exchange notes for accrued interest or dividends. If you convert your exchange notes after a record date for the payment of interest and prior to the next succeeding interest payment date, you must pay funds equal to the interest payable on such succeeding interest payment date on your converted principal amount, unless the exchange notes have been called for redemption. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

      The conversion price is subject to adjustment upon the occurrence of:

(1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2) the subdivision or combination of our outstanding common stock;

(3) the issuance, to substantially all holders of our common stock, of rights or warrants to subscribe for or purchase our common stock, or securities convertible into common stock, at a price less than the current market price;

(4) the distribution of shares of our capital stock, rights, warrants, evidences of indebtedness or other assets to all holders of our common stock, but excluding:

•	dividends or distributions for which an adjustment may otherwise made pursuant to clause (1) or (3) above; and

•	dividends or distributions paid exclusively in cash;

(5) the distribution or dividend of cash to all holders of our common stock in an aggregate amount that, together with (A) the aggregate of any other distributions of cash that did not trigger a conversion price adjustment to all holders of our common stock within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution and (B) all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of our market capitalization; and

(6) the payment of an excess payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock if the aggregate amount of such excess payment together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a conversion price adjustment exceeds 15% of our market capitalization.

      In the event we distribute to substantially all holders of our common stock rights to subscribe for additional shares of our capital stock referred to in clause (4) above, we may provide that you will receive upon conversion of your existing notes an appropriate number of such rights or warrants instead of making any adjustment in the conversion price. If rights, warrants or options for which an adjustment is made pursuant to clauses (3) or (4) above expire unexercised, the conversion price will be readjusted to take into account the actual number of such warrants, rights or options which were exercised. We will not make any adjustment to the conversion price until cumulative adjustments amount to one percent or more of the conversion price.

      If we implement a shareholder rights plan, such rights plan must provide that upon conversion of the exchange notes the holders will receive, in addition to the common stock issuable upon such conversion, such rights, whether or not such rights have separated from the common stock at the time of such conversion.

      If we:

•	reclassify or change our outstanding common stock, other than changes resulting from a subdivision or combination, or

•	consolidate with or merge into any person, or

•	sell or convey all or substantially all of our property or business as an entirety,

then the exchange notes will become convertible into the kind and amount of securities, cash or other assets which you would have owned immediately after the transaction if you had converted the exchange notes immediately before the effective date of the transaction.

      The “current market price” for our common stock on any date shall be deemed to be the average of the daily market prices for the shorter of:

•	30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the daily market prices prior to the time of determination, or

•	the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

      “excess payment” means the excess of:

•	the aggregate of the cash and fair market value of other consideration paid by us or any of our subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over

•	the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

      We may reduce the conversion price by any amount for any period of at least 20 days if our board of directors has made a determination that this reduction in the conversion price would be in the best interests of Intevac, which determination shall be conclusive. We will give at least 15 days’ notice of any such reduction in the conversion price. In addition, we may, at our option, reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or from any event treated as such for income tax purposes. See “U.S. Federal Income Tax Considerations.”

Automatic Conversion

      We may elect to convert some or all of the exchange notes on or prior to maturity if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days out of any period of 30 consecutive trading days within five trading days prior to the date of mailing of the notice of automatic conversion.

Subordination of Exchange Notes

      The exchange notes are subordinate in right of payment to all “senior debt” and will be senior in right of payment to the existing notes. See “Definitions” for a detailed definition of senior debt under the exchange notes indenture. As of March 30, 2002, we had no senior debt. Neither we nor our subsidiaries are limited from incurring senior debt or other indebtedness or liabilities under the exchange notes indenture.

      Payments on the exchange notes will be subordinated in right of payment to the prior payment in full of all our senior debt. We may not make any payment of principal, premium, if any, or interest on the exchange notes or redeem, purchase or otherwise acquire any of the exchange notes unless:

•	full payment of amounts then due on all senior debt have been made, and

•	at the time of and after giving effect to such payment, redemption, purchase or other acquisition, there shall not exist any default on any senior debt that shall not have been cured or waived and that shall have resulted in the full amount of the senior debt being declared due and payable.

      In addition, if any holders of any designated senior debt notify us and the trustee pursuant to a payment blockage notice of the occurrence of a default allowing them to accelerate the maturity of the designated senior debt, we may not make any payment on the exchange notes or purchase or redeem or otherwise acquire any of the exchange notes for the payment blockage period commencing on the date notice is received and ending on the earlier of:

•	the date on which such event of default shall have been cured or waived, or

•	180 days from the date notice is received.

      We may resume payments on the exchange notes after the end of payment blockage period unless the holders or the representatives of the designated senior debt shall have accelerated its maturity. Holders of designated senior debt shall not be able to deliver more than one payment blockage notice in any consecutive 360-day period, irrespective of the number of defaults on senior debt during this period.

      Upon any distribution of our assets in connection with our dissolution, winding-up, liquidation or reorganization or acceleration, all senior debt must be paid in full before the holders of the exchange notes are entitled to any payments.

      If payment of the exchange notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of senior debt and their representatives of the acceleration of the exchange notes. We may not make any payments on the exchange notes until five days after such holders of senior debt or their representatives receive notice of such acceleration. Thereafter, we may make payments on the exchange notes only if the subordination provisions of the exchange notes indenture otherwise permit payment at that time.

      As a result of these subordination provisions, in the event of our insolvency, holders of the exchange notes may recover ratably less than our general creditors.

Merger, Consolidation or Sale of Assets

      We may not consolidate or merge with or into, whether or not we are the surviving corporation, any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets under the exchange notes indenture unless:

•	(A) we are the surviving or continuing corporate entity or (B) the corporate entity formed by or surviving any such consolidation or merger, if other than us, or the corporate entity which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets is a corporate entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the corporate entity formed by or surviving any such consolidation or merger, if other than us, or the corporate entity to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all our obligations under the exchange notes and the exchange notes indenture;

•	immediately after such transaction no default or event of default exists; and

•	we or such corporate entity shall have delivered an officer’s certificate and an opinion of counsel to the exchange notes trustee stating that the transaction and the supplemental exchange notes indenture comply with the exchange notes indenture and that all conditions precedent in the exchange notes indenture relating to the transaction have been satisfied.

Payments for Consent

      Neither we nor any of our subsidiaries will pay any consideration to any holder of any exchange notes for any consent, waiver or amendment of the exchange notes indenture unless such consideration is paid to all holders of the exchange notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents.

Reports

      Whether or not required by the rules and regulations of the Commission, so long as any exchange notes are outstanding, we will file with the Commission and, if requested by any holder of exchange notes, furnish to such holder all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K. This quarterly and annual financial information would include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report on the financial statements by our independent auditors.

Events of Default and Remedies

      Each of the following will constitute an event of default under the exchange notes indenture:

(1) we default for 30 days in the payment when due of interest on the exchange notes;

(2) we default in payment when due of principal on the exchange notes;

(3) we default in the payment of the change of control event payment in respect of the exchange notes on the change of control payment date, whether or not such payment is prohibited by the subordination provisions of the exchange notes indenture;

(4) we fail to provide timely notice of a change of control;

(5) we fail for 60 days after notice to comply with any other covenants and agreements contained in the exchange notes indenture or the exchange notes;

(6) we or one of our subsidiaries defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries or the payment of which is guaranteed by us or any of our subsidiaries, whether such indebtedness or guarantee now exists or is created after the date on which the exchange notes are first authenticated and issued, which default (A) is a payment default caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) or (B) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10 million or more;

(7) we or one of our subsidiaries fails to pay final judgments aggregating in excess of $10 million, which judgments are not stayed within 60 days after their entry, other than any judgment as to which a reputable insurance company has accepted full liability; and

(8) certain events of bankruptcy or insolvency with respect to us or any of our material subsidiaries.

      If any event of default occurs and is continuing, the exchange notes trustee or the holders of at least 25% in principal amount of the outstanding exchange notes may declare all the exchange notes immediately due and payable. However, in an event of default arising from bankruptcy or insolvency with respect to us, all outstanding exchange notes will become immediately due and payable. Holders of the exchange notes may not enforce the exchange notes indenture or the exchange notes except as provided in the exchange notes indenture. Holders of a majority in principal amount of the outstanding exchange notes may direct the exchange notes trustee in its exercise of any exchange note trust or power, subject to certain limitations. The exchange notes trustee may withhold from holders of the exchange notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

      The holders of a majority in aggregate principal amount of outstanding exchange notes may waive any existing default or event of default under the exchange notes indenture except a continuing default or event of default in the payment of the principal, interest or designated event payment on the exchange notes.

      We are required to deliver to the exchange notes trustee annually a statement regarding compliance with the exchange notes indenture. We are also required to deliver to the exchange notes trustee a notice specifying any default or event of default upon becoming aware of it.

Transfer and Exchange

      A holder may transfer or exchange notes in accordance with the exchange notes indenture. The registrar and the exchange notes trustee may require a holder to furnish appropriate endorsements and transfer documents. We may require a holder to pay any taxes and fees required by law or permitted by the exchange notes indenture in connection with any transfer of the exchange notes. We are not required to exchange or register the transfer of:

•	any exchange note during the 15-day period immediately preceding any selection of exchange notes to be redeemed,

•	any exchange note or portion thereof selected for redemption, or

•	any exchange note or portion thereof surrendered for repurchase and not withdrawn in connection with a change of control.

      The registered holder of an exchange note will be treated as its owner for all purposes.

Amendment, Supplement and Waiver

      The holders of at least a majority in principal amount of the outstanding exchange notes may amend or supplement the exchange notes indenture or the exchange notes. The holders of a majority in principal amount of the outstanding exchange notes may also waive any existing default or compliance with any provision of the exchange notes indenture or the exchange notes.

      However, without the consent of each holder an amendment or waiver may not:

•	reduce the percentage of exchange notes whose holders must consent to an amendment, supplement or waiver,

•	reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes,

•	reduce the rate of or change the time for payment of interest on any exchange note,

•	waive a default in the payment of principal of or interest on any exchange notes, except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration,

•	make any exchange note payable in money other than in U.S. dollars,

•	waive a redemption payment with respect to any exchange note,

•	impair the right to convert the exchange notes into common stock,

•	modify the conversion provisions or subordination provisions of the exchange notes indenture in a manner adverse to the holders of the exchange notes, or

•	make any change in the foregoing amendment and waiver provisions.

      We and the exchange notes trustee may amend or supplement the exchange notes indenture or the exchange notes without the consent of any holder of exchange notes to:

•	cure any ambiguity, defect or inconsistency,

•	provide for uncertificated exchange notes,

•	provide for the assumption of our obligations in the event of a merger or consolidation,

•	make any change that would provide any additional rights or benefits to the holders of the exchange notes or that does not adversely affect the legal rights under the exchange notes indenture of any such holder, or

•	to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the exchange notes indenture under the Trust Indenture Act.

Concerning the Exchange Notes Trustee

      An affiliate of the exchange notes trustee is also the transfer agent for our common stock.

      The holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the exchange notes trustee, subject to certain exceptions. The exchange notes indenture provides that, in case an event of default shall occur which shall not be cured, the exchange notes trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the exchange notes trustee will be under no obligation to exercise any of its rights or powers under the exchange notes indenture at the request of any holder of exchange notes unless such holder shall have offered to the exchange notes trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

      Set forth below are some of the defined terms used in the exchange notes indenture. We refer you to the exchange notes indenture for a full disclosure of all these defined terms, including any other capitalized terms that we use in this description that we do not define in this description.

      “default” means any event that is or, with the passage of time or the giving of notice or both, would be an event of default.

      “designated senior debt” means any senior debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, more than $10.0 million and is specifically designated by us in the instrument evidencing or defining such senior debt as “designated senior debt” for purposes of the indenture.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

      “guarantee” means a guarantee, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements, of all or any part of any indebtedness, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

      “indebtedness” means:

(1) all of our obligations for borrowed money, including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on our assets which is

•	given to secure all or part of the purchase price, whether given to the vendor of such property or to another, or

•	existing on property at the time of its acquisition,

(2) all of our obligations evidenced by a note, debenture, bond or other written instrument,

(3) all of our obligations under a lease required to be capitalized on the balance sheet of the lessee under GAAP,

(4) all of our obligations under any lease or related document, including a purchase agreement, which provides that we are contractually obligated to purchase or to cause a third party to purchase the leased property,

(5) all of our obligations with respect to letters of credit, loans, bank guarantees or bankers’ acceptances,

(6) all of our obligations with respect to debt secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such entity are subject, whether or not the secured obligation thereby shall have been assumed or guaranteed by or shall otherwise be our legal liability,

(7) all of our obligations in respect of the balance of deferred and unpaid purchase price of any property or assets,

(8) all of our obligations under interest rate, currency or credit swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements,

(9) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing, and

(10) all of our obligations of the type described in clauses (1) through (9) above assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase,

contingent or otherwise, and our obligations under any such assumptions, guarantees or other such arrangements.

      “material subsidiary” means any or our subsidiaries which is “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

      “obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

      “representative” means the trustee, agent or any representative for an issue of senior debt.

      “senior debt” means the principal of, premium, if any, interest and liquidated damages, if any, on, and fees, costs and expenses in connection with, and other amounts due on, our indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us. Senior debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such senior debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation.

      However, senior debt shall not include:

•	any indebtedness that expressly provides that such indebtedness is not senior in right of payment to the exchange notes;

•	indebtedness of or amounts owed by us for compensation to employees, or for goods, services or materials purchased in the ordinary course of business;

•	any liability for Federal, state, local or other taxes owed or owing by us;

•	our indebtedness to one of our subsidiaries;

•	the exchange notes; or

•	the existing notes.

      “subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or exchange notes trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other subsidiaries of that person or a combination thereof.

DESCRIPTION OF EXISTING NOTES

General

      The existing notes were issued pursuant to an indenture dated as of February 15, 1997, between us and State Street Bank and Trust Company of California, N.A., as trustee. The following summarizes some, but not all, of the provisions of the indenture. You should refer to the actual terms of the existing notes and the indenture for the definitive terms and conditions. As used in this section of the offering circular, the words “Intevac,” “we,” “us” or “our” do not include any current or future subsidiary of Intevac.

      The existing notes are unsecured obligations of Intevac. The existing notes are subordinated in right of payment to all of our existing and future senior debt. Neither we nor our subsidiaries are limited or prohibited from incurring or issuing other indebtedness or securities under the indenture. The indenture does not contain any financial covenants.

Principal, Maturity and Interest

      The existing notes bear interest at the annual rate of 6 1/2% and mature March 1, 2004.

      Interest on the existing notes is payable semiannually March 1 and September 1 of each year. The record dates for the payment of interest are the February 15 or August 15 immediately preceding the interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the existing notes accrues from the most recent date to which interest has been paid.

      We maintain an office or agency in New York, New York for payment of interest and principal on the existing notes. We may, at our option, pay interest by check mailed to the holders of the existing notes at their addresses listed in the register of holders. However, a holder of existing notes of more than $2,000,000 in principal amount of existing notes will be paid by wire transfer in immediately available funds at the election of the holder. Until otherwise designated by us, our office or agency in New York will be the office or agency of the trustee. The existing notes have been issued in registered form, without coupons. The existing notes are in denominations of $1,000 and multiples of $1,000.

Optional Redemption

      We may redeem the existing notes at our option, in whole or in part, at any time on or after March 3, 2000, upon not less than 15 nor more than 60 days’ prior notice by mail at the following redemption prices expressed as percentages of the principal amount:

Period	Redemption Price

Beginning March 1, 2002 and ending February 28, 2003	101.857%
Beginning March 1, 2003 and ending February 29, 2004	100.929%

and 100% at March 1, 2004. We will pay accrued interest to the redemption date. However, holders of record on the record date will receive interest due on an interest payment date.

      If less than all of the existing notes are to be redeemed, the trustee will select the existing notes to be redeemed in compliance with the requirements of any principal national securities exchange on which the existing notes are listed, or, if the existing notes are not so listed, on a pro rata basis. No existing notes of $1,000 shall be redeemed in part. We will mail a redemption notice by first class mail at least 15 but not more than 60 days before the redemption date to you at your registered address. If any existing note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount of the existing notes to be redeemed. If a portion of your existing notes is selected for partial redemption and you convert a portion of these existing notes, the converted portion shall be deemed to be taken from the portion selected for redemption. A new existing note in principal amount equal to the unredeemed portion will be issued in your name upon cancellation of the original existing note. On and after the redemption date, interest ceases to accrue on the existing notes called for redemption.

Mandatory Redemption

      We are not required to make mandatory redemption or sinking fund payments on the existing notes.

Repurchase at the Option of Holders

      Upon the occurrence of a designated event, you will have the right at your option to require us to repurchase all or any part of your existing notes pursuant to the designated event offer described below at a designated event payment equal to 101% of the principal amount of the existing notes, together with accrued and unpaid interest to the designated event payment date. We will mail a notice to each holder within 30 days following any designated event stating:

•	that the designated event offer is being made pursuant to the indenture and that all existing notes tendered will be accepted for payment;

•	the designated event payment and the designated event payment date, which shall be no earlier than 30 days nor later than 40 days from the date the notice is mailed;

•	that any existing notes not tendered will continue to accrue interest;

•	that, unless we default in the payment of the designated event payment, all existing notes accepted for payment pursuant to the designated event offer shall cease to accrue interest after the designated event payment date;

•	that if you elect to have your existing notes purchased pursuant to a designated event offer, you will be required to surrender the existing notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the existing notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the designated event payment date;

•	that you will be entitled to withdraw your election if the paying agent receives, not later than the close of business on the second business day preceding the designated event payment date, a transmission setting forth your name, the principal amount of existing notes delivered for purchase and a statement that you are withdrawing your election to have your existing notes purchased; and

•	that if your existing notes are being purchased only in part, you will be issued new existing notes equal in principal amount to the unpurchased portion of the existing notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or a multiple of $1,000.

      We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent these laws and regulations are applicable to the repurchase of the existing notes in connection with a designated event.

      On the designated event payment date we will:

•	accept for payment existing notes tendered pursuant to the designated event offer;

•	deposit with the paying agent an amount equal to the designated event payment for all tendered existing notes; and

•	deliver the accepted existing notes to the trustee together with an officer’s certificate stating the existing notes tendered to us.

      The paying agent will promptly mail to you the purchase price for your existing notes accepted in the tender. The trustee will then promptly authenticate and mail to you a new existing note equal in principal amount to any unpurchased portion of the surrendered existing notes. We will publicly announce the results of the designated event offer on or as soon as practicable after the designated event payment date.

      The indenture does not contain any other provisions that permit you to require us to repurchase or redeem the existing notes in the event of a takeover, recapitalization or similar restructuring, except as described above with respect to a designated event.

      This designated event purchase feature may make more difficult or discourage a takeover of us and the removal of the incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the designated event purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions.

      We could, in the future, enter into transactions that would not be a designated event under the indenture but that could increase the amount of our outstanding indebtedness or otherwise affect our capital structure or credit ratings. Any payment of the designated event payment will be subordinated to the prior payment of senior debt as described under “— Subordination of Existing Notes” below.

      If a designated event were to occur, we may not have sufficient financial resources to pay the repurchase price for all tendered existing notes. Any future debt we may incur may contain restrictions that prohibit the repurchase of the designated notes upon a designated event. We may then be required to obtain the consent of the holders of this debt before repurchasing the existing notes. Any failure to obtain this consent would prohibit us from repurchasing the existing notes. We will also be prohibited from repurchasing the existing notes under the subordination provisions of the indenture if there exists a payment default on senior debt or we have received a payment blockage notice under the indenture. If we fail to repurchase the existing notes following a designated event, there would be an event of default under the indenture, whether or not the repurchase is permitted by the subordination provisions of the indenture. Any default under the indenture may then result in a default under any of our other debt. In addition, the occurrence of a designated event may cause an event of default under our other debt. As a result, any repurchase of the existing notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior debt is paid in full.

      A “designated event” will be deemed to have occurred upon a change of control or a termination of trading.

      A “change of control” will be deemed to have occurred when:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of our directors (“voting stock”),

•	we consolidate with or merge into any other corporation, or any other corporation merges into us, and, in the case of any such transaction, our outstanding common stock is reclassified into or exchanged for any other property or security, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction,

•	we convey, transfer or lease all or substantially all of our assets, unless such conveyance, transfer or lease is to a corporation and our shareholders immediately before such conveyance, transfer or lease own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the corporation to which such assets are so conveyed, transferred or leased in the same proportion as their ownership of the voting stock immediately before such transaction, or

•	any time the continuing directors do not constitute a majority of our board of directors or, if applicable, a successor corporation to us.

      However, a change of control shall not be deemed to have occurred if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the change of control consists of shares of common stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

      “continuing directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the indenture, or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      A “termination of trading” will be deemed to have occurred if our common stock is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

      The definition of change of control includes a phrase relating to the conveyance, transfer or lease of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. As a result, your ability to require us to repurchase your existing notes as a result of a conveyance, transfer or lease of less than all of our assets may be uncertain.

Conversion

      You will have the right at any time prior to maturity to convert your existing notes into shares of our common stock at a conversion price of $20.625 per share, subject to adjustment as described below. If an existing note is called for redemption, your conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. Except as described below, no adjustment will be made on conversion of any of your existing notes for accrued interest or dividends. If you convert your existing notes after a record date for the payment of interest and prior to the next succeeding interest payment date, you must pay funds equal to the interest payable on such succeeding interest payment date on your converted principal amount, unless the existing notes have been called for redemption. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

      The conversion price is subject to adjustment upon the occurrence of:

(1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

(2) the subdivision or combination of our outstanding common stock;

(3) the issuance, to substantially all holders of our common stock, of rights or warrants to subscribe for or purchase our common stock, or securities convertible into common stock, at a price less than the current market price;

(4) the distribution of shares of our capital stock, rights, warrants, evidences of indebtedness or other assets to all holders of our common stock, but excluding:

•	dividends or distributions for which an adjustment may otherwise made pursuant to clause (1) or (3) above; and

•	dividends or distributions paid exclusively in cash;

(5) the distribution or dividend of cash to all holders of our common stock in an aggregate amount that, together with (A) the aggregate of any other distributions of cash that did not trigger a conversion price adjustment to all holders of our common stock within the 12 months preceding the date fixed for determining the shareholders entitled to such distribution and (B) all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of our market capitalization; and

(6) the payment of an excess payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock if the aggregate amount of such excess payment together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all excess payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for our common stock concluded within the preceding 12 months not triggering a conversion price adjustment exceeds 15% of our market capitalization.

      In the event we distribute to substantially all holders of our common stock rights or warrants to subscribe for additional shares of our capital stock referred to in clause (4) above, we may provide that you will receive upon conversion of your existing notes an appropriate number of such rights or warrants instead of making any adjustment in the conversion price. If the rights, warrants or options for which and adjustment is made pursuant to clauses (3) or (4) above expire unexercised, the conversion price will be readjusted to take into account the actual number of such warrants, rights or options which were exercised. We will not make any adjustment to the conversion price until cumulative adjustments amount to one percent or more of the conversion price.

      If we implement a shareholder rights plan, such rights plan must provide that upon conversion of the existing notes the holders will receive, in addition to the common stock issuable upon such conversion, such rights, whether or not such rights have separated from the common stock at the time of such conversion.

      If we:

•	reclassify or change our outstanding common stock, other than changes resulting from a subdivision or combination, or

•	consolidate with or merge into any person, or

•	sell or convey all or substantially all of our property or business as an entirety,

then the existing notes will become convertible into the kind and amount of securities, cash or other assets which you would have owned immediately after the transaction if you had converted the existing notes immediately before the effective date of the transaction.

      The “current market price” for our common stock on any date shall be deemed to be the average of the daily market prices for the shorter of:

•	30 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the daily market prices prior to the time of determination, or

•	the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full trading day prior to the time of determination.

      “excess payment” means the excess of:

•	the aggregate of the cash and fair market value of other consideration paid by us or any of our subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over

•	the market value of such acquired shares after giving effect to the completion of the tender offer or other negotiated transaction.

      We may reduce the conversion price by any amount for any period of at least 20 days if our board of directors has made a determination that this reduction in the conversion price would be in the best interests of Intevac, which determination shall be conclusive. We will give at least 15 days’ notice of any such reduction in the conversion price. In addition, we may, at our option, reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or from any event treated as such for income tax purposes. See “Federal Income Tax Considerations.”

Subordination of Existing Notes

      The existing notes are subordinate in right of payment to all senior debt. As of March 30, 2002, we had no senior debt. See “— Definitions” for a detailed definition of senior debt under the exchange notes indenture.

Neither we nor our subsidiaries are limited from incurring senior debt or other indebtedness or liabilities under the indenture.

      Payments on the existing notes will be subordinated in right of payment to the prior payment in full of all our senior debt. We may not make any payment of principal, premium, if any, or interest on the existing notes or redeem, purchase or otherwise acquire any of the existing notes unless:

•	full payment of amounts then due on all senior debt have been made or provided for, and

•	at the time of and after giving effect to such payment, redemption, purchase or other acquisition, there shall not exist any default on any senior debt that shall not have been cured or waived and that shall have resulted in the full amount of the senior debt being declared due and payable.

      In addition, if any holders of any designated senior debt notify us and the trustee pursuant to a payment blockage notice of the occurrence of a default allowing them to accelerate the maturity of the designated senior debt, we may not make any payment on the existing notes or purchase or redeem or otherwise acquire any of the existing notes for the payment blockage period commencing on the date notice is received and ending on the earlier of:

•	the date on which such event of default shall have been cured or waived, or

•	180 days from the date notice is received.

      We may resume payments on the existing notes after the end of payment blockage period unless the holders or the representatives of the designated senior debt shall have accelerated its maturity. Holders of designated senior debt shall not be able to deliver more than one payment blockage notice in any consecutive 360-day period, irrespective of the number of defaults on senior debt during this period.

      Upon any distribution of our assets in connection with our dissolution, winding-up, liquidation or reorganization or acceleration, all senior debt must be paid in full before the holders of the existing notes are entitled to any payments.

      If payment of the existing notes is accelerated because of an event of default, we or the trustee shall promptly notify the holders of senior debt and their representatives of the acceleration of the existing notes. We may not make any payments on the existing notes until five days after such holders of senior debt or their representatives receive notice of such acceleration. Thereafter, we may make payments on the existing notes only if the subordination provisions of the indenture otherwise permit payment at that time.

      As a result of these subordination provisions, in the event of our insolvency, holders of the existing notes may recover ratably less than our general creditors.

Merger, Consolidation or Sale of Assets

      We may not consolidate or merge with or into (whether or not we are the surviving corporation) any person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets under the indenture unless:

•	(A) we are the surviving or continuing corporation or (B) the person formed by or surviving any such consolidation or merger, if other than us, or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition our properties and assets is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the entity or person formed by or surviving any such consolidation or merger, if other than us, or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all our obligations under the existing notes and the indenture;

•	the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties or assets shall be as an entirety or substantially as an entirety to one person and this person shall have assumed all our obligations under the existing notes and the indenture;

•	immediately after such transaction no default or event of default exists; and

•	we or such person shall have delivered an officer’s certificate and an opinion of counsel to the trustee stating that the transaction and the supplemental indenture comply with the indenture and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Payments for Consent

      Neither we nor any of our subsidiaries will pay any consideration to any holder of any existing notes for any consent, waiver or amendment of the indenture unless such consideration is paid to all holders of the existing notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents.

Reports

      Whether or not required by the rules and regulations of the Commission, so long as any existing notes are outstanding, we will file with the Commission and, if requested by any holder of existing notes, furnish to such holder all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K. This quarterly and annual financial information would include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual consolidated financial statements only, a report on the financial statements by our independent auditors.

Events of Default and Remedies

      Each of the following will constitute an event of default under the indenture:

(1) we default for 30 days in the payment when due of interest on the existing notes;

(2) we default in payment when due of principal on the existing notes;

(3) we default in the payment of the designated event payment in respect of the existing notes on the designated event payment date, whether or not such payment is prohibited by the subordination provisions of the indenture;

(4) we fail to provide timely notice of a designated event;

(5) we fail for 60 days after notice to comply with any other covenants and agreements contained in the indenture or the existing notes;

(6) we or one of our subsidiaries defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries or the payment of which is guaranteed by us or any of our subsidiaries, whether such indebtedness or guarantee now exists or is created after the date on which the existing notes are first authenticated and issued, which default (A) is a payment default caused by a failure to pay when due principal or interest on such indebtedness within the grace period provided in such indebtedness (which failure continues beyond any applicable grace period) or (B) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10 million or more;

(7) we or one of our subsidiaries fails to pay final judgments aggregating in excess of $10 million, which judgments are not stayed within 60 days after their entry, other than any judgment as to which a reputable insurance company has accepted full liability; and

(8) certain events of bankruptcy or insolvency with respect to us or any of our material subsidiaries.

      If any event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding existing notes may declare all the existing notes immediately due and payable. However, in an event of default arising from bankruptcy or insolvency with respect to us or any material subsidiary under (8) above, all outstanding existing notes will become immediately due and payable. Holders of the existing notes may not enforce the indenture or the existing notes except as provided in the indenture. Holders of a majority in principal amount of the outstanding existing notes may direct the trustee in its exercise of any trust or power, subject to certain limitations. The trustee may withhold from holders of the existing notes notice of any continuing default or event of default if it determines that withholding notice is in their interest, except a default or event of default relating to the payment of principal or interest.

      The holders of a majority in aggregate principal amount of outstanding existing notes may waive any existing default or event of default under the indenture except a continuing default or event of default in the payment of the principal, interest or designated event payment on the existing notes.

      We are required to deliver to the trustee annually a statement regarding compliance with the indenture. We are also required to deliver to the trustee a notice specifying any default or event of default upon becoming aware of it.

Transfer and Exchange

      A holder may transfer or exchange existing notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents. We may require a holder to pay any taxes and fees required by law or permitted by the indenture in connection with any transfer of the existing notes. We are not required to exchange or register the transfer of:

•	any existing note for a period of 15 days next preceding any selection of existing notes to be redeemed,

•	any existing note or portion thereof selected for redemption, or

•	any existing note or portion thereof surrendered for repurchase and not withdrawn in connection with a designated event.

      The registered holder of an existing note will be treated as its owner for all purposes.

Amendment, Supplement and Waiver

      The holders of at least a majority in principal amount of the outstanding existing notes may amend or supplement the indenture or the existing notes. The holders of a majority in principal amount of the outstanding existing notes may also waive any existing default or compliance with any provision of the indenture or the existing notes.

      However, without the consent of each holder an amendment or waiver may not:

•	reduce the amount of existing notes whose holders must consent to an amendment, supplement or waiver,

•	reduce the principal of or change the fixed maturity of any existing note or alter the provisions with respect to the redemption of the existing notes,

•	reduce the rate of or change the time for payment of interest on any existing note,

•	waive a default in the payment of principal of or interest on any existing notes, except a rescission of acceleration of the existing notes by the holders of at least a majority in aggregate principal amount of the existing notes and a waiver of the payment default that resulted from such acceleration,

•	make any existing note payable in money other than that stated in U.S. dollars,

•	waive a redemption payment with respect to any existing note,

•	impair the right to convert the existing notes into common stock,

•	modify the conversion or subordination provisions of the indenture in a manner adverse to the holders of the existing notes, or

•	make any change in the foregoing amendment and waiver provisions.

      We and the trustee may amend or supplement the indenture or the existing notes without the consent of any holder of existing notes to:

•	cure any ambiguity, defect or inconsistency,

•	provide for uncertificated existing notes,

•	provide for the assumption of our obligations in the event of a merger or consolidation,

•	make any change that would provide any additional rights or benefits to the holders of the existing notes or that does not adversely affect the legal rights under the indenture of any such holder, or

•	to comply with requirements of the Commission in order to qualify, or maintain the qualification of, the indenture under the Trust indenture Act.

Concerning the Trustee

      An affiliate of the trustee is also the transfer agent for our common stock.

      The holders of a majority in principal amount of the then outstanding existing notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an event of default shall occur which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of existing notes unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Definitions

      Set forth below are some of the defined terms used in the indenture. We refer you to the indenture for a full disclosure of all these defined terms, including any other capitalized terms that we use in this description that we do not define in this description.

      “capital stock” means any and all shares, interests, participations, rights or other equivalents of equity interests in any entity, including, without limitation, corporate stock and partnership interests.

      “default” means any event that is or, with the passage of time or the giving of notice or both, would be an event of default.

      “designated senior debt” means any senior debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $10.0 million and is specifically designated by us in the instrument evidencing or governing such senior debt as “designated senior debt” for purposes of the indenture.

      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

      “guarantee” means a guarantee, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements, of all or any part of any indebtedness, other than by endorsement of negotiable instruments for collection in the ordinary course of business.

      “indebtedness” means:

(1) all of our obligations for borrowed money, including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on our assets which is

•	given to secure all or part of the purchase price, whether given to the vendor of such property or to another, or

•	existing on property at the time of its acquisition,

(2) all of our obligations evidenced by a note, debenture, bond or other written instrument,

(3) all of our obligations under a lease required to be capitalized on the balance sheet of the lessee under GAAP,

(4) all of our obligations under any lease or related document, including a purchase agreement which provides that we are contractually obligated to purchase or to cause a third party to purchase the leased property,

(5) all of our obligations with respect to letters of credit, bank guarantees or bankers’ acceptances,

(6) all of our obligations with respect to indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the secured obligation thereby shall have been assumed or guaranteed by or shall otherwise be our legal liability,

(7) all of our obligations in respect of the balance of deferred and unpaid purchase price of any property or assets,

(8) all of our obligations under interest rate, currency or credit swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements,

(9) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing, and

(10) all of our obligations of the type described in clauses (1) through (9) above assumed by or guaranteed in any manner by us or in effect guaranteed by us through an agreement to purchase, contingent or otherwise, and our obligations under any such assumptions, guarantees or other such arrangements.

      “material subsidiary” means any or our subsidiaries which is “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

      “obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any indebtedness.

      “representative” means the trustee, agent or any representative for an issue of senior debt.

      “senior debt” means the principal of, premium, if any, interest and liquidated damages, if any, on, and fees, costs and expenses in connection with, and other amounts due on, our indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us. Senior debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such senior debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation.

      However, senior debt shall not include:

•	any indebtedness that expressly provides that such indebtedness is not senior in right of payment to the existing notes;

•	indebtedness of or amounts owed by us for compensation to employees, or for goods, services or materials purchased in the ordinary course of business;

•	our indebtedness to one of our subsidiaries;

•	any liability for Federal, state, local or other taxes owed or owing by us; or

•	the existing notes.

      “subsidiary” means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other subsidiaries of that person or a combination thereof.

BOOK-ENTRY SYSTEM — THE DEPOSITORY TRUST COMPANY

      The exchange notes will be evidenced by global securities initially deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee. Except as set forth below, the global securities may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

      Holders of exchange notes to be issued in the exchange offer may hold their interests in the global securities directly through DTC or indirectly through organizations which are participants in DTC (called “participants”). Transfers among participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global securities to those persons.

      Holders that are not participants may beneficially own interests in the global securities held by DTC only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global securities for all purposes. Except as provided below, owners of beneficial interests in the global securities will not:

•	be entitled to have certificates registered in their names.

•	be entitled to receive physical delivery of certificates in definitive form, and

•	be considered registered holders.

      We will make payments of interest, principal, redemption price or repurchase price of the global security for the exchange notes to Cede & Co., the nominee for DTC, as the registered holder of the global security for the exchange notes. We will make these payments by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for:

•	records or payments on beneficial ownership interests in the global securities; or

•	maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      We have been informed that DTC’s practice is to credit participants’ accounts on the payment date. These payments will be made in amounts proportionate to participants’ beneficial interests in the exchange notes. Payments by participants to owners of beneficial interests in the exchange notes represented by the global security held through participants will be the responsibility of those participants.

      We will send any redemption or automatic conversion notices to Cede & Co. We understand that if less than all of the exchange notes are being redeemed or automatically converted, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed or converted. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the exchange notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those participants to whose accounts the exchange notes are credited on the record date identified in a listing attached to the omnibus proxy.

      A person having a beneficial interest in exchange notes represented by global securities may be unable to pledge that interest to persons or entities that do not participate in DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to DTC’s book-entry system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as the depositary for the exchange notes and a successor depositary is not appointed by us within 90 days, we will cause such exchange notes to be issued in definitive form in exchange for their global securities.

DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 50,000,000 shares of common stock, no par value per share and 10,000,000 shares of undesignated preferred stock, no par value per share. As of May 31, 2002, there were 12,060,003 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

      The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of the preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Undesignated Preferred Stock

      Our board of directors has the authority to issue any undesignated shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions of the preferred stock including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Intevac without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others.

Articles of Incorporation and Bylaws

      Our Articles of Incorporation authorize the issuance of preferred stock on terms that our Board of Directors has the authority to fix at the time of issuance. Our Articles and Bylaws do not provide for cumulative voting. Our Bylaws also require that any action taken by shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by written consent without a meeting. These provisions of our Articles of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Intevac. These provisions are also intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Intevac. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. Such provisions, alone or in combination, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

      The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

      This section describes the material U.S. federal income tax considerations relating to the exchange offer and the ownership and disposition of exchange notes or common stock into which the exchange notes may be converted. This section does not provide a complete analysis of all potential tax considerations that may be relevant to particular holders of existing notes because of their specific circumstances or because they are subject to special rules. In particular, the discussion does not address the tax considerations relevant to holders that are foreign persons or entities. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service may interpret the existing authorities differently. In either case, the tax consequences of the exchange offer or of owning or disposing of exchange notes or common stock could differ from those described below. This section does not describe the effect of the federal estate and gift tax laws on noteholders or the effects of any applicable foreign, state, or local laws.

      Holders of existing notes considering participation in the exchange offer should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

The Exchange Offer

      The tax consequences of the exchange of existing notes for exchange notes and cash will depend on whether the existing notes and the exchange notes are “securities,” as the federal income tax laws use that term. In general, the classification of a debt instrument as a security depends on the extent to which the instrument represents an investment in the issuer’s business. At one extreme, short-term notes backed by adequate security are not securities because the fortunes of the issuer’s business will have relatively little effect on the holder’s return. At the other extreme, unsecured, long-term notes issued by a corporation to enable it to fund the development or expansion of its business are securities, because the holder’s return does depend significantly on the fortunes of the issuer’s business. The existing authorities do not draw a clear line along this continuum. Each case turns on its own facts, and no prior cases or rulings involve facts that are the same in all material respects as the facts surrounding the exchange offer. Therefore, inherent uncertainty exists regarding whether the existing notes and exchange notes are securities for tax purposes. We believe, however, that, in light of our current financial position, the exchange notes are very likely securities. Our financial position was stronger when the existing notes were issued. Therefore, the classification of the existing notes as securities is more uncertain than the classification of the exchange notes. Nonetheless, we believe that the existing notes are also securities for tax purposes.

      Assuming that both the existing notes and the exchange notes are securities, a holder that realizes an economic gain on the exchange will be required to recognize that gain for tax purposes only to the extent of the cash received by the holder in the exchange. A holder that realizes an economic loss on the exchange will not be allowed to deduct that loss. A holder’s tax basis in its exchange notes will equal the holder’s tax basis in the existing notes surrendered in the exchange, reduced by the amount of cash received and increased by the amount of any gain recognized on the exchange. The holder’s holding period for the exchange notes will include the period during which the holder held the existing notes surrendered in the exchange.

      A holder’s economic (or “realized”) gain or loss on the exchange will be measured by the difference between the value of the consideration received by the holder and the holder’s tax basis in his existing notes (which will generally equal the amount the holder paid for the existing notes). The value assigned to the exchange notes for tax purposes (referred to as their “issue price”) will depend on whether public trading of the existing notes provides a reliable basis for determining their fair market value. If so, the issue price of the exchange notes will be derived from the value of the existing notes surrendered in exchange for the exchange notes. If public trading of the existing notes has been insufficient to provide a reliable estimate of their fair market value, the issue price of the exchange notes will be their face amount. Although trading in the existing notes has been relatively thin, we believe that the trading data produce a more reliable estimate of value than an assumption that the exchange notes are worth their face amount. Therefore, we believe that the issue price of the exchange notes for tax purposes should be the value of the existing notes surrendered in the exchange, as determined by market trading. Specifically, the value of exchange notes with a principal amount of $815 should equal the value of $1,000 of existing notes, as determined by market trading, reduced by the $185 cash paid for each $1,000 of existing notes.

      If it were determined that the trading of the existing notes does not provide a reliable basis for determining their fair market value, the exchange notes would be assigned an issue price equal to their face amount. In that case, the value of the consideration received by holders of existing notes could exceed the value derived from trading in the existing notes. Holders then would be treated as realizing a greater economic gain (or reduced economic loss) than if the issue price of the exchange notes were determined based on trading in the existing notes. A holder that is subject to tax on an increased amount of gain in the exchange, however, would be required to recognize a smaller amount of interest income over the term of the exchange notes, as described below under “Tax Treatment of Ownership and Disposition of Exchange Notes — Taxation of Interest.”

      Any gain recognized by a holder on the exchange would generally be capital gain, and would be long-term capital gain if the holder held his existing notes for more than one year. Long-term capital gains recognized by noncorporate taxpayers are subject to tax at lower rates than the rates that apply to ordinary income. If a holder acquired his existing notes at a discount to their face amount, any gain recognized by the holder would be treated as ordinary income in an amount equal to that portion of the holder’s “market discount” that accrued during the period between the holder’s purchase of the existing notes and the date of the exchange.

      If it were determined that either the existing notes or the exchange notes are not securities for federal income tax purposes, holders that realize an economic loss on the exchange would be allowed to deduct that loss, while holders that realize an economic gain would be required to recognize that gain in full in accordance with the rules discussed above even if it exceeds the cash received in the exchange. In such a case, a holder’s tax basis in the exchange notes would equal their issue price. The holder’s holding period for the exchange notes would begin on the day after the exchange.

Tax Treatment of Ownership and Disposition of Exchange Notes

Taxation of Interest

      If the issue price of the exchange notes is derived from trading in the existing notes, the value of the exchange notes may be less than their face amount. In that case, the holders of exchange notes would receive a greater amount at maturity than the initial value of the notes. Any excess of the amount paid on the maturity of exchange notes over their initial value will be treated for tax purposes as additional interest income (referred to as “original issue discount” or “OID”) that will accrue over the term of the exchange notes. Holders will generally be required to recognize any OID as it accrues (regardless of the holders’ normal method of tax accounting), in addition to recognizing income as a result of coupon interest as it is paid or accrued (in accordance with the holder’s normal method of tax accounting). A holder that realizes an economic loss on the exchange but is not allowed to deduct that loss may not be required to recognize the full amount of OID that accrues on the exchange notes. Such a holder will have a tax basis in his exchange notes that exceeds their initial value. For such a holder, some or all of the OID will reflect a return of the holder’s remaining investment. Therefore, the holder will be allowed to exclude from income all or a part of the OID that accrues on the exchange notes. On the other hand, if the holder is allowed to deduct his economic loss (because either the existing notes or the exchange notes do not qualify as “securities” for federal income tax purposes), then the holder would be required to include in income the full amount of OID as it accrues.

      Upon the occurrence of a change of control, holders may require us to redeem the exchange notes at a price equal to 101% of their principal amount. In such an event, the holder would receive an even greater premium above the initial value of exchange notes. Contingent payments such as these can be disregarded in computing OID, however, when there is only a remote chance that they will be made. Because we believe that it is remote that a change of control would occur that would allow holders to have the exchange notes redeemed at a premium, we will ignore this possibility in computing OID on the exchange notes.

      If the public trading of the existing notes were determined to be insufficient to provide a reliable measure of fair market value, and the exchange notes were assigned an issue price equal to their face amount, holders would not receive at maturity an amount in excess of the assumed initial value of the exchange notes, and no OID would accrue on the exchange notes. As explained above, however, such an increase in the issue price of the exchange notes could result in the realization of additional economic gain on the exchange, which would be taxable to the holder to the extent the total gain did not exceed the cash received by the holder in the exchange, or if either the existing notes or the exchange notes do not qualify as “securities” for federal income tax purposes.

Constructive Distributions

      The terms of the exchange notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A potentially taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in Intevac. For instance, a change in conversion price could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Any potentially taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. The constructive dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain. See “Tax Treatment of Ownership and Disposition of Common Stock — Dividends,” below.

Sale, Exchange or Redemption of the Exchange Notes

      A noteholder will generally recognize capital gain or loss if the holder disposes of an exchange note in a sale, redemption or exchange other than a conversion of the exchange note into common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the exchange note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the exchange note. The holder’s adjusted tax basis in the exchange note will equal the holder’s initial basis, determined as described above under “The Exchange Offer,” increased by the amount of OID included in the holder’s income during the period that the holder held his exchange note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of an exchange note will be treated as capital except to the extent that the holder acquired his existing notes at a discount to their face amount and realized an economic gain on the exchange of existing notes for exchange notes but was not required to recognize that gain. The amount of any unrecognized gain on the exchange would be treated as market discount. Any gain recognized by the holder on a disposition of the exchange note would be treated as ordinary income in the amount of that market discount that accrued during the time that the holder held the exchange notes. Any capital gain or loss recognized by a holder on a disposition of exchange notes would be long-term capital gain or loss if the holder’s holding period for the exchange note is more than one year. As noted above under “The Exchange Offer,” the holder’s holding period for the exchange note should include the period during which the holder held his existing note.

Conversion of the Exchange Notes

      A holder generally will not recognize any income, gain or loss on converting an exchange note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder’s aggregate basis in the common stock (including any fractional shares redeemed for cash) will equal his adjusted basis in the exchange note. The holder’s holding period for the stock will include his holding period for the exchange note.

Tax Treatment of Ownership and Disposition of Common Stock

Dividends

      If, after converting an exchange note into common stock, a holder receives a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in his common stock. Any remaining excess will be treated as capital gain. If the holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

Sale of Common Stock

      A holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder’s holding period for the stock is more than one year. As explained above under “The Exchange Offer,” and “Tax Treatment of Ownership and Disposition of Exchange Notes — Conversion of the Exchange Notes,” a holder’s holding period for stock received on a conversion of exchange notes should include the period during which the holder held his exchange notes and also the period during which the holder held the existing notes that he surrendered in exchange for the exchange notes. If a holder acquired his existing notes at a discount to their face amount, and realized an economic gain on the exchange of existing notes for exchange notes but was not required to recognize that gain, the unrecognized gain would be treated as market discount. Any market discount that accrued during the period that the holder held the exchange notes would carry over from the exchange notes to the common stock received on conversion of the exchange notes. To the extent of any such market discount, any gain recognized by a holder on a sale or exchange of common stock would be treated as ordinary income rather than capital gain.

Backup Withholding and Information Reporting

      The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by “backup withholding” rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 30 percent, but will be reduced to 29 percent effective January 1, 2004, and to 28 percent effective January 1, 2006. The information reporting and backup withholding rules do not apply to payments to corporations.

      Payments of interest or dividends to individual holders of exchange notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

      Payments made by a broker to a holder of exchange notes or common stock upon a sale of the exchange notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

      Any amounts withheld from a payment to a holder of exchange notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

      Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of the exchange offer and of holding and disposing of exchange notes, common stock, including the consequences of any proposed change in applicable laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file reports, proxy statements and other information with the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission in Washington, D.C. and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission’s World Wide Web site at http://www.sec.gov.

      Our Annual Report on Form 10-K for our fiscal year ended December 31, 2001 is attached as Appendix A hereto, our Quarterly Report on Form 10-Q for the quarter ended March 30, 2002 is attached as Appendix B hereto, our Definitive Proxy Statement on Schedule 14A, filed March 27, 2002 is attached as Appendix C hereto, our Tender Offer Statement on Schedule TO, filed May 8, 2002 is attached as Appendix D hereto, Amendment No. 2 to our Tender Offer Statement on Schedule TO, filed June 6, 2002 is attached as Appendix E hereto and Amendment No. 4 to our Tender Offer Statement on Schedule TO, filed June 20, 2002 is attached as Appendix F hereto. Such Appendices are considered to be part of this offering circular.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Mr. Charles Eddy, Vice President

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
Telephone: (408) 986-9888
Fax: (408) 727-5739

      You should rely only on the information contained in this offering circular. We have not authorized anyone else to provide you with different information. You should not assume that the information provided in this offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular and neither the delivery of this offering circular nor the offering, sale or delivery of any exchange notes and warrants shall create any implication that the information contained in this offering circular is correct at any time after the date of this offering circular No representation is made to any offeree or purchaser of the exchange notes regarding the legality of an investment in the exchange notes by the offeree or purchaser under any applicable legal investment or similar laws or regulations. The contents of this offering circular are not to be construed as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to the exchange offer.

APPENDIX A

ANNUAL REPORT ON FORM 10-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2001

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 0-26946

Intevac, Inc.
(Exact name of registrant as specified in its charter)

California	94-3125814
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3560 Bassett Street
Santa Clara, California 95054
(Address of principal executive office, including Zip Code)

Registrant’s telephone number, including area code: (408) 986-9888

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each Exchange on which registered

None	None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock (no par value)

      Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate by a check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     ☑

      The aggregate market value of voting stock held by non-affiliates of the Registrant, as of February 21, 2002 was approximately $13,791,000 (based on the closing price for shares of the Registrant’s Common Stock as reported by the Nasdaq National Market System for the last trading day prior to that date). Shares of Common Stock held by each executive officer, director, and holder of 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

      On February 20, 2002 approximately 12,060,003 shares of the Registrant’s Common Stock, no par value, were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE.

      Portions of the Registrant’s Proxy Statement for the 2002 Annual Meeting of Shareholders are incorporated by reference into Part III. Such proxy statement will be filed within 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K.

      This Annual Report on Form 10-K contains forward-looking statements which involve risks and uncertainties. Words such as “believes,” “expects,” “anticipates” and the like indicate forward-looking statements. Intevac’s actual results may differ materially from the results discussed in the forward-looking statements for a variety of reasons, including those set forth under “Certain Factors Which May Affect Future Operating Results.”

PART I

Item 1.     Business

Overview

      Intevac, Inc.’s businesses are the design, manufacture and sale of complex capital equipment used to manufacture products such as flat panel displays, thin-film disks and electro-optical devices (“Equipment”) and the development of highly sensitive electro-optical devices and systems (“Photonics”).

      Systems sold by the Equipment Division are typically used to deposit highly engineered thin-films of material on a substrate, or to modify the characteristics and properties of thin-films already deposited on a substrate. Systems manufactured by the Equipment Division generally utilize proprietary manufacturing techniques and processes and operate under high levels of vacuum. The systems are designed for high-volume continuous operation and use precision robotics, computerized controls and complex software programs to fully automate and control the production process. Products manufactured with these systems include color cell phone displays, automotive displays, computer monitors, and thin-film disks for computer hard disk drives. The Equipment Division has also designed ultra-high vacuum automated equipment for the manufacture of low-cost low-light level cameras developed by the Photonics Division and for sale to other manufacturers of electro-optical devices. The Equipment Division recorded sales of $42.7 million in 2001, an increase from $28.8 million in 2000. Equipment Division revenues in 2001 resulted primarily from the sales of new flat panel display (“FPD”) manufacturing systems and technology upgrades, spare parts and consumables for disk manufacturing equipment.

      The Photonics Division is developing electro-optical devices and systems that permit highly sensitive detection of photons in the visible and short wave infrared portions of the spectrum. This development work is aimed at creating new products for both military and industrial applications. Products include LIVAR® systems for positive target identification at long range, low-cost low-light-level cameras for use in security and military applications and photodiodes for use in high-speed fiber optic systems. Photonics Division sales increased to $8.8 million in 2001 from $7.3 million in 2000 and consisted primarily of contract research and development. The Photonics Division has completed approximately $30 million of government-sponsored research and development since 1994.

Equipment

Technology and Strategy

      The Equipment Division’s systems utilize sophisticated vacuum process technologies that are integrated with precision robotics and automated process and system controls. The Company’s systems are designed for high volume manufacturing applications and are commonly operated 24 hours a day 7 days a week with high uptime. Process technologies include physical vapor deposition, chemical vapor deposition, fast cooling, rapid thermal processing and ultra high vacuum level processing. Intevac’s equipment strategy is to expand into growing equipment markets where its existing technology base can be leveraged to reduce the cost of entry and participation in those markets. For example, the deposition and rapid thermal processing equipment developed to address the FPD market and the equipment developed to manufacture Photonics Division low-cost low-light level cameras, incorporate many of the manufacturing technologies previously developed by the Company for high volume manufacturing of thin-film disks and night vision devices.

1

Deposition Equipment for Flat Panel Display Manufacturing

      The manufacture of several types of flat panel displays, such as active matrix liquid crystal displays, require the deposition of thin-film layers of different materials onto a glass substrate. Intevac’s D-Star sputtering systems are designed to uniformly coat thin films on substrates as large as a meter square. Deposition materials include metals such as aluminum and chromium (used as conductors), indium tin oxide (used as transparent conductors) and complex oxides of materials such as magnesium (used in plasma displays), tantalum and silicon. Process modules are positioned around a central handling module designed to provide high throughput. Up to four back-to-back modules, each containing two vacuum isolated chambers, can be attached directly to the central handler unit. Additional back-to-back modules may also be attached in series to provide further process flexibility and capacity. Typically one module is devoted to load/unload and the remaining positions are configured as dedicated process stations. Substrates are loaded into the system with a robot and then held on edge in a vertical orientation as they are processed. Vertical substrate handling allows for a relatively small footprint system, optimizes particulate control and reduces flexing of the substrate.

Rapid Thermal Processing Equipment for Flat Panel Display Manufacturing

      Intevac’s rapid thermal processing (“RTP”) systems rapidly modify the characteristics of thin films deposited on glass substrates used in the manufacture of flat panel displays. Intevac’s patented RTP technology enables manufacturers to change the properties of these thin-films by thermally processing the film layer at temperatures that would otherwise distort or destroy the underlying glass substrate. The RTP system employs rapid transient heating, rather than bulk substrate heating, which provides lower cost of ownership and higher throughput as compared to furnace and laser processing techniques. In transient heating, a uniform line of radiation is focused onto a moving substrate, which brings only a narrow stripe of the substrate up to peak process temperature at any time. The substrate remains undistorted because the large majority of its area is relatively cool and acts to stabilize the overall panel. Intevac’s RTP systems are typically used for thin-film activation after ion implant in the manufacture of low temperature polysilicon displays. Intevac’s RTP system customers include Sanyo, Sharp, Sony, Toppoly and a joint venture of Sony and Toyota.

Equipment for Disk Manufacturing

      Intevac has delivered approximately 110 of its MDP-250 disk manufacturing systems to customers including Fuji Electric, Fujitsu Limited, Hitachi, Komag, Maxtor, Mitsubishi, Nippon Sheet Glass, Seagate Technology, Sony and Trace Storage Technology. Intevac’s systems are used by disk manufacturers to apply thin layers of undercoats, magnetic alloys and protective overcoats to both aluminum and glass thin-film disks used in computer hard disk drives. The Company believes that Intevac systems are used to manufacture approximately half the worldwide supply of these disks. The mechanical design of the MDP-250 family has characteristics similar to the cluster tools widely used in semiconductor manufacturing in that each of the twelve process stations is separately vacuum pumped and vacuum isolated. The MDP-250 does not require a carrier or pallet to transport disks through the system. Rather, disks are automatically loaded into the system from cassettes, processed, and then automatically returned to the cassette. A number of process station options are offered, including multiple options for the deposition of thin-films and carbon overcoats, heating stations, cooling stations and cleaning stations. Furthermore, these twelve process stations can be easily reconfigured to accommodate process changes.

      The rapid increase in areal density in computer memory storage is requiring the thin-films deposited by our MDP-250 series of equipment to become more complex. This complexity is leading to the need for both new process capabilities and a need for more than twelve process stations. Intevac continues to develop new process capabilities for its installed base of systems. These new capabilities include processes that permit the deposition of ultra-thin diamond-like carbon overcoats, vapor lubrication and, currently in development, multi-layer sources and soft underlayer sources necessary for perpendicular recording. To answer the need for more process stations, Intevac introduced the MDP-200, a modular add-on system that allows manufacturers to seamlessly integrate additional process stations onto their MDP-250 system. The MDP-200 provides the capability to process disks through process stations serially or in parallel, giving manufacturers flexibility to integrate process steps with different process times. Intevac has also developed a suite of system upgrades

2

(MDP-250B+ Upgrades) that allow manufacturers to upgrade the vacuum level, speed and control systems of their installed base of MDP-250 systems.

      The process and system technologies that Intevac developed for its MDP-250 systems have been designed to be backwards compatible and, in many cases, field installable. Intevac believes that the primary demand for disk manufacturing equipment for the next few years will be for upgrades to the installed base of systems, rather than for sales of new systems to add capacity. Intevac’s strategy is to provide its customers with a cost-effective solution that significantly upgrades and extends the capabilities of their installed base of equipment.

Electron Beam Processing Equipment

      In December 1999, Intevac implemented a plan to terminate its electron beam product line. The plan included the delivery of the three electron beam systems on order, closure of the Hayward facility where the systems were manufactured and a $1.6 million charge related to the plan. In March 2000, the Company sold the electron beam business to Quemex Technology, Ltd. and Quemex assumed responsibility for Intevac’s Hayward facility. Intevac retained rights to the three systems on order, which were subsequently sold during 2000 and 2001.

Photonics

History

      Intevac’s Photonics products have been developed by a team that initially began working together in the 1980’s in the Varian central research labs and night vision business unit. When Intevac was formed in 1991, it acquired Varian’s night vision business, and the related Varian central research lab activities and technology. The central research lab group became part of the R&D department for Intevac’s night vision business and continued to develop Intevac’s photocathode technology. In 1995, Intevac sold its night vision business to Litton Industries. However, the technical team remained at Intevac and formed the Photonics Division. Since 1995 the Photonics Division has been further developing its technology, with the majority of its activities being funded by R&D contracts from the United States Government and its contractors. During this period the Photonics Division has also worked collaboratively with other research organizations, including Stanford University, Lawrence Livermore National Laboratory and The Charles Stark Draper Laboratory.

Technology and Strategy

      The Photonics Division develops and manufactures compact electro-optical devices that permit highly sensitive detection of photons in the visible and short wave infrared portions of the spectrum. One of these sensors is an Electron Bombarded Charge Coupled Device (“EBCCD”) which was originally developed under a cost-sharing Technology Development Agreement with the Defense Advanced Research Projects Agency (“DARPA”) from 1996 to 1998.

      The sensor has a transparent glass window on one side through which photons are focused onto a photocathode grown on the vacuum side of the window. When photons strike the photocathode through the window, electrons are emitted into the vacuum. These electrons are then electrically accelerated through the vacuum and strike a charge coupled device (“CCD”) imager, which in turn outputs a high resolution, low noise video signal. These devices are extraordinarily sensitive to infrared light with frequencies just beyond the visible spectrum and are used in the Company’s LIVAR target identification system.

      A second type of sensor incorporates the same basic technology described above; however, the module contains a Complementary Metal-Oxide-Semiconductor (“CMOS”) imager instead of a CCD chip. This Electron Bombarded Active Pixel Sensor (“EBAPSTM”) imager development was initially funded under a cost sharing project awarded to Intevac by the National Institute of Standards and Technology (“NIST”).

      Both of these sensors offer both high sensitivity and high resolution and work well in the visible as well as the near infrared range of the spectrum. The output is high-resolution video, rather than the low-resolution direct view green imagery produced by traditional night vision devices. This frees the user from having to hold

3

the device to the eye and permits remote viewing and image processing. The Company believes it has capability and features not possible with the direct view night vision devices currently in use by the military.

LIVAR Target Identification System:

      Intevac integrated its EBCCD sensor with a laser illuminator to create its Laser Illuminated Viewing and Ranging system (“LIVAR”). The LIVAR system is similar to RADAR, but with a number of improvements. The illuminator is an eye safe laser, rather than a longer wavelength microwave source, and the reflected signal is displayed as a digital video image, rather than as a blip. This enables real time, high-resolution imagery for target identification at much longer ranges than was previously possible.

      The potential benefit of the LIVAR system is clear for military conflicts like those in Kosovo and Afghanistan. In such conflicts, casualties to US servicemen are politically unacceptable, and it is preferable for aircraft to operate at high altitudes where they are relatively safe from ground launched missile attacks. It is also unacceptable to inflict collateral damage to the other sides’ civilians or to other untargeted assets. However, these goals are mutually exclusive unless capability exists for positively identifying targets from long ranges.

      Currently the military uses several means for target location and identification including forward-looking infrared (“FLIR”) systems and RADAR. While these systems can sense targets at relatively long ranges, the resolution is poor, and positive identification is difficult, or impossible. The LIVAR system complements the existing FLIR and RADAR technology and enables long range target identification in addition to target sensing.

      The first military program planning the widespread deployment of LIVAR was approved late in 2001. Intevac is under contract for the development phase of the program and volume production is expected to commence in late 2003. In February 2002 Intevac delivered a portable LIVAR targeting and surveillance system to the U.S. Army.

Low Cost Low Light Level Cameras

      Today’s low light level cameras, derived from military night vision technology, are too expensive for most commercial applications. Intevac’s objective is to reduce this cost to $1,000 per camera, a cost at which the Company believes that large available markets for commercial security cameras, law enforcement and traditional military night vision tubes could be addressed. Intevac is currently developing this low light level video camera with National Semiconductor under a program sponsored by NIST. The NIST program involves the development of a CMOS chip that integrates an active pixel imaging sensor with camera electronics by National Semiconductor, photocathode design, product integration and packaging and development of low cost manufacturing processes by Intevac’s Photonics Division, and development of ultra-high vacuum automated processing and assembly equipment by Intevac’s Equipment Division. Intevac plans to begin commercial sales late in 2002.

Photodiodes for Fiber Optic Communications

      Photodiodes are an essential part of today’s fiber optic communication systems. These systems transmit huge volumes of data at high speed in the form of light pulses transmitted down a thin fiber optic strand. A critical element of these systems is the photodiode that converts light pulses from the fiber optic into electrical signals. Intevac has applied its patented technology to the development of 10 gigabit per second and 40 gigabit per second Indium Gallium Arsenide – Indium Phosphide photodiodes. These photodiodes offer significant advantages over conventional Indium Gallium Arsenide detectors by combining high operating speed, good responsivity, low dark current, and high output. Intevac began furnishing samples of these devices in die form to fiber optic system component manufacturers during 2001.

4

Competition

      We believe that the principal competitive factors affecting the markets for our products include price, product performance and functionality, integration and manageability of products, customer support and service, reputation and reliability. Intevac’s equipment products experience intense competition worldwide from competitors including Anelva Corporation, Ulvac Japan, Ltd. and Unaxis Holdings, Ltd., each of which have sold substantial numbers of systems worldwide. Anelva, Ulvac and Unaxis all have substantially greater financial, technical, marketing, manufacturing and other resources than Intevac. There can be no assurance that Intevac’s competitors will not develop enhancements to, or future generations of, competitive products that offer superior price or performance features or that new competitors will not enter Intevac’s markets and develop such enhanced products.

      Given the lengthy sales cycle and the significant investment required to integrate equipment into the manufacturing process, Intevac believes that once a manufacturer has selected a particular supplier’s equipment for a specific application, that manufacturer generally relies upon that supplier’s equipment and frequently will continue to purchase any additional equipment for that application from the same supplier. Accordingly, competition for customers in the equipment industry is intense, and suppliers of equipment may offer substantial pricing concessions and incentives to attract new customers or retain existing customers.

      Intevac believes that its Photonics products are significantly differentiated from and offer significant advantages over other competing products and technologies and that the Company has favorable patent protection for much of its Photonics technology. However, the Company believes that competitors will arise for its Photonics products, and that these competitors may have greater resources than the Company.

Research and Development

      Intevac’s products serve markets characterized by rapid technological change and evolving industry standards. Intevac routinely invests substantial amounts in research and development and expects to continue an active development program. Intevac’s research and development expenses were $14.5 million, $10.6 million and $14.1 million, respectively, in 2001, 2000 and 1999. Research and development expenses represented 28%, 29% and 33%, respectively, of net revenues in 2001, 2000 and 1999. Intevac expects that research and development spending will decline during 2002 as the result of the completion during 2001 of the majority of the design activities related to development of the D-STAR, RTP and MDP-200 platforms.

      Research and development expenses do not include costs of $8.0 million, $6.0 million and $5.9 million in 2001, 2000 and 1999, respectively, related to Photonics contract research and development which are included in cost of goods sold. Research and development expenses also do not include costs of $0.5 million, $0.7 million and $1.1 million incurred by Intevac in 2001, 2000 and 1999, respectively, and reimbursed under the terms of research and development cost sharing agreements related to development of disk and flat panel manufacturing equipment.

Sales Channel, Customers and Marketing

      Domestic sales are made by the Company’s direct sales force, whereas international sales are made by distributors and representatives that provide services such as sales, installation, warranty and customer support. The Company also has a subsidiary in Singapore to support customers in Southeast Asia. Through the second quarter of 2000, Intevac marketed its flat panel manufacturing equipment to the Far East through its Japanese joint venture, IMAT. During the third quarter of 2000 the Company and its joint venture partner, Matsubo, transferred IMAT’s activities and employees to Matsubo, which became a distributor of the Company’s flat panel products, and shut down the operations of IMAT.

      The selling process for Intevac’s equipment products is often a multi-level and long-term process involving individuals from marketing, engineering, operations, customer service and senior management. The process involves making samples for the prospective customer and responding to individual needs for moderate levels of machine customization. Installing and integrating new equipment requires a substantial investment by a customer. Sales of Intevac’s systems depend, in significant part, upon the decision of a prospective

5

customer to replace obsolete equipment or to increase manufacturing capacity by upgrading or expanding existing manufacturing facilities or constructing new manufacturing facilities, all of which typically involve a significant capital commitment. Therefore, customers often require a significant number of product presentations and demonstrations before making a purchasing decision. Accordingly, Intevac’s systems typically have a lengthy sales cycle, during which Intevac may expend substantial funds and management time and effort with no assurance that a sale will result.

      The selling process for Intevac’s Photonics business primarily involves the solicitation of contracts and subcontracts from government agencies and from government contractors and subcontractors. Some contracts are bid at a fixed price, some contracts are bid at cost plus a fee and some contracts are bid on a cost-sharing basis. The sales process involves government procurement regulations and is dependant on the continuing availability of government funding for the Company’s research programs. Future production orders for Intevac’s military products depend on the government funding of weapons systems that will utilize Intevac products such as LIVAR.

      Historically, a significant portion of the Company’s revenues in any particular period have been attributable to sales to a limited number of customers. In 2001, Equipment sales through Matsubo, the Company’s Japanese distributor, accounted for 49% of net revenues. In 2000, MMC Technology, Seagate, Westt and Matsubo each accounted for more than 10% of Intevac’s consolidated revenues and in aggregate accounted for 56% of net revenues. In 1999, Matsubo, Seagate and Lockheed Martin each accounted for more than 10% of Intevac’s consolidated revenues and in aggregate accounted for 66% of net revenues. Intevac’s largest customers change from period to period and it is expected that sales of its products to relatively few customers will continue to account for a high percentage of its net revenues in the foreseeable future.

      Foreign sales accounted for 73% of revenues in 2001, 27% of revenues in 2000 and 60% of revenues in 1999. The majority of Intevac’s foreign sales are to companies in the Far East and Intevac anticipates that sales to customers in the Far East will continue to be a significant portion of its Equipment revenues.

Customer Support

      Intevac provides process and applications support, customer training, installation, start-up assistance and emergency service support to its customers. Process and applications support is provided by Intevac’s equipment process engineers who also visit customers at their plants to assist in process development projects. Intevac conducts training classes for process engineers, machine operators and machine service personnel. Additional training is also given during the machine installation. Installation and start up support is generally provided within the United States by the Intevac customer service organization. This group also assists with the installation and start up of systems in overseas locations as required.

      Intevac generally provides a one-year warranty on its equipment. During this warranty period any necessary non-consumable parts are supplied and installed. Intevac employees provide field service support primarily in the United States, Singapore and Malaysia. In other countries, field service support is provided by Intevac’s distributors and sales representatives, supplemented by Intevac factory support. Intevac and its distributors stock consumables and spare parts to support the installed base of systems. These parts are available on a 24-hour per day basis.

Manufacturing

      All of Intevac’s manufacturing is conducted at its facility in Santa Clara, California. Intevac’s Equipment manufacturing operations include electromechanical assembly, mechanical and vacuum assembly, fabrication of the sputter sources and system assembly, alignment and testing. Intevac’s Photonics manufacturing operations include growth of advanced photocathodes and assembly of complex vacuum devices under clean room conditions utilizing a number of advanced processing techniques. Intevac makes extensive use of the infrastructure serving the semiconductor equipment business. Intevac purchases vacuum pumps, valves, instrumentation and fittings, power supplies, printed wiring board assemblies, computers and control circuitry and custom mechanical parts made by forging, machining and welding. Intevac has a well-equipped

6

fabrication center that manufactures a portion of the fabricated parts used in Intevac products and fabricates parts for commercial customers.

      Intevac’s manufacturing strategy is to operate with low fixed costs, to produce high quality, cost-effective systems and low cost replacement parts and to be able to respond effectively to changes in volume. To do this, Intevac currently designs its products to use standard parts where possible. Intevac performs manufacturing activities that add value or that require unique technology or specialized knowledge and, taking advantage of its Silicon Valley location, utilizes subcontractors to perform other manufacturing activities.

Backlog

      Intevac’s backlog was $30.6 million and $42.1 million at December 31, 2001 and December 31, 2000, respectively. Intevac includes in its backlog only those customer orders for systems, component parts and contract research and development for which it has accepted signed purchase orders with assigned delivery dates. The equipment requirements of Intevac’s customers cannot be determined with accuracy, and therefore Intevac’s backlog at any certain date may not be indicative of future demand for Intevac’s products.

      The reduction in backlog was primarily due to a reduction in the number of FPD deposition systems on order. The Company delivered 5 systems in 2001 and has 1 system in backlog at December 31, 2001. Intevac’s backlog at December 31, 2001 is mostly scheduled for delivery or customer acceptance during the first half of 2002.

Patents and Licensing

      Intevac currently holds 36 patents issued in the United States and 22 patents issued in foreign countries, and has patent applications pending in the United States and foreign countries. Of the 36 U.S. patents, 12 relate to disk equipment, 12 relate to flat panel equipment and 12 relate to photonics. Four foreign patents relate to disk equipment, 5 relate to flat panel equipment and 13 relate to photonics. In addition, Intevac has the right to utilize certain patents under licensing arrangements with Litton Industries, Stanford University, Lawrence Livermore Laboratories and Alum Rock Technology.

Employees

      At December 31, 2001, Intevac had 183 employees, including 7 contract employees. 84 of these employees were in research and development, 67 in manufacturing, and 32 in administration, customer support and marketing.

Certain Factors Which May Affect Future Operating Results

$37.5 Million of convertible notes are outstanding and will mature in 2004.

      In connection with the sale of $57.5 million of its 6 1/2% Convertible Subordinated Notes Due 2004 (the “Convertible Notes”) in February 1997, Intevac incurred a substantial increase in the ratio of long-term debt to total capitalization (shareholders’ equity plus long-term debt). At the noteholder’s option, the Convertible Notes may be exchanged, prior to maturity, into Intevac common shares at a price of $20.625 per share, which is substantially above current market price. During 2001 and 1999 Intevac spent a total of $11.9 million to repurchase $20.0 million of the Convertible Notes. The $37.5 million of the Convertible Notes that remain outstanding as of December 31, 2001 commit Intevac to substantial principal and interest obligations that are significantly in excess of the Company’s $18.2 million cash balance at December 31, 2001. Intevac may, from time to time, repurchase and retire additional Convertible Notes prior to their maturity date.

      The degree to which Intevac is leveraged could have an adverse effect on Intevac’s ability to obtain additional financing for working capital, acquisitions or other purposes, and could make it more vulnerable to industry downturns and competitive pressures. Intevac’s ability to meet its debt service obligations will be dependent on Intevac’s future performance, which will be subject to financial, business and other factors affecting the operations of Intevac, many of which are beyond its control. In the event that the Company’s noteholders do not choose to exchange their Convertible Notes for Intevac common stock prior to the

7

Convertible Notes 2004 maturity date, then the Company will be required to repay the Convertible Notes at maturity. If this is the case, then there can be no assurance that the Company will have generated sufficient cash from operations to repay the Convertible Notes without raising additional capital through the sale of additional debt or equity. Additionally, there can be no assurance that the Company will be able to secure additional equity and/or debt financing on terms favorable to the Company and its shareholders.

The majority of Intevac’s new products address new and emerging markets.

      Intevac has invested heavily in the development of products that address new markets. The Equipment Division has developed a flexible deposition tool and a rapid thermal processing tool to address growing segments of the FPD equipment market that are intended to displace products offered by competing manufacturers. The Photonics Division’s LIVAR target identification system and low-cost low-light level camera products are designed to offer significantly improved capability relative to any products currently offered in the marketplace. Additionally, the Photonics Division is entering a new market for the Company with its photodiodes for fiber optic communication systems. Failure of these products to perform as intended or to successfully penetrate these new markets and develop into profitable product lines will have an adverse effect on Intevac’s business.

Demand for capital equipment is cyclical.

      Intevac’s sells capital equipment to capital intensive industries, which sell commodity products such as flat panel displays and disk drives. These industries operate with high fixed costs. When demand for these commodity products exceeds capacity, then demand for new capital equipment such as Intevac’s tends to be amplified. When supply of these commodity products exceeds capacity, then demand for new capital equipment such as Intevac’s tends to be depressed. The cyclical nature of the capital equipment industry means that in some years sales of new systems by the Company will be unusually high, and that in other years sales of new systems by the Company will be severely depressed. Failure to anticipate or respond quickly to the industry business cycle could have an adverse effect on Intevac’s business.

The Equipment Business is subject to rapid technical change.

      Intevac’s ability to remain competitive requires substantial investments in research and development. The failure to develop, manufacture and market new systems, or to enhance existing systems, will have an adverse effect on Intevac’s business. From time to time in the past, Intevac has experienced delays in the introduction of, and technical difficulties with, some of its systems and enhancements. Intevac’s future success in developing and selling equipment will depend upon a variety of factors, including accurate prediction of future customer requirements, technology advances, cost of ownership, introduction of new products on schedule, cost-effective manufacturing and product performance in the field. Intevac’s new product decisions and development commitments must anticipate continuously evolving industry requirements significantly in advance of sales. Any failure to accurately predict customer requirements and to develop new generations of products to meet those requirements would have an adverse effect on Intevac’s business.

Our products are complex, constantly evolving and are often designed and manufactured to individual customer requirements that require additional engineering.

      Intevac’s Equipment Division products have a large number of components and are highly complex. Intevac may experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. In addition, some of the systems built by Intevac must be customized to meet individual customer site or operating requirements. Intevac has limited manufacturing capacity and engineering resources and may be unable to complete the development, manufacture and shipment of its products, or to meet the required technical specifications for its products in a timely manner. Such delays could lead to rescheduling of orders in backlog, or in extreme situations, to cancellation of orders. In addition, Intevac may incur substantial unanticipated costs early in a product’s life cycle, such as increased engineering, manufacturing, installation and support costs which may not be able to be passed on to the customer. In some instances, Intevac is dependent upon a sole supplier or a limited number of suppliers for

8

complex components or sub-assemblies utilized in its products. Any of these factors could adversely affect Intevac’s business.

The Photonics Business does not yet generate significant revenues from product sales.

      To date the activities of the Photonics Division have concentrated on the development of its technology and prototype products that demonstrate this technology. Revenues have been derived primarily from research and development contracts funded by the United States Government and its contractors. The Company continues to develop standard Photonics products for sale to military and commercial customers. The Photonics Division will require substantial further investment in sales and marketing, in product development and in additional production facilities to support the planned transition to volume sales of Photonics products to military and commercial customers. There can be no assurance that the Company will succeed in these activities and generate significant sales of products based on its Photonics technology.

The sales of our Equipment products are dependent on substantial capital investment by our customers.

      The purchase of Intevac’s systems, along with the purchase of other related equipment and facilities, requires extremely large capital expenditures by our customers. These costs are far in excess of the cost of the Intevac systems alone. The magnitude of such capital expenditures requires that our customers have access to large amounts of capital and that they be willing to invest that capital over long periods of time to be able to purchase our equipment. Some of our customers may not be willing, or able, to make the magnitude of capital investment required.

Rapid increases in areal density are reducing the number of thin-film disks required per disk drive.

      Over the past few years the amount of data that can be stored on a single thin-film computer disk has been increasing at approximately 100% per year. Although the number of disk drives produced has continued to increase each year, the growth in areal density has resulted in a reduction in the number of disks required per disk drive. TrendFocus, a market research firm specializing in the disk drive industry, projects that the number of thin-film disks used worldwide declined in 2001 from 2000 levels and are expected to remain at the same level in 2002. Without a significant technological change or an increase in the number of disks required, Intevac’s disk equipment sales are largely limited to upgrades of existing systems, rather than capacity expansion or system replacement.

Our competitors are large and well financed and competition is intense.

      Intevac experiences intense competition in the Equipment Division. For example, Intevac’s equipment products experience competition worldwide from competitors including Anelva Corporation, Ulvac Japan, Ltd. and Unaxis Holdings, Ltd., each of which have sold substantial numbers of systems worldwide. Anelva, Ulvac and Unaxis all have substantially greater financial, technical, marketing, manufacturing and other resources than Intevac. There can be no assurance that Intevac’s competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features or that new competitors will not enter Intevac’s markets and develop such enhanced products.

      Given the lengthy sales cycle and the significant investment required to integrate equipment into the manufacturing process, Intevac believes that once a manufacturer has selected a particular supplier’s equipment for a specific application, that manufacturer generally relies upon that supplier’s equipment and frequently will continue to purchase any additional equipment for that application from the same supplier. Accordingly, competition for customers in the equipment industry is intense, and suppliers of equipment may offer substantial pricing concessions and incentives to attract new customers or retain existing customers.

9

Intevac’s business is dependent on its intellectual property.

      There can be no assurance that:

•	any of Intevac’s pending or future patent applications will be allowed or that any of the allowed applications will be issued as patents, or

•	any patent owned by Intevac will not be invalidated, deemed unenforceable, circumvented or challenged, or

•	the rights granted under our patents will provide competitive advantages to Intevac, or

•	any of Intevac’s pending or future patent applications will be issued with claims of the scope sought by Intevac, if at all, or

•	others will not develop similar products, duplicate Intevac’s products or design around the patents owned by Intevac, or

•	patent rights, intellectual property laws or Intevac’s agreements will adequately protect Intevac’s intellectual property rights.

      Failure to adequately protect Intevac’s intellectual property rights could have an adverse effect upon Intevac’s business.

      From time to time Intevac has received claims that it is infringing third parties’ intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by Intevac with respect to current or future patents, trademarks, or other proprietary rights relating to Intevac’s disk sputtering systems, flat panel manufacturing equipment or other products. Any present or future claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Intevac to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Intevac, or at all. Any of the foregoing could have an adverse effect upon Intevac’s business.

Our operating results fluctuate significantly.

      Over the last eight quarters Intevac’s operating loss as a percentage of net revenues has fluctuated between approximately (59%) and (1%) of net revenues. Over the same period sales per quarter have fluctuated between $23.6 million and $5.9 million. Intevac anticipates that its sales and operating margins will continue to fluctuate. As a result, period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Operating costs in northern California are high.

      Intevac’s operations are located in Santa Clara, California. The cost of living in northern California is extremely high, which increases both the cost of doing business and the cost and difficulty of recruiting new employees. Intevac’s operating results depend in significant part upon its ability to effectively manage costs and to retain and attract qualified management, engineering, marketing, manufacturing, customer support, sales and administrative personnel. The failure to control costs and to attract and retain qualified personnel could have an adverse effect on Intevac’s business.

Business interruptions could adversely affect our business.

      Intevac’s operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Additionally, the costs of electricity and natural gas have increased significantly. Any further cost increases will impact the Company’s ability to achieve profitability.

10

A majority of our sales are to international customers.

      Sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the United States dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. Intevac earns a significant portion of its revenue from international sales, and there can be no assurance that any of these factors will not have an adverse effect on Intevac’s business.

      Intevac generally quotes and sells its products in US dollars. However, in some cases, Intevac has quoted and sold its products in Japanese Yen. In those cases Intevac may enter into foreign currency contracts in an effort to reduce the overall risk of currency fluctuations to Intevac’s business. However, there can be no assurance that the offer and sale of products denominated in foreign currencies, and the related foreign currency hedging activities will not adversely affect Intevac’s business.

      Intevac’s two principal competitors for disk sputtering equipment are based in foreign countries and have cost structures based on foreign currencies. Accordingly, currency fluctuations could cause Intevac’s products to be more, or less, competitive than its competitors’ products. Currency fluctuations will decrease, or increase, Intevac’s cost structure relative to those of its competitors, which could impact Intevac’s competitive position.

Intevac’s stock price is volatile.

      Intevac’s stock price has experienced both significant increases in valuation, and significant decreases in valuation, over short periods of time. Intevac believes that factors such as announcements of developments related to Intevac’s business, fluctuations in Intevac’s operating results, failure to meet securities analysts’ expectations, general conditions in the disk drive and thin-film media manufacturing industries and the worldwide economy, announcements of technological innovations, new systems or product enhancements by Intevac or its competitors, fluctuations in the level of cooperative development funding, acquisitions, changes in governmental regulations, developments in patents or other intellectual property rights and changes in Intevac’s relationships with customers and suppliers could cause the price of Intevac’s Common Stock to continue to fluctuate substantially. In addition, in recent years the stock market in general, and the market for small capitalization and high technology stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any of these factors could adversely affect the market price of Intevac’s Common Stock.

Intevac routinely evaluates acquisition candidates and other diversification strategies.

      Intevac has completed multiple acquisitions as part of its efforts to expand and diversify its business. For example, Intevac’s business was initially acquired from Varian Associates in 1991. Additionally, Intevac acquired its current gravity lubrication, CSS test equipment and rapid thermal processing product lines in three acquisitions. Intevac also acquired its RPC electron beam processing business in late 1997, and subsequently closed this business. Intevac intends to continue to evaluate new acquisition candidates and diversification strategies. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired company’s employees, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company’s key employees. Additionally, unanticipated expenses, difficulties and consequences may be incurred relating to the integration of technologies, research and development, and administrative functions. Any future acquisitions may result in potentially dilutive issuance of equity securities, acquisition related write-offs and the assumption of debt and contingent liabilities. Any of the above factors could adversely affect Intevac’s business.

Intevac uses hazardous materials.

      Intevac is subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or otherwise hazardous substances, chemicals, materials or waste. Any failure to comply with current or future regulations could result

11

in substantial civil penalties or criminal fines being imposed on Intevac or its officers, directors or employees, suspension of production, alteration of its manufacturing process or cessation of operations. Such regulations could require Intevac to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. Any failure by Intevac to properly manage the use, disposal or storage of, or adequately restrict the release of, hazardous or toxic substances could subject Intevac to significant liabilities.

A majority of the Common Stock outstanding is controlled by the directors and executive officers of Intevac.

      Based on the shares outstanding on December 31, 2001, the current directors and their affiliates and executive officers, in the aggregate, beneficially own a majority of the outstanding shares of Common Stock. These shareholders, acting together, are able to effectively control all matters requiring approval by the shareholders of Intevac, including the election of a majority of the directors and approval of significant corporate transactions. The Company’s directors also hold 7% of the outstanding Convertible Notes.

Item 2.     Properties

      Intevac leases its 119,583 square foot facility in Santa Clara, California. The lease for this building expires in March 2007. Intevac has an option to extend the lease for an additional five-year period, with a monthly base rent to be negotiated by Intevac and the lessor. If Intevac and the lessor are unable to reach agreement with respect to such monthly base rent, an appraisal process set forth in the lease will determine the monthly base rent for the extension. Intevac also leases a facility of approximately 2,400 square feet in Singapore to house the Singapore customer support organization. This lease expires in December 2002. Intevac believes that its current facilities are suitable and adequate for its current and foreseeable operations. Intevac operates with one full manufacturing shift and one partial manufacturing shift. Intevac believes that it currently has sufficient productive capacity to meet its current needs.

Item 3.     Legal Proceedings

      On June 12, 1996 two Australian Army Black Hawk Helicopters collided in midair during nighttime maneuvers. Eighteen Australian servicemen perished and twelve were injured. The Company was named as a defendant in a lawsuit related to this crash. The lawsuit was filed in Stamford, Connecticut Superior Court on June 10, 1999 by Mark Durkin, the administrator of the estates of the deceased crewmembers, the injured crewmembers and the spouses of the deceased and/or injured crewmembers. Included in the suit’s allegations are assertions that the crash was caused by defective night vision goggles. The suit names three US manufacturers of military night vision goggles, of which Intevac was one. The suit also names the manufacturer of the pilot’s helmets, two manufacturers of night vision system test equipment and the manufacturer of the helicopter. The suit claims damages for 13 personnel killed in the crash, 5 personnel injured in the crash and spouses of those killed or injured. It is known that the Australian Army established a Board of Inquiry to investigate the accident and that the Board of Inquiry concluded that the accident was not caused by defective night vision goggles.

      On July 27, 2000 the Connecticut Superior Court disallowed the defendants’ motion to dismiss the lawsuit. That decision was appealed to the Connecticut Supreme Court. On October 30, 2001 the Connecticut Supreme Court reversed the Superior Court’s decision and remanded the case to the trial court with the direction to grant the defendants’ motions to dismiss the suit subject to conditions already agreed to by the defendants. These conditions agreed to by the defendants include (1) consenting to jurisdiction in Australia; (2) accepting service of process in connection with an action in Australia; (3) making their personnel and records available for litigation in Australia; (4) waiving any applicable statutes of limitation in Australia up to six months from the date of dismissal of this action or for such other reasonable time as may be required as a condition of dismissing this action; (5) satisfying any judgement that may be entered against them in Australia; and (6) consenting to the reopening of the action in Connecticut in the event the above conditions are not met as to any proper defendant in the action. At this time, the plaintiffs have not chosen to

12

recommence litigation against the Company in Australia. Any such action could expose Intevac to further risk, plus the expense and uncertainties of defending the matter in a distant foreign jurisdiction.

      On June 12, 2001 the Company filed a complaint in Santa Clara County Superior Court, State of California, against Intarsia Corporation. The complaint related to Intarsia’s cancellation of an order for a customized sputtering system and sought damages of at least $3.3 million. On July 26, 2001 Intarsia filed a cross-complaint against the Company in the Santa Clara County Superior Court. On August 14, 2001, the Company filed a demurrer to the cross-complaint, and on October 11, 2001, Intarsia filed an amended cross-complaint. The amended cross-complaint included allegations of fraud, negligent misrepresentation, breach of contract and breach of covenant of good faith and fair dealing, and sought damages in the amount of $349,000 plus additional relief as may have been deemed appropriate by the court. On February 1, 2002 the Company and Intarsia executed a stipulation for settlement which resolved the matter. The terms of the stipulation will not result in any material effect on the Company’s financial results.

Item 4.     Submission of Matters to a Vote of Security-Holders

      No matters were submitted to a vote of security-holders during the fourth quarter of the fiscal year covered by this Annual Report on Form 10-K.

EXECUTIVE OFFICERS AND DIRECTORS

      Certain information about Intevac’s directors and executive officers is listed below:

Name	Age	Position

Executive Officers and Directors:
Norman H. Pond	63	Chairman of the Board
Kevin Fairbairn	48	President, Chief Executive Officer and Director
Verle Aebi	47	President of Photonics Division
Charles B. Eddy III	51	Vice President, Finance and Administration, Chief Financial
		Officer, Treasurer and Secretary
Edward Durbin(1)	74	Director
George L. Farinsky(1)	67	Director
Robert D. Hempstead	58	Director
David N. Lambeth(1)(2)	54	Director
H. Joseph Smead(2)	76	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

      Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as President and Chief Executive Officer from February 1991 until July 2000 and again from September 2001 through January 2002. Before joining Intevac, from 1988 to 1990, Mr. Pond served as President and Chief Operating Officer of Varian Associates, Inc., a publicly held manufacturer of semiconductor, communication, defense and medical products where he was responsible for overall management of Varian’s operations. From 1984 to 1988, Mr. Pond was President of Varian’s Electron Device and Systems Group and became a Director of Varian in 1986. Mr. Pond holds a BS in physics from the University of Missouri at Rolla and a MS in physics from the University of California at Los Angeles.

      Mr. Fairbairn joined Intevac as President and Chief Executive Officer in January 2002 and was appointed a Director of the Company in February 2002. Before joining Intevac, from July 1985 to January 2002, Mr. Fairbairn was employed by Applied Materials, most recently as Vice-President and General Manager of the Conductor Etch Organization with responsibility for the Silicon and Metal Etch Divisions. From 1996 to 1999, Mr. Fairbairn was General Manager of Applied’s Plasma Enhanced Chemical Vapor Deposition

13

Business Unit and from 1993 to 1996, he was General Manager of Applied’s Plasma Silane CVD Product Business Unit. Mr. Fairbairn holds a MA in Engineering Sciences from Cambridge University.

      Mr. Aebi has served as President of the Photonics Division since July 2000. Mr. Aebi served as General Manager of the Photonics Division since May 1995 and was elected as a Vice President of the Company in September 1995. From 1988 through 1994, Mr. Aebi was the Engineering Manager of the Company’s night vision business, where he was responsible for new product development in the areas of advanced photocathodes and image intensifiers. Mr. Aebi holds a BS in physics and an MS in electrical engineering from Stanford University.

      Mr. Eddy has served as Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary of Intevac since April 1991. Mr. Eddy served as Chief Financial Officer of Videonics, Inc., a manufacturer of consumer video editing equipment, from 1987 to 1991 and served as Chief Financial Officer of Parallel Computers, Inc., a startup computer company, from 1983 to 1987. Mr. Eddy was with Intel Corporation from 1974 to 1983 where he served in a variety of positions, including controller and plant manager. Mr. Eddy holds a BS in engineering science from the University of Virginia and a MBA from Dartmouth College.

      Mr. Durbin has served as a Director of Intevac since February 1991. Mr. Durbin joined Kaiser Aerospace and Electronics Corporation, a privately held manufacturer of electronic and electro-optical systems, in 1975 and served as Vice Chairman with responsibility for marketing and business development until January 2001. Mr. Durbin holds a BS in electrical engineering from The Cooper Union and a MS in electrical engineering from the Polytechnic Institute of Brooklyn.

      Mr. Farinsky has served as a Director of Intevac since May 2001. Mr. Farinsky has been an investor and consultant since he retired as a corporate financial executive in 1991. From 1987 to 1991 he was Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation. Prior to joining Ashton-Tate, he held executive management positions at the Bank of British Columbia, Dysan Corporation, Kaiser Resources, Ltd, Kaiser Industries Corporation, Mattel, Inc. and Teledyne, Inc. Mr. Farinsky holds a BS in business administration from the University of San Francisco and is a Certified Public Accountant licensed in California, but is not engaged in public practice. Mr. Farinsky is also a director of Broadcom Corporation.

      Dr. Hempstead has served as a Director of Intevac since March 1997 and served as Chief Operating Officer of Intevac from April 1996 through June 1999. Before joining Intevac, Dr. Hempstead served as Executive Vice President of Censtor Corp., a manufacturer of computer disk drive heads and disks, from November 1994 to February 1996. He was a self-employed consultant from 1989 to November 1994. Dr. Hempstead is currently Chief Technology Officer at Veeco Instruments. Dr. Hempstead holds a BS and MS in electrical engineering from Massachusetts Institute of Technology and a Ph.D. in physics from the University of Illinois.

      Dr. Lambeth has served as a Director of Intevac since May 1996. Dr. Lambeth has been Professor of both Electrical and Computer Engineering and Material Science Engineering at Carnegie Mellon University since 1989. Dr. Lambeth was Associate Director of the Data Storage Systems at Carnegie Mellon University from 1989 to 1999. Since 1988, Dr. Lambeth has been the owner of Lambeth Systems, an engineering consulting and research firm. From 1973 to 1988, Dr. Lambeth worked at Eastman Kodak Company’s Research Laboratories, most recently as the head of the Magnetic Materials Laboratory. Dr. Lambeth holds a BS in electrical engineering from the University of Missouri and a Ph.D. in physics from the Massachusetts Institute of Technology.

      Dr. Smead has served as a Director of Intevac since February 1991. Dr. Smead joined Kaiser Aerospace and Electronics Corporation (“Kaiser”) in 1974 and served as Kaiser’s President from 1974 until October 1997. Dr. Smead served as President and Chairman of the Board of Directors of K Systems, Inc., Kaiser’s parent company, from 1977 until October 1997. Dr. Smead served as Chairman of the Board of Directors of Kaiser until December 1999. Dr. Smead resigned as a director of Kaiser and its subsidiaries in December 2000. Dr. Smead holds a BS in electrical engineering from the University of Colorado, a MS in electrical engineering from the University of Washington and a Ph.D. in electrical engineering from Purdue University.

14

PART II

Item 5.     Market for Registrant’s Common Equity and Related Shareholder Matters

      Intevac’s Common Stock commenced trading on the Nasdaq National Market on November 21, 1995 and is traded under the symbol “IVAC.” As of December 31, 2001, there were approximately 2,000 holders of record of the Common Stock. The following table sets forth for the periods indicated the high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market.

	High	Low

Fiscal 2000
First Quarter	$8.000	$3.500
Second Quarter	$4.625	$2.688
Third Quarter	$7.090	$3.313
Fourth Quarter	$5.130	$3.130
Fiscal 2001
First Quarter	$5.890	$3.500
Second Quarter	$5.950	$4.400
Third Quarter	$4.980	$1.950
Fourth Quarter	$4.240	$2.380

Dividend Policy

      Intevac currently anticipates that it will retain its earnings, if any, for use in the operation of its business and does not expect to pay cash dividends on its capital stock in the foreseeable future.

15

Item 6.     Selected Consolidated Financial Data

      The following selected financial data of Intevac is qualified by reference to and should be read in conjunction with the consolidated financial statements of Intevac, including the notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, each appearing elsewhere in this report.

	Year Ended December 31,

	2001	2000	1999	1998	1997

	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Net revenues	$51,484	$36,049	$42,962	$95,975	$133,207
Cost of net revenues	41,729	34,059	40,410	71,717	91,255

Gross profit	9,755	1,990	2,552	24,258	41,952
Operating expenses:
Research and development	14,478	10,576	14,136	12,473	10,716
Selling, general and administrative	6,745	4,415	7,226	10,879	11,399
Restructuring and other	—	(638)	3,069	1,088	—
Acquired in-process research and development	—	—	—	—	299

Total operating expenses	21,223	14,353	24,431	24,710	22,414

Operating income (loss)	(11,468)	(12,363)	(21,879)	(452)	19,538
Interest expense	(2,912)	(3,033)	(3,711)	(4,187)	(3,581)
Interest income and other income, net	1,065	3,072	3,632	3,176	3,268

Income (loss) from continuing operations before income taxes	(13,315)	(12,324)	(21,958)	(1,463)	19,225
Provision for (benefit from) income taxes	4,424	—	(8,344)	(882)	6,728

Income (loss) from continuing operations	(17,739)	(12,324)	(13,614)	(581)	12,497
Income from discontinued operations, net	—	—	—	1,005	—
Income from repurchase of convertible notes, net	803	—	3,844	—	—

Net income (loss)	$(16,936)	$(12,324)	$(9,770)	$424	$12,497

Basic earnings per share:
Income (loss) from continuing operations	$(1.48)	$(1.04)	$(1.16)	$(0.05)	$1.00
Net income (loss)	$(1.42)	$(1.04)	$(0.83)	$0.04	$1.00
Shares used in per share calculations	11,955	11,803	11,777	12,052	12,514
Diluted earnings per share:
Income (loss) from continuing operations	$(1.48)	$(1.04)	$(1.16)	$(0.05)	$0.94
Net income (loss)	$(1.42)	$(1.04)	$(0.83)	$0.03	$0.94
Shares used in per share calculations	11,955	11,803	11,777	12,354	15,385
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$18,157	$38,403	$40,895	$60,916	$71,142
Working capital	27,160	41,093	51,579	77,774	78,025
Total assets	60,165	83,936	94,382	122,976	147,794
Long-term debt	37,545	41,245	43,188	59,461	59,480
Total shareholders’ equity	1,408	17,804	29,623	40,436	42,435

16

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion and analysis contains forward-looking statements which involve risks and uncertainties. Words such as “believes,” “expects,” “anticipates” and the like indicate forward-looking statements. Intevac’s actual results may differ materially from the results discussed in the forward-looking statements for a variety of reasons, including those set forth under “Certain Factors Which May Affect Future Operating Results” and should be read in conjunction with the Consolidated Financial Statements and related Notes contained elsewhere in this Annual Report on Form 10-K.

Critical Accounting Policies and Estimates

      Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). We review the accounting policies we use in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, accounts receivable, inventories, income taxes, warranty obligations, long-lived assets, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are reviewed by management on an ongoing basis. The Audit Committee and our auditors review significant estimates and judgements at the end of each quarter prior to the public release of our financial results.

      Our significant accounting policies are described in Note 2 to the consolidated financial statements included in Item 8 of this Form 10-K. We believe the following critical accounting policies affect the more significant judgments and estimates made in the preparation of our consolidated financial statements.

      Revenue Recognition — Intevac recognizes revenue using the guidance from SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements.” Intevac’s revenue recognition policy requires that there be persuasive evidence of a sales contract, that the price is fixed, that title has transferred, that product payment is not contingent on any factors and is reasonably assured, and that the Company has completed all the material tasks and deliverables required by the contract.

      Revenues for systems are recognized upon customer acceptance. For large deposition and RTP systems shipped through a distributor, revenue is typically recognized after the distributor has accepted the system at Intevac’s factory and the system has been shipped. For large deposition and RTP systems sold direct to end customers, revenue is recognized after installation and acceptance of the system at the customer site. When the Company believes that there may be higher than normal end user installation and acceptance issues for systems shipped through a distributor, such as when the first unit of a newly designed system is delivered, then the Company defers revenue recognition until the distributor’s customer has also accepted the system. Revenues for technology upgrades, spare parts, consumable and prototype products built by the Photonics Division are generally recognized upon shipment. Service and maintenance contract revenue, which to date has been insignificant, is recognized ratably over applicable contract periods or as the service is performed.

      The Company performs best efforts research and development work under various research contracts. Revenue on these contracts is recognized in accordance with contract terms, typically as costs are incurred. Typically, for each contract, the Company commits to perform certain research and development efforts up to an agreed upon amount. In connection with these contracts, the Company receives funding on an incremental basis up to a ceiling. Some of these contracts are cost sharing in nature, where Intevac is reimbursed for a portion of the total costs expended. In addition, the Company has, from time to time, negotiated with a third party to fund a portion of the Company’s costs in return for a joint interest to the Company’s rights at the end of the contract. In the event a particular contract over-runs its agreed upon amount, the Company may be liable for the additional costs.

17

      Inventories — Intevac makes provisions for potentially excess and obsolete inventory based on backlog and forecasted demand. However, order backlog is subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from forecasted demand due to a number of factors. For example, the thin-film disk industry has suffered from over capacity and poor financial results, which has led to industry consolidation. Consolidation can lead to the availability of used equipment that competes at very low prices with the Company’s products. Financial stress and consolidation in the Company’s customer base can also lead to the cancellation of orders for products after the Company has incurred substantial costs related to those orders. Such problems have resulted, and may continue to result, in excess and obsolete inventory, and the provision of related reserves.

      Warranty — The Company’s standard warranty is twelve months from customer acceptance. During this warranty period any necessary non-consumable parts are supplied and installed. A provision for the estimated warranty cost is recorded at the time revenue is recognized.

      Valuation of long-lived and intangible assets and goodwill — We assess the impairment of identifiable intangibles, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period; and

•	our market capitalization relative to net book value.

      When we determine that the carrying value of long-lived assets, intangibles or goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

Results of Operations

      Net revenues. Net revenues consist primarily of sales of equipment used to manufacture flat panel displays, equipment used to manufacture thin-film disks, related equipment and system components, and contract research and development related to the development of electro-optical devices and systems. Net revenues totaled $51.5 million, $36.0 million and $43.0 million in 2001, 2000 and 1999, respectively.

      Equipment revenues totaled $42.7 million, $28.8 million and $36.0 million in 2001, 2000 and 1999, respectively. Equipment revenues increased in 2001 due to an increase in sales of flat panel manufacturing systems, partially offset by a decrease in sales of disk manufacturing systems, disk system upgrades and components. Equipment revenues decreased in 2000 from 1999 primarily due to a decrease in sales of disk manufacturing systems, and to a lesser extent flat panel manufacturing systems, partially offset by increased sales of disk system upgrades and components. Intevac believes that the market for FPD deposition equipment has significant growth potential. The Company delivered five of its D-STAR deposition systems during 2001 and at the end of 2001 had backlog for upgrades to the five systems and one new D-STAR. Nonetheless, the Company will need to broaden its customer base and secure additional D-STAR orders during the first half of 2002 to be able increase D-STAR sales in 2002. Additionally, the market for the Company’s disk manufacturing equipment continues to face over-capacity and is undergoing consolidation. Future growth in this market will depend on the overall health of the industry, the availability of used equipment and technical obsolescence of the installed base of systems.

      Photonics revenues totaled $8.8 million, $7.2 million and $7.0 million in 2001, 2000 and 1999, respectively. Photonics revenues increased in 2001 over 2000 as the result of increased revenues from contract

18

research and development. Photonics revenues increased from 1999 to 2000 as the result of an increase in shipments of prototype products, which was partially offset by a lower level of revenues from contract research and development. Photonics revenues in 2002 are expected to be primarily from contract research and development with limited revenue from products such as LIVAR target identification systems, EBAPS low-cost low-light-level cameras and photodiodes. Future growth in Photonics is dependent on the Company’s success in capitalizing on its base of technology by bringing products such as EBAPS and photodiodes into commercial production and proliferating LIVAR into additional major military weapons programs.

      Intevac’s backlog of orders at December 31, 2001 was $30.6 million as compared to a December 31, 2000 backlog of $42.1 million. The reduction in backlog was primarily due to a reduction in the number of FPD deposition systems on order. Most of Intevac’s backlog at December 31, 2001 is scheduled for either customer acceptance or delivery during the first half of 2002. The Company needs to book substantial orders with delivery scheduled in the second half of 2002 to cause 2002 sales to meet or exceed 2001 sales.

      Significant portions of the Company’s revenues in any particular period have been attributable to sales to a limited number of customers. In 2001, Equipment sales through Matsubo, the Company’s Japanese distributor, accounted for 49% of net revenues. In 2000, MMC Technology, Seagate, Westt and Matsubo each accounted for more than 10% of Intevac’s consolidated revenues and in aggregate accounted for 56% of net revenues. In 1999, Matsubo, Seagate and Lockheed Martin each accounted for more than 10% of Intevac’s consolidated revenues and in aggregate accounted for 66% of net revenues. The Company’s largest customers tend to change from period to period as a function of each customer’s plans to renovate or to expand production capacity.

      International sales totaled $37.3 million, $9.6 million and $25.7 million in 2001, 2000 and 1999, respectively. International sales accounted for 73%, 27% and 60% of net revenues in 2001, 2000 and 1999, respectively. The increase in international sales in 2001 over 2000 was primarily due to an increase in net revenues from flat panel manufacturing systems. The decrease in international sales from 1999 to 2000 was primarily due to a decrease in net revenues from disk manufacturing equipment. Substantially all of Intevac’s international sales are to customers in the Far East.

      Gross margin. Cost of net revenues consists primarily of purchased materials, fabrication, assembly, test and installation labor and overhead, warranty costs, royalties, provisions for inventory reserves, scrap and costs attributable to contract research and development. Gross margin was 19%, 6% and 6% in 2001, 2000 and 1999, respectively.

      Gross margin in the Equipment Division was 23%, 12% and 7% in 2001, 2000 and 1999, respectively. Equipment gross margin improved in 2001, but was tempered by high initial costs to manufacture Intevac’s redesigned flat panel manufacturing systems and establishment of $2.4 million of inventory reserves related to a cancelled order for a custom flat panel system. 2001 Equipment gross margin excluding the effect of the inventory reserve would have been 29%. Equipment gross margin in 2000 was negatively impacted by establishment of $5.1 million of reserves related to slow moving equipment inventory and a $0.8 million write-off of goodwill related to electronically swept source technology, which was acquired in 1996 and subsequently abandoned. 2000 Equipment gross margin excluding the effect of these two items would have been 32%. Gross margin in 1999 was adversely impacted by the under-absorption of manufacturing overhead due to low manufacturing volume, the sale of four used disk sputtering systems at heavily discounted prices, high initial costs of two new systems, write-down of RPC inventory related to the plan to discontinue RPC operations, payment of $0.5 million as part of the settlement of a patent claim and establishment of a $0.4 million cost to market reserve on a used MDP-250B disk sputtering system remaining in inventory.

      Gross margin in the Photonics Division was (2%), (8%) and 7% in 2001, 2000 and 1999, respectively. Photonics gross margins in 2001 and 2000 have been negatively impacted by a significant portion of revenue being derived from cost-sharing research and development contracts versus fully funded research and development contracts in years prior to 2000. The Company expects that Photonics gross margins will fluctuate based on the relative mix of sales derived from prototype products, from fully funded research and development contracts and from cost-shared research and development contracts.

19

      Research and development. Research and development expense consists primarily of prototype materials, salaries and related costs of employees engaged in ongoing research, design and development activities for flat panel manufacturing equipment, disk manufacturing equipment and research by the Photonics Division. Company funded research and development expense totaled $14.5 million, $10.6 million and $14.1 million in 2001, 2000 and 1999, respectively. The increase from 2000 to 2001 was primarily the result of increased expenses related to the development and redesign of flat panel manufacturing equipment and, to a lesser extent, the development of Photonics products. The decrease from 1999 to 2000 was primarily the result of lower expenses related to the development of disk manufacturing equipment.

      Research and development expenses do not include costs of $8.0 million, $6.0 million and $5.9 million in 2001, 2000 and 1999, respectively, related to Photonics contract research and development which are included in cost of goods sold. Research and development expenses also do not include costs of $0.5 million, $0.7 million and $1.1 million incurred by Intevac in 2001, 2000 and 1999, respectively, and reimbursed under the terms of research and development cost sharing agreements related to development of disk and flat panel manufacturing equipment.

      Selling, general and administrative. Selling, general and administrative expense consists primarily of selling, marketing, customer support, financial, travel, management, legal and professional services and bad debt expense. Domestic sales are made by the Company’s direct sales force, whereas international sales are made by distributors and representatives that provide services such as sales, installation, warranty and customer support. The Company also has a subsidiary in Singapore to support customers in Southeast Asia. Through the second quarter of 2000, Intevac marketed its flat panel manufacturing equipment to the Far East through its Japanese joint venture, IMAT. During the third quarter of 2000 the Company and its joint venture partner, Matsubo, transferred IMAT’s activities and employees to Matsubo, which became a distributor of the Company’s flat panel products, and shut down the operations of IMAT.

      Selling, general and administrative expense totaled $6.7 million, $4.4 million and $7.2 million in 2001, 2000 and 1999, respectively, representing 13%, 12% and 17% of net revenue. The increase from 2000 to 2001 was primarily due to a $1.5 million credit to bad debt expense recognized in 2000. The primary reasons for the decrease from 1999 to 2000 were the $1.5 million credit to bad debt expense and a $1.2 million reduction in expense from 1999 related to elimination of the electron beam processing equipment product line.

      Restructuring and other expense (gain). Restructuring and other expense (gain) was ($0.6) million and $3.1 million in 2000 and 1999, respectively.

      During the fourth quarter of 1999, the Company adopted a plan to discontinue operations at its RPC Technologies, Inc. electron beam processing equipment subsidiary and to close RPC’s facility in Hayward, California and incurred a charge of $1.6 million in 1999 related to this plan. The employment of 26 employees was terminated as a result. In the first quarter of 2000, Intevac sold certain assets of the RPC Technologies, Inc. subsidiary to Quemex Technology. Proceeds from the sale included a cash payment, assumption of the Hayward facility lease and the assumption of certain other liabilities. Excluded from the sale were two previously leased systems and three completed systems remaining in inventory. The Company was able to reverse the portions of the restructuring reserve established to provide for future rents due on the facility and for the closure of the facility. However, since Intevac retained ownership of the two leased systems, the Company established an equivalent reserve to provide for any residual value at the end of the leases.

      During the third quarter of 1999, the Company adopted an expense reduction plan that included closing one of the buildings at its Santa Clara facility and a reduction in force of 7 employees. The Company incurred a charge of $2.2 million in 1999 related to the expense reduction plan. In the fourth quarter of 1999, $0.1 million of the restructuring reserve was reversed due to lower than expected costs on the closure of the facility. During the first quarter of 2000, the Company vacated the building and negotiated a lease termination for that space with its landlord, which released the Company from the obligation to pay any rent after April 30, 2000. As a result, the Company reversed $0.6 million of the restructuring reserve during the first quarter of 2000. During the third quarter of 2000, the Company completed all activities related to closing the vacated portion of the building and reversed the remaining $23,000 of the restructuring reserve.

20

      During the first quarter of 1999, the Company implemented a reduction in force of 27 employees and incurred a charge of $0.1 million related to severance costs for the affected employees.

      Interest expense. Interest expense consists primarily of interest on the Convertible Notes issued in the first quarter of 1997, and, to a lesser extent, interest on approximately $2.0 million of long-term debt related to the purchase of Cathode Technology in 1996. Interest expense totaled $2.9 million, $3.0 million and $3.7 million in 2001, 2000 and 1999, respectively. The decline in interest expense was primarily the result of the repurchase by Intevac of $3.7 million and $16.3 million of the Convertible Notes during 2001 and 1999, respectively, and, to a lesser extent, the repayment of the Cathode Technology debt in January 2001.

      Interest income and other, net. Interest income and other, net totaled $1.1 million, $3.1 million and $3.6 million in 2001, 2000 and 1999, respectively. Interest income and other, net in 2001 consisted of $1.2 million of interest income on investments, $0.4 million of dividends on Intevac’s interest in 601 California Avenue LLC, a $0.8 million loss on the disposition of Pacific Gas and Electric commercial paper and $0.3 million of early payment discounts and other income. Interest income and other, net in 2000 consisted of $2.3 million of interest income on investments, $0.4 million of dividends on Intevac’s interest in 601 California Avenue LLC, $0.2 million of gains on foreign currency forward contracts and $0.2 million of early payment discounts and other income. Interest income and other, net in 1999 consisted of $2.1 million of interest income on Intevac’s investments, $1.1 million of dividends on Intevac’s interest in 601 California Avenue LLC, and $0.5 million of gains on foreign currency forward contracts.

      6 1/2% Convertible Subordinated Notes Due 2004. In 2001, Intevac repurchased $3.7 million of its Convertible Notes and recognized a gain of $0.8 million, net of applicable taxes. In 1999, Intevac repurchased $16.3 million of its Convertible Notes from which it recognized a gain of $3.8 million, net of applicable taxes.

      Provision for (benefit from) income taxes. In 2001, the Company recorded $5.0 million of income tax expense to provide additional valuation allowance against deferred tax assets. The Company’s net deferred tax assets totaled zero at December 31, 2001 net of a $16.9 million valuation allowance.

      Intevac’s estimated effective tax rate for 2000 was 0%. The Company did not accrue a tax benefit during 2000 due to the inability to realize additional refunds from loss carry-backs. The Company’s net deferred tax assets totaled $7.7 million at December 31, 2000, net of a $3.6 million valuation allowance established due to the uncertainty of realizing certain tax credits and loss carry-forwards.

      For the year ended December 31, 1999, Intevac recorded an $8.3 million tax benefit provision, computed at a 38% annual tax rate, on a pretax loss from continuing operations of $22.0 million. Intevac’s 1999 effective tax rate differed from the applicable statutory rates primarily due to benefits from tax-exempt interest income, which were partially offset by nondeductible goodwill amortization.

Liquidity and Capital Resources

      Operating activities in 2001 used cash of $11.7 million, primarily due to the net loss incurred, which was partially offset by depreciation, amortization and an increase in the valuation allowance against deferred tax assets. Investing activities in 2001 provided cash of $28.9 million as a result of the net sale of investments, which was partially offset by the purchase of property and equipment. Financing activities in 2001 used cash of $3.7 million due to the repurchase of a portion of the Convertible Notes and the repayment of the Cathode Technology debt, partially offset by the sale of Intevac’s stock to employees under its stock option and employee stock purchase plans.

      At December 31, 2001, Intevac had $18.2 million of cash and cash equivalents. Intevac intends to undertake approximately $4.0 million in capital expenditures during the next 12 months and believes the existing cash and cash equivalent balances will be sufficient to meet its cash requirements for the next twelve months.

      Intevac has incurred operating losses each year since 1998 and the Company cannot predict with certainty when it will return to profitability. We anticipate generating positive cash flow during the 2002 fiscal year, but that is dependent on continued growth in the business and our continued ability to obtain advances

21

from our customers. Additionally, as of December 31, 2001 we had $37.5 million of outstanding Convertible Notes, which mature in March 2004. We do not currently have the funds available to repay the debt and there can be no assurance that the Company will be able to restructure the debt or secure additional equity and/or debt financing to redeem the Convertible Notes on terms favorable to the Company and its shareholders, if the Convertible Notes are not converted by their holders into Intevac common stock prior to their maturity.

Item 7A.     Quantitative and Qualitative Disclosure About Market Risk

      Interest rate risk. The table below presents principal amounts and related weighted-average interest rates by year of maturity for the Company’s debt obligations.

								Fair
	2002	2003	2004	2005	2006	Beyond	Total	Value

	(Dollars in thousands)
Long-term debt
Fixed rate	—	—	$37,545	—	—	—	$37,545	$20,087
Average rate	6.50%	6.50%	6.50%	—	—	—

      Foreign exchange risk. From time to time, the Company enters into foreign currency forward exchange contracts to hedge anticipated foreign currency transaction, translation and re-measurement exposures. The objective of these contracts is to minimize the impact of foreign currency exchange rate movements on the Company’s operating results. At December 31, 2001, the Company did not have any foreign currency forward exchange contracts.

22

Item 8.     Financial Statements and Supplementary Data

INTEVAC, INC.

CONSOLIDATED FINANCIAL STATEMENTS

23

REPORT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Intevac, Inc.

      We have audited the accompanying consolidated balance sheets of Intevac, Inc. as of December 31, 2001 and 2000 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2001. Our audits also included the 2000 and 2001 data in the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Intevac, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2000 and 2001 data in the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

GRANT THORNTON LLP

San Jose, California

January 25, 2002

24

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Intevac, Inc.

      We have audited the accompanying consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 1999. Our audit also included the 1999 data in the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations of Intevac, Inc. and its cash flows for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the 1999 data in the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

ERNST & YOUNG LLP

San Jose, California

January 21, 2000

25

INTEVAC, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$18,157	$4,616
Short-term investments	—	33,787
Trade and other accounts receivable, net of allowances of $225 and $114 at December 31, 2001 and 2000	8,046	9,593
Inventories, including $4,070 and $3,033 held at customer locations at December 31, 2001 and 2000	21,691	15,833
Prepaid expenses and other current assets	478	844
Deferred tax assets	—	1,307

Total current assets	48,372	65,980
Property, plant and equipment, at cost:
Leasehold improvements	5,873	5,705
Machinery and equipment	21,096	19,836

	26,969	25,541
Less accumulated depreciation and amortization	18,105	14,481

	8,864	11,060
Investment in 601 California Avenue LLC	2,431	2,431
Intangible assets, net of amortization of $2,441 and $2,434 at December 31, 2001 and 2000	—	7
Debt issuance costs, net of amortization of $1,808 and $1,529 at December 31, 2001 and 2000	495	774
Deferred tax assets and other long term assets	3	3,684

Total assets	$60,165	$83,936

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Book overdraft	$242	$814
Notes payable	—	1,904
Accounts payable	2,386	1,943
Accrued payroll and related liabilities	1,573	1,534
Other accrued liabilities	3,547	2,375
Customer advances	13,464	16,317

Total current liabilities	21,212	24,887
Convertible notes	37,545	41,245
Commitments	—	—
Shareholders’ equity:
Undesignated preferred stock, no par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value:
Authorized shares — 50,000
Issued and outstanding shares — 12,004 and 11,844 at December 31, 2001 and 2000	19,093	18,675
Accumulated other comprehensive income	122	—
Retained earnings (accumulated deficit)	(17,807)	(871)

Total shareholders’ equity	1,408	17,804

Total liabilities and shareholders’ equity	$60,165	$83,936

See accompanying notes.

26

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts)

	Years Ended December 31,

	2001	2000	1999

Net revenues	$51,484	$36,049	$42,962
Cost of net revenues	41,729	34,059	40,410

Gross profit	9,755	1,990	2,552
Operating expenses:
Research and development	14,478	10,576	14,136
Selling, general and administrative	6,745	4,415	7,226
Restructuring and other	—	(638)	3,069

Total operating expenses	21,223	14,353	24,431

Operating loss	(11,468)	(12,363)	(21,879)
Interest expense	(2,912)	(3,033)	(3,711)
Interest income	1,245	2,341	2,100
Other income and expense, net	(180)	731	1,532

Loss from continuing operations before income taxes	(13,315)	(12,324)	(21,958)
Provision for (benefit from) income taxes	4,424	—	(8,344)

Loss before extraordinary item	(17,739)	(12,324)	(13,614)
Extraordinary item:
Gain from repurchase of convertible notes, net of applicable income taxes of $605 and $2,355 in 2001 and 1999, respectively	803	—	3,844

Net loss	$(16,936)	$(12,324)	$(9,770)

Other comprehensive income:
Foreign currency translation adjustments	122	—	—

Total adjustments	122	—	—

Total comprehensive loss	$(16,814)	$(12,324)	$(9,770)

Basic and diluted loss per share:
Loss from continuing operations	$(1.48)	$(1.04)	$(1.16)
Net loss	$(1.42)	$(1.04)	$(0.83)
Shares used in per share amounts	11,955	11,803	11,777

See accompanying notes.

27

INTEVAC, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In thousands)

			Accumulated	Retained
	Common Stock		Other	Earnings	Total
			Comprehensive	(Accum.	Shareholders’
	Shares	Amount	Income	Deficit)	Equity

Balance at December 31, 1998	11,887	$17,917	$122	$22,397	$40,436
Shares issued in connection with:
Exercise of stock options	27	38	—	—	38
Employee stock purchase plan	122	684	—	—	684
Repurchase of common stock	(321)	(491)	—	(1,174)	(1,665)
Income tax benefits realized from activity in employee stock plans	—	22	—	—	22
Change in foreign currency translation adjustments	—	—	(122)	—	(122)
Net loss	—	—	—	(9,770)	(9,770)

Balance at December 31, 1999	11,715	$18,170	$—	$11,453	$29,623
Shares issued in connection with:
Exercise of stock options	20	58	—	—	58
Employee stock purchase plan	109	418	—	—	418
Income tax benefits realized from activity in employee stock plans	—	29	—	—	29
Net loss	—	—	—	(12,324)	(12,324)

Balance at December 31, 2000	11,844	$18,675	$—	$(871)	$17,804
Shares issued in connection with:
Exercise of stock options	41	13	—	—	13
Employee stock purchase plan	119	405	—	—	405
Change in foreign currency translation adjustments	—	—	122	—	122
Net loss	—	—	—	(16,936)	(16,936)

Balance at December 31, 2001	12,004	$19,093	$122	$(17,807)	$1,408

See accompanying notes.

28

INTEVAC, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ending December 31,

	2001	2000	1999

Operating activities
Loss from continuing operations	$(17,739)	$(12,324)	$(13,614)
Net gain from repurchase of convertible notes	803	—	3,844

Net loss	(16,936)	(12,324)	(9,770)
Adjustments to reconcile net loss to net cash and cash equivalents provided by (used in) operating activities:
Depreciation	3,916	3,721	3,805
Deferred income tax asset valuation allowance	4,988	2,734	—
Amortization of intangibles	251	2,342	1,578
Gain on purchase of convertible notes	(1,408)	—	(6,199)
(Gain)/loss on IMAT investment	—	125	(39)
Restructuring and other charges — non-cash portion	—	856	428
Loss on disposal of investment	803	—	—
Loss on disposal of equipment	8	2	336
Changes in assets and liabilities:
Accounts receivable	1,547	1,614	(1,038)
Inventory	(3,536)	(343)	4,147
Prepaid expenses and other assets	366	(332)	586
Accounts payable	443	929	(1,020)
Accrued payroll and other accrued liabilities	639	(5,768)	1,287
Customer advances	(2,853)	6,466	(1,779)

Total adjustments	5,164	12,346	2,092

Net cash and cash equivalents provided by (used in) operating activities	(11,772)	22	(7,678)
Investing activities
Purchase of investments	(5,463)	(116,271)	(50,880)
Proceeds from sales and maturities of investments	38,447	120,084	70,205
Purchase of equipment	(4,050)	(2,990)	(1,736)

Net cash and cash equivalents provided by investing activities	28,934	823	17,589
Financing activities
Proceeds from issuance of common stock	418	476	722
Repurchase of common stock	—	—	(1,665)
Repurchase of Intevac convertible notes	(2,257)	—	(9,664)
Repayment of notes payable	(1,904)	—	—

Net cash and cash equivalents provided by (used in) financing activities	(3,743)	476	(10,607)
Effect of foreign currency translation adjustments	122	—	—

Net increase (decrease) in cash and cash equivalents	13,541	1,321	(696)
Cash and cash equivalents at beginning of period	4,616	3,295	3,991

Cash and cash equivalents at end of period	$18,157	$4,616	$3,295

Cash paid (received) for:
Interest	$2,715	$2,789	$3,555
Income taxes	2	2	—
Income tax refund	—	(5,803)	(3,099)
Other non-cash changes:
Inventories transferred to (from) property, plant and equipment	$(2,322)	$304	$1,942
Income tax benefit realized from activity in employee stock plans	—	29	22

See accompanying notes.

29

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Business and Nature of Operations

      Intevac, Inc.’s businesses are the design, manufacture and sale of complex capital equipment used to manufacture products such as flat panel displays and thin-film disks (“Equipment”) and the development of highly sensitive electro-optical devices and systems (“Photonics”).

      Systems sold by the Equipment Division are typically used to deposit highly engineered thin-films of material on a substrate, or to modify the characteristics and properties of thin-films already deposited on a substrate. Systems manufactured by the Equipment Division generally utilize proprietary manufacturing techniques and processes and operate under high levels of vacuum. The systems are designed for high-volume continuous operation and use precision robotics, computerized controls and complex software programs to fully automate and control the production process. Products manufactured with these systems include color cell phone displays, automotive displays, computer monitors and disks for computer hard disk drives. The Equipment Division has also designed ultra high vacuum automated equipment for Photonics to be used for the future manufacture of low-cost low-light-level cameras.

      The Photonics Division is developing electro-optical devices and systems that permit highly sensitive detection of photons in the visible and short wave infrared portions of the spectrum. This development work is aimed at creating new products for both military and industrial applications. Products include LIVAR systems for positive target identification at long range, low-cost low-light-level cameras for use in security and military applications and photodiodes for use in high-speed fiber optic systems.

      During the fourth quarter of 1999, the Company adopted a plan to discontinue its electron beam processing equipment product line and to close the facility in Hayward, California where that equipment was built.

2.     Summary of Significant Accounting Policies

Basis of Presentation

      The consolidated financial statements include the accounts of Intevac and its wholly owned subsidiaries. All inter-company transactions and balances have been eliminated.

Revenue Recognition

      Intevac recognizes revenue using the guidance from SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements.” Intevac’s revenue recognition policy requires that there be persuasive evidence of a sales contract, that the price is fixed, that title has transferred, that product payment is not contingent on any factors and is reasonably assured, and that the Company has completed all the material tasks and deliverables required by the contract.

      Systems and components — Revenues for systems are recognized upon customer acceptance. For large deposition and RTP systems shipped through a distributor, revenue is typically recognized after the distributor has accepted the system at Intevac’s factory and the system has been shipped. For large deposition and RTP systems sold direct to end customers, revenue is recognized after installation and acceptance of the system at the customer site. When the Company believes that there may be higher than normal end user installation and acceptance issues for systems shipped through a distributor, such as when the first unit of a newly designed system is delivered, then the Company defers revenue recognition until the distributor’s customer has also accepted the system. Revenues for technology upgrades, spare parts, consumable and prototype products built by the Photonics Division are generally recognized upon shipment.

      Service and Maintenance — Service and maintenance contract revenue, which to date has been insignificant, is recognized ratably over applicable contract periods or as services are performed.

30

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Technology Development — The Company performs best efforts research and development work under various research contracts. Revenue on these contracts is recognized in accordance with contract terms, typically as costs are incurred. Typically, for each contract, the Company commits to perform certain research and development efforts up to an agreed upon amount. In connection with these contracts, the Company receives funding on an incremental basis up to a ceiling. Upon completion of each contract, each party will typically receive certain rights to the technical and computer software data developed under the contract. Some of these contracts are cost sharing in nature, where Intevac is reimbursed for a portion of the total costs expended. In addition, the Company has, from time to time, negotiated with a third party to fund a portion of the Company’s costs in return for a joint interest to the Company’s rights at the end of the contract. In the event a particular contract over-runs its agreed upon amount, the Company may be liable for the additional costs.

      Net revenues and related cost of net revenues associated with these contracts were $7,885,000 and $9,782,000, respectively for 2001, $5,975,000 and $7,090,000, respectively for 2000, and $7,067,000 and $7,071,000, respectively for 1999.

Warranty

      The Company’s standard warranty is twelve months from customer acceptance. During this warranty period any necessary non-consumable parts are supplied and installed. A provision for the estimated warranty cost is recorded upon customer acceptance for systems and upon shipment for non-system products.

International Distribution Costs

      The Company makes payments to agents and representatives under agreements related to international sales in return for obtaining orders and providing installation and warranty services. These payments to agents and representatives are included in selling, general and administrative expenses. These amounts totaled approximately $141,000, $0 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

Customer Advances

      Customer advances generally represent nonrefundable deposits invoiced by the Company in connection with receiving customer purchase orders and other events preceding acceptance of systems. Customer advances related to products that have not been shipped to customers, and included in accounts receivable were $857,000 and $2,719,000 at December 31, 2001 and 2000, respectively.

Cash, Cash Equivalents and Short-term Investments

      The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

      Short-term investments consist principally of highly rated debt instruments with maturities generally between one and twelve months and are carried at fair value. These investments are typically short-term in nature and therefore bear minimal risk.

      Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 2000, all debt securities were classified as available-for-sale under Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” Securities classified as available-for-sale are reported at fair market value with the related unrealized gains and losses included in retained earnings. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income and expenses. The cost of securities sold is based on the specific identification method.

31

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Cash and cash equivalents represent cash accounts and money market funds. Short-term investments of $33,787,000 at December 31, 2000 consisted primarily of investments in commercial paper and market auction rate bonds. Fair values are based on quoted market prices. The amount of unrealized gain or loss was not significant at December 31, 2000 and 1999. Gross realized gains and losses for the years ended December 31, 2000 and 1999 were not significant.

Valuation of Long-lived and Intangible Assets and Goodwill

      We assess the impairment of identifiable intangibles, long-lived assets and goodwill whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period; and

•	our market capitalization relative to net book value.

      When we determine that the carrying value of long-lived assets, intangibles or goodwill may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model. In 2000, the Company determined that the intangible assets related to the purchase of Cathode Technology Corporation (“Cathode”) and Lotus Technologies, Inc. had become impaired. At December 31, 2000 the remaining goodwill related to those purchases, amounting to $1,056,000, was written off.

Foreign Exchange Contracts

      The Company may enter into foreign currency forward exchange contracts to hedge certain of its foreign currency transaction, translation and re-measurement exposures. The Company’s accounting policies for some of these instruments are based on the Company’s designation of such instruments as hedging transactions. Instruments not designated as a hedge transaction will be “marked to market” at the end of each accounting period. The criteria the Company uses for designating an instrument as a hedge include effectiveness in exposure reduction and one-to-one matching of the derivative financial instrument to the underlying transaction being hedged. Gains and losses on foreign currency forward exchange contracts that are designated and effective as hedges of existing transactions are recognized in income in the same period as losses and gains on the underlying transactions are recognized and generally offset.

      During fiscal 2000 and 1999, the Company entered into yen denominated foreign currency forward exchange contracts to hedge anticipated yen denominated sales. The Company did not designate these foreign currency forward contracts as hedge transactions; therefore, the contracts were “marked to market.” As of December 31, 2001, the Company had no foreign currency forward exchange contracts outstanding. In fiscal 2000 the Company realized gains of $111,000 related to foreign currency forward exchange contracts, and in fiscal 1999 the Company recorded transaction losses of $251,000 related to foreign currency forward exchange contracts.

      While the notional amounts of foreign exchange contracts are often used to express the volume of these transactions, the potential accounting loss on these transactions if all counterparties failed to perform is limited

32

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the amounts, if any, by which the counterparties’ obligations exceed the Company’s obligation to the counterparties.

Financial Instruments

      The carrying amount of the short-term financial instruments (cash and cash equivalents, short-term investments, accounts receivable and certain other liabilities) approximates fair value due to the short-term maturity of those instruments. Based on the quoted market prices for the same or similar issues or on the current rates offered for debt of the same remaining maturities, the fair value of the $37.5 million of outstanding Convertible Notes as of December 31, 2001 is $20.1 million.

Inventories

      Inventories for systems and components are stated at the lower of standard cost or market. Inventories consist of the following:

	December 31,

	2001	2000

	(In thousands)
Raw materials	$5,659	$4,591
Work-in-progress	11,962	8,209
Finished goods	4,070	3,033

	$21,691	$15,833

      Intevac makes provisions for potentially excess and obsolete inventory based on backlog and forecasted demand. However, order backlog is subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from forecasted demand due to a number of factors. For example, the thin-film disk industry has suffered from over capacity and poor financial results, which has led to industry consolidation. Consolidation can lead to the availability of used equipment that competes at very low prices with the Company’s products. Financial stress and consolidation in the Company’s customer base can also lead to the cancellation of orders for products after the Company has incurred substantial costs related to those orders. Such problems have resulted, and may continue to result, in excess and obsolete inventory, and the provision of related reserves. Inventory reserves included in the above table were $12.7 million at December 31, 2001 and $8.7 million at December 31, 2000.

Property, Plant and Equipment

      Equipment and leasehold improvements are carried at cost less allowances for accumulated depreciation and amortization. Gains and losses on dispositions are reflected in the consolidated statements of operations.

      Depreciation for machinery and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to seven years. Amortization of leasehold improvements is computed using the shorter of the remaining terms of the leases or the estimated economic useful lives of the improvements.

Intangible Assets

      The Company amortizes intangible assets on a straight-line basis over the estimated useful lives, which range from two to seven years.

33

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income

      SFAS No. 130, “Reporting Comprehensive Income” requires unrealized gains or losses on the Company’s available-for-sale securities and the foreign currency translation adjustments, which prior to the adoption were reported separately in shareholders’ equity, to be included in other comprehensive income. As of December 31, 2001, the $122,000 balance of accumulated other comprehensive income is comprised entirely of accumulated foreign currency translation adjustments. There was no accumulated other comprehensive income as of December 31, 2000 or 1999.

Employee Stock Plans

      The Company accounts for its stock option plans and its employee stock purchase plan in accordance with provisions of the Accounting Principles Board’s Opinion No. 25 (“APB 25”), “Accounting For Stock Issued to Employees.” SFAS 123, “Accounting for Stock Based Compensation” provides a fair value-based alternative to APB 25. The Company is continuing to account for its employee stock plans in accordance with the provisions of APB 25. Under APB 25, because the exercise prices of the Company’s stock options granted to employees equal the market prices of the underlying stock on the date of grant, no compensation expense is recognized.

Financial Presentation

      Certain prior year amounts in the Consolidated Financial Statements have been reclassified to conform to 2001 presentation.

Net loss Per Share

      The following table sets forth the computation of basic and diluted loss per share:

	2001	2000	1999

	(In thousands)
Numerator:
Loss from continuing operations	$(17,739)	$(12,324)	$(13,614)
Gain from repurchase of convertible notes, net of applicable income taxes	803	—	3,844

Net loss	$(16,936)	$(12,324)	$(9,770)

Numerator for basic loss per share — loss available to common stockholders	$(16,936)	$(12,324)	$(9,770)
Effect of dilutive securities:
6 1/2% convertible notes(1)	—	—	—

Numerator for diluted loss per share — loss available to common stockholders after assumed conversions	$(16,936)	$(12,324)	$(9,770)

Denominator:
Denominator for basic loss per share — weighted-average shares	11,955	11,803	11,777
Effect of dilutive securities:
Employee stock options(2)	—	—	—
6 1/2% convertible notes(1)	—	—	—

Dilutive potential common shares	—	—	—

Denominator for diluted loss per share — adjusted weighted-average shares and assumed conversions	11,955	11,803	11,777

34

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Diluted EPS for the twelve-month periods ended December 31, 2001, 2000 and 1999 excludes “as converted” treatment of the Convertible Notes as their inclusion would be anti-dilutive. The number of “as converted” shares excluded from the twelve-month periods ended December 31, 2001, 2000 and 1999 was 1,954,910, 1,999,758 and 2,345,273, respectively

(2)	Diluted EPS for the twelve-month periods ended December 31, 2001, 2000 and 1999 excludes the effect of employee stock options as their inclusion would be anti-dilutive. The number of employee stock options excluded from the twelve-month periods ended December 31, 2001, 2000 and 1999 was 114,017, 156,504 and 169,564, respectively

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under SFAS 141, all business combinations are to be accounted for using the purchase method. SFAS 141 is effective for all business combinations initiated after June 30, 2001.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. SFAS 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company believes that the adoption of SFAS 144 will not have a material effect on its consolidated financial statements.

3.     Concentrations

Credit Risk and Significant Customers

      Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash equivalents, short-term investments, accounts receivable and foreign exchange forward contracts. The Company generally invests its excess cash in money market funds and in commercial paper, which have contracted maturities generally within one year. By policy, the Company’s investments in commercial paper, certificates of deposit, Eurodollar time deposits, or banker’s acceptances are rated A1/P1 or better. In 2001, the Company recorded a loss of $803,000 on its investment in commercial paper issued by Pacific Gas & Electric.

      The Company’s largest customers tend to change from period to period as a function of each customer’s plans to renovate, or expand production capacity. Historically, a significant portion of the Company’s revenues in any particular period have been attributable to sales to a limited number of customers. In 2001, one customer accounted for 49% of the Company’s consolidated net revenues. In 2000, four customers accounted for 17%, 16%, 12% and 11%, respectively, of the Company’s consolidated revenues and in aggregate accounted for 56% of net revenues. In 1999 three customers accounted for 34%, 21% and 11%, respectively, of the Company’s consolidated revenues and in aggregate accounted for 66% of net revenues. The Company

35

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

performs credit evaluations of its customers’ financial conditions and requires deposits on system orders but does not generally require collateral or other security to support customer receivables.

Products

      Flat panel and disk manufacturing equipment together contributed a significant portion of the Company’s revenues in 2001, while disk manufacturing equipment alone contributed a significant portion of the Company’s revenues in 2000 and 1999. The Company expects that its ability to maintain or expand its current levels of revenues and to return to profitability in the future will depend upon its success in enhancing its existing systems and developing and manufacturing competitive flat panel and disk manufacturing equipment and its success in developing other products such as photonics devices and systems.

4.     Equity Investments

601 California Avenue LLC

      In 1995, the Company entered into a Limited Liability Company Operating Agreement (the “Operating Agreement”), which expires December 31, 2015, with 601 California Avenue LLC (the “LLC”), a California limited liability company formed and owned by the Company and certain shareholders of the Company at that time. Under the Operating Agreement, the Company transferred its leasehold interest in the site of the Company’s discontinued night vision business (the “Site”) in exchange for a preferred share in the LLC with a face value of $3,900,000. The Company is accounting for the investment under the cost method and has recorded its investment in the LLC at $2,431,000, which represents the Company’s historical carrying value of the leasehold interest in the Site. The preferred share in the LLC pays a 10% annual cumulative preferred dividend.

      During 1996, the LLC formed a joint venture with Stanford University (the “Stanford JV”) to develop the property. The project was completed and leased in August 1998. The Company received dividends of $390,000, $390,000 and $1,077,000 from the LLC in 2001, 2000 and 1999, respectively. The dividends received during 1999 consisted of the annual $390,000 dividend plus the cumulative dividends earned in prior years. As of December 31, 2001 all outstanding cumulative dividends on the preferred share had been paid. These dividends are included in other income and expense.

IMAT Inc.

      On June 27, 1997, the Company entered into an agreement with Matsubo to form a joint venture responsible for the sales and service of Intevac’s flat panel display equipment in Japan and other Asian countries. The Company invested $436,000 for 49% of the voting stock of the joint venture. The joint venture was accounted for by the equity method. Gains and losses related to the Company’s share of the joint venture were reflected in other income and expense, net on the consolidated statements of income. The Company’s equity in the net income or (loss) of IMAT, Inc. was ($125,000) and $15,000 in 2000 and 1999, respectively. During the third quarter of 2000, the Company and its joint venture partner, Matsubo, transferred IMAT’s activities and employees to Matsubo and terminated the operations of IMAT.

5.     Commitments

      The Company leases certain facilities under non-cancelable operating leases that expire at various times up to 2007. The facility leases require the Company to pay for all normal maintenance costs. The lease for the primary facility in Santa Clara includes an option to extend the lease for an additional five-year period.

36

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Future minimum rental payments under these leases at December 31, 2001 are as follows (in thousands):

2002	$2,634
2003	2,953
2004	3,070
2005	3,192
2006	3,318
Thereafter (through March 2007)	838

Total	$16,005

      Gross rental expense was approximately $2,993,000, $1,596,000 and $2,652,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Offsetting rental expense for the periods ending December 31, 2000 and 1999 was sublease income of $62,000 and $238,000, respectively.

6.     Employee Benefit Plan

      In 1991, the Company established a defined contribution retirement plan with 401(k) plan features. The plan covers all United States employees eighteen years and older. Employees may make contributions by a percentage reduction in their salaries, not to exceed the statutorily prescribed annual limit. The Company made cash contributions of $301,000, $123,000 and $170,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Employees may choose among eleven investment options for their contributions and their share of the Company contributions, and they are able to move funds between investment options at any time. Administrative expenses relating to the plan are insignificant.

7.     Notes Payable

      In 1996, the Company issued notes related to the purchase of Cathode. The notes bore interest at 5.58% compounded monthly and payable quarterly. Principal payments on the note were made quarterly based on unit sales of the Cathode sputter sources. The remaining balance on the notes was paid in full in January 2001.

8.     Convertible Notes

      During the first quarter of 1997, the Company completed an offering of $57.5 million of its 6 1/2% Convertible Subordinated Notes (the “Convertible Notes”), which mature March 1, 2004. Interest is payable each March 1st and September 1st. The notes are convertible into shares of the Company’s common stock at $20.625 per share. Expenses associated with the offering of approximately $2.3 million were deferred. Such expenses are being amortized to interest expense over the term of the notes.

      During 2001, the Company repurchased $3,700,000, face value, of its Convertible Notes. The repurchase resulted in a gain of $803,000 (net of income taxes). During 1999, the Company repurchased $16,255,000, face value, of its Convertible Notes. The repurchase resulted in a gain of $3,844,000 (net of income taxes).

9.     Segment Reporting

Segment Description

      Intevac, Inc. has two reportable operating segments: Equipment and Photonics. The Company’s Equipment Division sells complex capital equipment used in the manufacturing of flat panel displays and thin-film disks. The Company’s Photonics Division is developing devices and systems utilizing electron sources that permit highly sensitive detection of photons in the visible and the short-wave infrared spectrum.

37

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Included in corporate activities are general corporate expenses, the equity in net loss of equity investee (see Note 4), amortization expenses related to certain intangible assets and the reversal in 2000 of a portion of a restructuring reserve established in September 1999, less an allocation of corporate expenses to operating units equal to 1% of net revenues. Assets of corporate activities include unallocated cash and short-term investments, deferred income tax assets (which were written off in 2001) and certain intangibles and other assets.

Segment Profit or Loss and Segment Assets

      The Company evaluates performance and allocates resources based on profit or loss from operations before interest, other income and expense and income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies.

Business Segment Net Revenues

	2001	2000	1999

	(In thousands)
Equipment	$42,723	$28,797	$36,008
Photonics	8,761	7,252	6,954

Total	$51,484	$36,049	$42,962

Business Segment Profit & Loss

	2001	2000	1999

	(In thousands)
Equipment(1)	$(7,234)	$(8,048)	$(16,667)
Photonics	(2,595)	(2,164)	(935)
Corporate activities(2)	(1,639)	(2,151)	(4,277)

Operating loss	(11,468)	(12,363)	(21,879)
Interest expense	(2,912)	(3,033)	(3,711)
Interest income	1,245	2,341	2,100
Other income and expense, net	(180)	731	1,532

Loss from continuing operations before income taxes	$(13,315)	$(12,324)	$(21,958)

(1)	Includes restructuring and other charge of $1,639 in 1999.

(2)	Includes restructuring and other charge of $2,128 in 1999.

Business Segment Assets

	2001	2000	1999

	(In thousands)
Equipment	$31,843	$32,207	$29,871
Photonics	7,253	4,404	4,483
Corporate activities	21,069	47,325	60,028

Total assets	$60,165	$83,936	$94,382

38

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Business Segment Property, Plant & Equipment

Additions	2001	2000	1999

	(In thousands)
Equipment(1)	$692	$2,237	$4,230
Photonics	3,010	656	794
Corporate activities	348	401	278

Total additions	$4,050	$3,294	$5,302

(1)	Includes inventory transferred to fixed assets of $304 and $1,942 in 2000 and 1999, respectively.

Depreciation	2001	2000	1999

	(In thousands)
Equipment	$2,559	$2,387	$2,808
Photonics	799	716	512
Corporate activities	558	618	485

Total depreciation	$3,916	$3,721	$3,805

Geographic Area Net Trade Revenues

	2001	2000	1999

	(In thousands)
United States	$14,154	$26,466	$17,254
Far East	36,363	9,414	25,372
Europe	827	49	234
Rest of World	140	120	102

Total revenues	$51,484	$36,049	$42,962

10.     Shareholders’ Equity

      The Company’s Articles of Incorporation authorize 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders.

Stock Option/ Stock Issuance Plans

      The Board of Directors approved the 1991 Stock Option/ Stock Issuance Plan (the “1991 Plan”) in 1991. The maximum number of shares that may be issued over the term of the 1991 Plan is 2,666,667 shares.

      The 1991 Plan is divided into two separate components: the Option Grant Program and the Stock Issuance Program. Under the Option Grant Program, the Company may grant either incentive stock options or nonqualified options or implement stock appreciation rights provisions at the discretion of the Board of Directors. Exercisability, option price, and other terms are determined by the Board of Directors, but the option price shall not be less than 85% and 100% of the fair market value for nonqualified options and incentive stock options, respectively, as determined by the Board of Directors. Options granted under the 1991 Plan are immediately exercisable; however, unexercised options and shares purchased upon the exercise of the options are subject to vesting over a five-year period. The Company may repurchase shares that are not vested. No shares were subject to repurchase at December 31, 2001, 2000 and 1999.

39

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In 1995, the Board of Directors approved adoption of (i) the 1995 Stock Option/ Stock Issuance Plan (the “1995 Plan”) under which employees, non-employee directors and consultants may be granted stock options to purchase stock or issued shares of stock at not less than 85% of fair market value on the grant/ issuance date; and (ii) the Employee Stock Purchase Plan. The 1995 Plan, as amended in 2000, serves as the successor equity incentive program to the Company’s 1991 Plan. Upon adoption of the 1995 Plan, all shares available for issuance under the 1991 Plan were transferred to the 1995 Plan. As of December 31, 2001, 2,079,251 shares of common stock are authorized for future issuance under the 1995 Plan. Options granted under the 1995 Plan are exercisable upon vesting and generally vest over a five-year period. Options currently expire no later than ten years from the date of grant.

      Options to purchase 1,062,742, 878,157 and 692,457 shares were vested at December 31, 2001, 2000 and 1999, respectively.

      Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of this Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes multiple option pricing model with the following weighted average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 3.03%, 5.17% and 6.15%; dividend yields of 0.0%, 0.0% and 0.0%; volatility factors of the expected market price of the Company’s common stock of 0.946, 0.936 and 0.855; and a weighted-average expected life of the option of 0.25, 0.25 and 0.25 years beyond each respective vesting period.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      Under the 1995 Employee Stock Purchase Plan, as amended in 1999, (the “ESPP”), the Company is authorized to issue up to 1,000,000 shares of common stock to participating employees. Under the terms of the ESPP, employees can choose to have up to 10% of their annual base earnings withheld to purchase the Company’s common stock. The purchase price of the stock is 85% of the lower of the subscription date fair market value or the purchase date fair market value. Approximately 70% of eligible employees have participated in the ESPP. Under the ESPP, the Company sold 118,904, 108,784 and 122,325 shares to employees in 2001, 2000 and 1999, respectively. As of December 31, 2001, 293,696 shares remained reserved for issuance under the ESPP. The Company does not recognize compensation cost related to employee purchase rights under the Plan. To comply with the pro forma reporting requirements of SFAS 123, compensation cost is estimated for the fair value of the employees’ purchase rights using the Black-Scholes model with the following assumptions for those rights granted in 2001, 2000 and 1999, respectively: risk-free interest rates of 1.93%, 5.36% and 5.78%; dividend yield of 0.0%, 0.0% and 0.0%; expected volatility of 0.946, 0.936 and 0.855; and an expected life of 2.00, 2.00 and 1.99 years (the offering period ends July 31, 2003 for the subscription period that began in August 2001). The weighted average fair value of those purchase rights granted in 2001, 2000 and 1999 were $2.47, $2.78 and $2.94, respectively per share.

      Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the

40

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s net loss and earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999

	(In thousands, except per share data)
Pro forma net loss from continuing operations	$(18,634)	$(13,143)	$(14,871)
Pro forma net loss	$(17,831)	$(13,143)	$(11,027)
Pro forma basic and diluted loss per share
Net loss from continuing operations	$(1.56)	$(1.11)	$(1.26)
Net loss	$(1.49)	$(1.11)	$(0.94)

      A summary of the Company’s stock option activity and related information for the years ended December 31 follows:

	2001		2000		1999

		Weighted-Average		Weighted-Average		Weighted-Average
	Options	Exercise Price	Options	Exercise Price	Options	Exercise Price

Outstanding — beginning of year	1,570,297	$5.39	1,496,370	$5.82	1,599,762	$6.92
Granted	341,900	3.90	336,100	3.75	399,100	4.70
Exercised	(41,149)	0.30	(20,261)	2.86	(26,497)	1.45
Forfeited	(66,526)	5.23	(241,912)	5.99	(475,995)	8.82
Outstanding — end of year	1,804,522	5.23	1,570,297	5.39	1,496,370	5.82
Exercisable at end of year	1,062,742	$5.88	878,157	$5.84	797,470	$5.81
Weighted-average per share fair value of options granted during the year		$1.93		$2.20		$2.64

Outstanding and Exercisable by Price Range as of December 31, 2001

	Options Outstanding			Options Exercisable

	Number	Weighted Average	Weighted	Number	Weighted
Range of	Outstanding As of	Remaining	Average	Exercisable As of	Average
Exercise Prices	December 31, 2001	Contractual Life	Exercise Price	December 31, 2001	Exercise Price

$0.750 - $ 3.063	101,312	3.40 yrs	$2.02	96,112	$1.97
$3.200 - $ 3.200	206,400	9.80 yrs	$3.20	500	$3.20
$3.375 - $ 3.375	220,000	8.47 yrs	$3.38	60,000	$3.38
$3.550 - $ 4.190	191,950	8.14 yrs	$3.85	68,070	$3.84
$4.315 - $ 5.690	260,300	8.41 yrs	$5.13	131,000	$5.16
$6.000 - $ 6.000	353,161	3.61 yrs	$6.00	353,161	$6.00
$6.063 - $ 6.625	189,000	6.74 yrs	$6.46	119,760	$6.47
$6.750 - $ 7.625	181,899	4.88 yrs	$7.48	164,439	$7.51
$7.688 - $21.250	100,500	6.14 yrs	$10.45	69,700	$11.48

$0.750 - $21.250	1,804,522	6.67 yrs	$5.23	1,062,742	$5.88

41

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes

      The provision for (benefit from) income taxes on income from continuing operations consists of the following (in thousands):

	Years Ended December 31,

	2001	2000	1999

Federal:
Current	$(492)	$—	$(8,552)
Deferred	3,771	—	843

	3,279	—	(7,709)
State:
Current	(113)	—	2
Deferred	1,217	—	(637)

	1,104	—	(635)
Foreign:
Current	41	—	—

Total	$4,424	$—	$(8,344)

      The tax benefits associated with exercises of nonqualified stock options and disqualifying dispositions of stock acquired through the incentive stock option and employee stock purchase plans reduced taxes currently payable for 2001, 2000 and 1999 as shown above by $0, $29,000 and $22,000, respectively. Such benefits were credited to additional paid-in capital when realized.

      Deferred income taxes reflect the net tax effects of temporary differences between losses reported and the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets computed in accordance with SFAS 109 are as follows (in thousands):

	December 31,

	2001	2000

Deferred tax assets:
Vacation accrual, rent accrual and warranty reserve	$1,260	$812
Depreciation	1,237	898
Inventory valuation	5,505	3,959
Research, AMT and other tax credit carry-forwards	1,767	735
Federal and State NOL carry-forward	6,745	4,903
Other	428	222

	16,942	11,529
Valuation allowance for deferred tax assets	(16,890)	(6,339)

Total deferred tax assets	$52	$5,190

Deferred tax liabilities:
Other	$52	$202

Total deferred tax liabilities	$52	$202

Net deferred tax assets	$—	$4,988

42

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The valuation allowance increased by $10,551,000 and $3,605,000 during 2001 and 2000, respectively, due to the uncertainty of realizing certain tax credit and loss carry-forwards, and other deferred tax assets. The Federal and State NOL carry-forwards of $17,831,000 and $7,607,000 expire at various dates through 2021 and 2011, respectively, if not previously utilized. The AMT credit carry-forwards do not expire.

      A reconciliation of the income tax provision on income from continuing operations at the federal statutory rate of 35% to the income tax provision at the effective tax rate is as follows (in thousands):

	Years Ended December 31,

	2001	2000	1999

Income taxes (benefit) computed at the federal statutory rate	$(4,730)	$(4,314)	$(7,685)
State taxes (net of federal benefit)	(408)	(640)	(413)
Tax exempt income	—	(14)	(467)
Goodwill amortization	—	713	366
Research and other tax credits	(1,033)	—	—
Effect of tax rate changes and other permanent differences	44	650	(145)
Valuation allowance	10,551	3,605	—

Total	$4,424	$—	$(8,344)

12.     Research and Development Cost Sharing Agreements

      The Company entered into an agreement with a Japanese company to perform best efforts joint research and development work. The nature of the project is to develop a glass-coating machine to be used in the production of flat panel displays. The Company was funded for one-half of the actual costs of the project up to a ceiling of $9,450,000. At December 31, 1999, the Company had received the entire amount under the contract. Qualifying costs of approximately $3,108,000 and $1,467,000 for the years ended December 31, 2000 and 1999, respectively, were incurred on this project, resulting in offsets against research and development costs of approximately $583,000 and $736,000 in 2000 and 1999, respectively. As of December 31, 2000, the entire advance had been applied to qualifying costs.

      Upon completion of the research and development work, if successful, each party will receive certain manufacturing and marketing rights for separate regions of the world. The agreement also calls for certain royalty payments by each party to the other party, based on production and sales. The royalty rate will be 5% for each party.

13.     Restructuring and Other

      During the fourth quarter of 1999, the Company adopted a plan to discontinue operations at its RPC Technologies, Inc. electron beam processing equipment subsidiary and to close RPC’s facility in Hayward, California and incurred a charge of $1,639,000 in 1999 related to this plan. The employment of 26 employees was terminated. The significant components of this charge included $679,000 for inventory write-downs which were charged to cost of sales, $264,000 for fixed asset write-offs, $200,000 for closure of the facility, $163,000 for employee severance costs, $161,000 for future rent due on the facility and $152,000 for write-off of intangibles. In the first quarter of 2000, Intevac sold certain assets of the RPC Technologies, Inc. subsidiary to Quemex Technology. Proceeds from the sale included a cash payment, assumption of the Hayward facility lease and the assumption of certain other liabilities. Excluded from the sale were two previously leased systems and three completed systems remaining in inventory. The Company was able to reverse the portions of the restructuring reserve established to provide for future rents due on the facility and for the closure of the facility. However, since Intevac retained ownership of the two leased systems, the Company established an equivalent reserve to provide for any residual value at the end of the leases. Of the three systems in inventory,

43

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

two were included in 2000 revenues and one is included in 2001 revenues. One of the two leased systems was sold to the lessee in 2001.

      During the third quarter of 1999, the Company adopted an expense reduction plan that included closing one of the buildings at its Santa Clara facility and a reduction in force of 7 employees. The Company incurred a charge of $2,225,000 in 1999 related to the expense reduction plan. The significant components of this charge included $873,000 for future rent due on the building (net of expected sublease income), $160,000 for costs associated with operating the building through May 2000 and $1,192,000 for the write-off of leasehold improvements and other costs associated with restructuring. In the fourth quarter of 1999, $97,000 of the restructuring reserve was reversed due to lower than expected costs on the closure of the facility. During the first quarter of 2000, the Company vacated the building and negotiated a lease termination for that space with its landlord, which released the Company from the obligation to pay any rent after April 30, 2000. As a result, the Company reversed $615,000 of the restructuring reserve during the first quarter of 2000. During the third quarter of 2000, the Company completed all activities related to closing the building. As a result, the Company reversed the remaining $23,000 of the restructuring reserve during the third quarter of 2000.

      During the first quarter of 1999, the Company implemented a reduction in force of 17 employees. The reductions took place at the Company’s facilities in Santa Clara, California. The Company incurred a charge of $115,000 in 1999 related to severance costs for the affected employees. As of December 31, 1999, all of the severance had been paid.

      The following table displays the activity in the building closure restructuring reserve, established in the third quarter of 1999, and in the RPC operation discontinuance restructuring reserve, established in the fourth quarter of 1999, through December 31, 2000.

	Building	RPC Operation
	Closure	Discontinuance
	Restructuring	Restructuring

	(In thousands)
Original restructuring charge	$2,225	$1,639
Actual expense incurred	(511)	(851)
Reversal of restructuring charge	(97)	—

Balance at December 31, 1999	1,617	788
Actual expense incurred	(815)	(365)
Valuation reserve — leased systems	—	(361)
Reversal of restructuring charge	(615)	—

Balance at April 1, 2000	187	62
Actual expense incurred	(162)	(61)

Balance at July 1, 2000	25	1
Actual expense incurred	(2)	(1)
Reversal of restructuring charge	(23)	—

Balance at December 31, 2000	$—	$—

44

INTEVAC, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.     Other Accrued Liabilities

	December 31,

	2001	2000

	(In thousands)
Accrued income taxes	$—	$351
Accrued product warranties	908	745
Accrued interest expense	813	894
Accrued rent expense	1,241	269
Other	585	116

Total other accrued liabilities	$3,547	$2,375

15.     Quarterly Consolidated Results of Operations (Unaudited)

	Three Months Ended

	March 31,	June 30,	Sept. 29,	Dec. 31,
	2001	2001	2001	2001

	(In thousands, except per share data)
Net sales	$10,005	$9,490	$8,414	$23,575
Gross profit	3,400	(181)	1,682	4,854
Net loss	(3,784)	(4,540)	(5,356)	(3,256)
Basic and diluted loss per share	$(0.32)	$(0.38)	$(0.45)	$(0.27)

	Three Months Ended

	April 1,	July 1,	Sept. 30,	Dec. 31,
	2000	2000	2000	2000

	(In thousands, except per share data)
Net sales	$5,892	$9,191	$11,036	$9,930
Gross profit	651	1,808	604	(1,073)
Net loss	(2,861)	(701)	(3,409)	(5,353)
Basic and diluted loss per share	$(0.24)	$(0.06)	$(0.29)	$(0.45)

45

Item 9.	Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

      The information required by this item is included under the caption “Ratification of Independent Public Auditors” in the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders and is incorporated herein by reference.

PART III

Item 10.     Directors and Officers of the Registrant

      The information required by this item relating to the Company’s directors and nominees and disclosure relating to compliance with Section 16(a) of the Securities Exchange Act of 1934 is included under the captions “Election of Directors” and “Compliance with Section 16(a) of the Securities Exchange Act of 1934” in the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders and is incorporated herein by reference. The information required by this item relating to the Company’s executive officers and key employees is included under the caption “Executive Officers and Directors” under Item 4 in Part I of this Annual Report on Form 10-K.

Item 11.     Executive Compensation

      The information required by this item is included under the caption “Executive Compensation and Related Information” in the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders and is incorporated herein by reference.

Item 12.     Security Ownership of Certain Beneficial Owners and Management

      The information required by this item is included under the caption “Ownership of Securities” in the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders and is incorporated herein by reference.

Item 13.     Certain Relationships and Related Transactions

      The information required by this item is included under the caption “Certain Transactions” in the Company’s Proxy Statement for the 2002 Annual Meeting of Shareholders and is incorporated herein by reference.

PART IV

Item 14.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K

      (a) List of Documents filed as part of this Annual Report on Form 10-K.

1. The following consolidated financial statements of Intevac, Inc. are filed in Part II, Item 8 of this Report on Form 10-K:

Report of Grant Thornton LLP, Independent Auditors

Report of Ernst & Young LLP, Independent Auditors

Consolidated Balance Sheets — December 31, 2001 and 2000

Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2001, 2000 and 1999

Consolidated Statement of Shareholders’ Equity for the years ended December 31, 2001, 2000 and 1999

Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999

Notes to Consolidated Financial Statements — Years Ended December 31, 2001, 2000 and 1999

46

2. Financial Statement Schedules.

The following financial statement schedule of Intevac, Inc. is filed in Part IV, Item 14(a) of this Annual Report on Form 10-K:

Schedule II — Valuation and Qualifying Accounts

All other schedules have been omitted since the required information is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements or notes thereto.

3. Exhibits

Exhibit
Number	Description

*3.1	Amended and Restated Articles of Incorporation of the Registrant
*3.2	Bylaws of the Registrant
***4.2	Indenture, dated as of February 15, 1997, between the Company and State Street Bank and Trust Company of California, N.A. as Trustee, including the form of the Convertible Notes
*10.1	The Registrant’s 1991 Stock Option/ Stock Issuance Plan
*10.2	The Registrant’s 1995 Stock Option/ Stock Issuance Plan, as amended
*10.3	The Registrant’s Employee Stock Purchase Plan, as amended
****10.5	Lease, dated February 5, 2001 regarding the space located at 3560, 3570 and 3580 Bassett Street, Santa Clara, California
*10.8	601 California Avenue LLC Limited Liability Operating Agreement, dated July 28, 1995
*10.9	The Registrant’s 401(k) Profit Sharing Plan
**10.13	Stock Purchase Agreement by and among Lotus Technologies, Inc., Lewis Lipton, Dennis Stark, Steve Romine and Intevac, Inc., dated June 6, 1996
21.1	Subsidiaries of the Registrant
23.1	Consent of Grant Thornton LLP, Independent Auditors
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (see page 46)

*	Previously filed as an exhibit to the Registration Statement on Form S-1 (No. 33-97806)

**	Previously filed as an exhibit to the Registration Statement on Form S-1 (No. 333-05531)

***	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-24275)

****	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000

      (b) Reports on Form 8-K

      No reports on Form 8-K were filed during the last quarter of the fiscal year covered by this Annual Report on Form 10-K.

47

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 18, 2002.

INTEVAC, INC.

BY:	/s/ CHARLES B. EDDY III

Charles B. Eddy, III
Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Fairbairn and Charles B. Eddy III, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEVIN FAIRBAIRN (Kevin Fairbairn)	President, Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2002
/s/ NORMAN H. POND (Norman H. Pond)	Chairman of the Board	March 18, 2002
/s/ CHARLES B. EDDY III (Charles B. Eddy III)	Vice President, Finance and Administration, Chief Financial Officer Treasurer and Secretary (Principal Financial and Accounting Officer)	March 18, 2002
/s/ EDWARD DURBIN (Edward Durbin)	Director	March 18, 2002
/s/ GEORGE L. FARINSKY (George L. Farinsky)	Director	March 18, 2002
/s/ ROBERT D. HEMPSTEAD (Robert D. Hempstead)	Director	March 18, 2002
/s/ DAVID N. LAMBETH (David N. Lambeth)	Director	March 18, 2002
/s/ H. JOSEPH SMEAD (H. Joseph Smead)	Director	March 18, 2002

48

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

INTEVAC, INC.

		Additions (Reductions)

		Charged	Charged
	Balance at	(Credited)	(Credited)		Balance at
	Beginning	to Costs and	to Other		End
Description	of Period	Expenses	Accounts	Deductions - Describe(1)	of Period

Year ended December 31, 1999:
Deducted from asset accounts:
Allowance for doubtful accounts	$1,629,348	$151,802	$0	$68,074	$1,713,076
Year ended December 31, 2000:
Deducted from asset accounts:
Allowance for doubtful accounts	$1,713,076	$(1,544,172)	$(2,892)	$52,500	$113,512
Year ended December 31, 2001:
Deducted from asset accounts:
Allowance for doubtful accounts	$113,512	$40,415	$70,833	$(484)	$225,344

(1)	Typically includes write-offs of amounts deemed uncollectible.

49

EXHIBIT INDEX

Exhibit
Number	Description

* 3.1	Amended and Restated Articles of Incorporation of the Registrant
* 3.2	Bylaws of the Registrant
*** 4.2	Indenture, dated as of February 15, 1997, between the Company and State Street Bank and Trust Company of California, N.A. as Trustee, including the form of the Convertible Notes
* 10.1	The Registrant’s 1991 Stock Option/ Stock Issuance Plan
* 10.2	The Registrant’s 1995 Stock Option/ Stock Issuance Plan, as amended
* 10.3	The Registrant’s Employee Stock Purchase Plan, as amended
**** 10.5	Lease, dated February 5, 2001 regarding the space located at 3560, 3570 and 3580 Bassett Street, Santa Clara, California
* 10.8	601 California Avenue LLC Limited Liability Operating Agreement, dated July 28, 1995
* 10.9	The Registrant’s 401(k) Profit Sharing Plan
** 10.13	Stock Purchase Agreement by and among Lotus Technologies, Inc., Lewis Lipton, Dennis Stark, Steve Romine and Intevac, Inc., dated June 6, 1996
21.1	Subsidiaries of the Registrant
23.1	Consent of Grant Thornton LLP, Independent Auditors
23.2	Consent of Ernst & Young LLP, Independent Auditors
24.1	Power of Attorney (see page 46)

*	Previously filed as an exhibit to the Registration Statement on Form S-1 (No. 33-97806)

**	Previously filed as an exhibit to the Registration Statement on Form S-1 (No. 333-05531)

***	Previously filed as an exhibit to the Registration Statement on Form S-3 (No. 333-24275)

****	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000.

50

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

      1.  Lotus Technologies, Inc. — California

      2.  Intevac Foreign Sales Corporation — Barbados

      3.  Intevac Asia Private Limited — Singapore

      4.  Intevac Malaysia Sdn Bhd — Malaysia

      5.  IRPC, Inc. — California

EXHIBIT 23.1

CONSENT OF GRANT THORNTON LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-99648, 333-35801, 333-65421, 333-96529 and 333-50166) pertaining to the 1995 Stock Option/ Stock Issuance Plan and the Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 333-24275) of Intevac, Inc. of our report dated January 25, 2002, with respect to the consolidated financial statements and schedule of Intevac, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ GRANT THORNTON LLP

San Jose, California
March 11, 2002

EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-99648, 333-35801, 333-65421, 333-96529 and 333-50166) pertaining to the 1995 Stock Option/ Stock Issuance Plan and the Employee Stock Purchase Plan and in the Registration Statement (Form S-3 No. 333-24275) of Intevac, Inc. of our report dated January 21, 2000, with respect to the consolidated financial statements and schedule for the year ended December 31, 1999 of Intevac, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

March 19, 2002

APPENDIX B

QUARTERLY REPORT ON FORM 10-Q

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 10-Q

(MARK ONE)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 30, 2002

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission file number 0-26946

INTEVAC, INC.

(Exact name of registrant as specified in its charter)

California	94-3125814
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3560 Bassett Street

Santa Clara, California 95054
(Address of principal executive office, including Zip Code)

Registrant’s telephone number, including area code: (408) 986-9888

      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☒     No ☐

APPLICABLE ONLY TO CORPORATE ISSUERS:

      On March 30, 2002, 12,060,003 shares of the Registrant’s Common Stock, no par value, were outstanding.

INTEVAC, INC.

1

PART I.     FINANCIAL INFORMATION

Item 1.     Financial Statements

INTEVAC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 30,	December 31,
	2002	2001

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,464	$18,157
Accounts receivable, net of allowances of $227 and $225 at March 30, 2002 and December 31, 2001	10,078	8,046
Income taxes recoverable	2,214	—
Inventories	23,222	21,691
Prepaid expenses and other current assets	711	478

Total current assets	50,689	48,372
Property, plant and equipment, net	7,735	8,864
Investment in 601 California Avenue LLC	2,431	2,431
Debt issuance costs and other long-term assets	441	498

Total assets	$61,296	$60,165

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,259	$2,628
Accrued payroll and related liabilities	1,797	1,573
Other accrued liabilities	3,755	3,547
Customer advances	16,519	13,464

Total current liabilities	24,330	21,212
Convertible notes	37,545	37,545
Shareholders’ equity:
Common stock, no par value	19,237	19,093
Accumulated other comprehensive income	135	122
Accumulated deficit	(19,951)	(17,807)

Total shareholders’ equity	(579)	1,408

Total liabilities and shareholders’ equity	$61,296	$60,165

See accompanying notes.

2

INTEVAC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended

	March 30,	March 31,
	2002	2001

Net revenues	$6,670	$10,005
Cost of net revenues	5,707	6,605

Gross profit	963	3,400
Operating expenses:
Research and development	3,129	3,496
Selling, general and administrative	1,710	1,669

Total operating expenses	4,839	5,165

Operating loss	(3,876)	(1,765)
Interest expense	(667)	(738)
Interest income and other, net	185	(1,292)

Loss before income taxes	(4,358)	(3,795)
Benefit from income taxes	(2,214)	—

Net loss	$(2,144)	$(3,795)

Other comprehensive income:
Foreign currency translation adjustment	13	11

Total comprehensive loss	$(2,131)	$(3,784)

Basic and diluted loss per share:
Net loss	$(0.18)	$(0.32)
Shares used in per share amounts	12,041	11,896

See accompanying notes.

3

INTEVAC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended

	March 30,	March 31,
	2002	2001

Operating activities
Net loss	$(2,144)	$(3,795)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	841	1,128
Foreign currency gain	—	(1)
Unrealized loss on investments	—	2,000
Changes in assets and liabilities	(2,378)	(3,714)

Total adjustments	(1,537)	(587)

Net cash and cash equivalents used in operating activities	(3,681)	(4,382)
Investing activities
Purchase of investments	—	(5,463)
Proceeds from sale of investments	—	32,277
Purchase of leasehold improvements and equipment	(169)	(582)

Net cash and cash equivalents provided by (used in) investing activities	(169)	26,232
Financing activities
Proceeds from issuance of common stock	144	216

Net cash and cash equivalents provided by financing activities	144	216

Effect of exchange rate changes on cash	13	11

Net increase (decrease) in cash and cash equivalents	(3,693)	22,077
Cash and cash equivalents at beginning of period	18,157	4,616

Cash and cash equivalents at end of period	$14,464	$26,693

Supplemental Schedule of Cash Flow Information
Cash paid for:
Interest	$1,220	$1,374

See accompanying notes.

4

INTEVAC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     Business Activities and Basis of Presentation

      Intevac, Inc.’s businesses are the design, manufacture and sale of complex capital equipment used to manufacture products such as flat panel displays and thin-film disks (“Equipment”) and the development of highly sensitive electro-optical devices and systems (“Photonics”).

      Systems sold by the Equipment Division are typically used to deposit highly engineered thin-films of material on a substrate, or to modify the characteristics and properties of thin-films already deposited on a substrate. Systems manufactured by the Equipment Division generally utilize proprietary manufacturing techniques and processes and operate under high levels of vacuum. The systems are designed for high-volume continuous operation and use precision robotics, computerized controls and complex software programs to fully automate and control the production process. Products manufactured with these systems include cell phone color displays, automotive displays, computer monitors and disks for computer hard disk drives. The Equipment Division has also designed ultra high vacuum automated equipment for Photonics to be used for the future manufacture of low-cost low-light-level cameras.

      The Photonics Division is developing electro-optical devices and systems that permit highly sensitive detection of photons in the visible and short wave infrared portions of the spectrum. This development work is aimed at creating new products for both military and industrial applications. Products include Laser Illuminated Viewing and Ranging (“LIVAR®”) systems for positive target identification at long range, low-cost low-light-level cameras for use in security and military applications and photodiodes for use in high-speed fiber optic systems.

      The financial information at March 30, 2002 and for the three-month periods ended March 30, 2002 and March 31, 2001 is unaudited, but includes all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of the financial information set forth herein, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, it does not include all of the information and footnotes required by U.S. GAAP for annual financial statements. For further information, refer to the Consolidated Financial Statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

      The Company evaluates the collectibility of trade receivables on an ongoing basis and provides reserves against potential losses when appropriate.

      The results for the three-month period ended March 30, 2002 are not considered indicative of the results to be expected for any future period or for the entire year.

5

INTEVAC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Inventories

      The components of inventory consist of the following:

	March 30,	December 31,
	2002	2001

	(in thousands)
Raw materials	$5,664	$5,659
Work-in-progress	9,187	11,962
Finished goods	8,371	4,070

	$23,222	$21,691

      Finished goods inventory consists of completed units at customer sites undergoing installation and acceptance testing.

3.     Net Income (Loss) Per Share

      The following table sets forth the computation of basic and diluted earnings per share:

	Three months ended

	March 30,	March 31,
	2002	2001

	(in thousands)
Numerator:
Numerator for basic earnings per share — loss available to common stockholders	(2,144)	(3,795)
Effect of dilutive securities:
6 1/2% convertible notes(1)	—	—

Numerator for diluted earnings per share — loss available to common stockholders after assumed conversions	$(2,144)	$(3,795)

Denominator:
Denominator for basic earnings per share — weighted-average shares	12,041	11,896
Effect of dilutive securities:
Employee stock options(2)	—	—
6 1/2% convertible notes(1)	—	—

Dilutive potential common shares	—	—

Denominator for diluted earnings per share — adjusted weighted-average shares and assumed conversions	12,041	11,896

(1)	Diluted EPS for the three-month periods ended March 30, 2002 and March 31, 2001 exclude “as converted” treatment of the convertible notes as their inclusion would be anti-dilutive. The number of “as converted” shares excluded for the three-month periods ended March 30, 2002 and March 31, 2001 was 1,820,364 and 1,999,758, respectively.

(2)	Diluted EPS for the three-month periods ended March 30, 2002 and March 31, 2001 exclude the effect of employee stock options as their inclusion would be anti-dilutive. The number of employee stock option shares excluded for the three-month periods ended March 30, 2002 and March 31, 2001 was 59,882 and 173,590, respectively.

6

INTEVAC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Segment Reporting

Segment Description

      Intevac, Inc. has two reportable operating segments: Equipment and Photonics. The Company’s Equipment Division sells complex capital equipment used in the manufacturing of flat panel displays and thin-film disks. The Company’s Photonics Division is developing devices and systems utilizing electron sources that permit highly sensitive detection of photons in the visible and the short-wave infrared spectrum.

      Included in corporate activities are general corporate expenses less an allocation of corporate expenses to operating units equal to 1% of net revenues.

Business Segment Net Revenues

	Three months ended

	March 30,	March 31,
	2002	2001

	(in thousands)
Equipment	$4,935	$7,932
Photonics	1,735	2,073

Total	$6,670	$10,005

Business Segment Profit & Loss

	Three months ended

	March 30,	March 31,
	2002	2001

	(in thousands)
Equipment	$(2,651)	$(563)
Photonics	(698)	(662)
Corporate activities	(527)	(540)

Operating loss	(3,876)	(1,765)
Interest expense	(667)	(738)
Interest income	74	581
Other income and expense, net	111	(1,873)

Loss before income taxes	$(4,358)	$(3,795)

Geographic Area Net Trade Revenues

	Three months ended

	March 30,	March 31,
	2002	2001

	(in thousands)
United States	$4,237	$3,101
Far East	2,133	6,704
Europe	300	60
Rest of World	—	140

Total	$6,670	$10,005

7

INTEVAC, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.     Income Taxes

      The Company accrued a $2.2 million tax benefit for the three-month period ended March 30, 2002. This resulted from recent federal tax law changes that allow losses incurred in 2001 and 2002 to be carried back 5 years. The Company paid federal income taxes of approximately $5.1 million for 1996 and $0.9 million for 1997. The Company believes that at least $2.2 million of taxes paid are recoverable based on the loss incurred in 2001 and that additional taxes may also be recoverable, but the amount will not be determined and recorded until the Company files its 2001 federal income tax return either in the second or third quarter of 2002. For the three months ended March 31, 2001, the Company did not accrue a tax benefit due to the inability at that time to realize additional refunds from loss carry-backs. The Company’s $16.5 million deferred tax asset is fully offset by a $16.5 million valuation allowance, resulting in a net deferred tax asset of zero at March 30, 2002.

6.     Capital Transactions

      During the three-month period ending March 30, 2002, Intevac sold stock to its employees under the Company’s Employee Stock Purchase Plan. A total of 56,381 shares were issued for which the Company received $144,000.

8

Item 2.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

      This Quarterly Report on Form 10-Q contains forward-looking statements which involve risks and uncertainties. Words such as “believes,” “expects,” “anticipates” and the like indicate forward-looking statements. The Company’s actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risk factors set forth elsewhere in this Quarterly Report on Form 10-Q under “Certain Factors Which May Affect Future Operating Results” and in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed in March 2002, Form 10-Q’s and Form 8-K’s.

Critical Accounting Policies and Estimates

      Management’s discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). We review the accounting policies we use in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to revenue recognition, accounts receivable, inventories, income taxes, warranty obligations, long-lived assets, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. These estimates and judgments are reviewed by management on an ongoing basis. The Audit Committee and our auditors review significant estimates and judgements prior to the public release of our financial results.

      Our significant accounting policies are described in Note 2 to the consolidated financial statements included in Item 8 of the Company’s Annual Report on Form 10-K. We believe the following critical accounting policies affect the more significant judgments and estimates made in the preparation of our consolidated financial statements.

      Revenue Recognition — Intevac recognizes revenue using the guidance from SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements.” Intevac’s revenue recognition policy requires that there be persuasive evidence of a sales contract, that the price is fixed, that product title has transferred, that product payment is not contingent on any factors and is reasonably assured, and that the Company has completed all the material tasks and deliverables required by the contract.

      Revenues for systems are recognized upon customer acceptance. For large deposition and RTP systems shipped through a distributor, revenue is typically recognized after the distributor has accepted the system at Intevac’s factory and the system has been shipped. For large deposition and RTP systems sold direct to end customers, revenue is recognized after installation and acceptance of the system at the customer site. When the Company believes that there may be higher than normal end-user installation and acceptance issues for systems shipped through a distributor, such as when the first unit of a newly designed system is delivered, then the Company defers revenue recognition until the distributor’s customer has also accepted the system. Revenues for technology upgrades, spare parts, consumable and prototype products built by the Photonics Division are generally recognized upon shipment. Service and maintenance contract revenue, which to date has been insignificant, is recognized ratably over applicable contract periods or as the service is performed.

      The Company performs best efforts research and development work under various research contracts. Revenue on these contracts is recognized in accordance with contract terms, typically as costs are incurred. Typically, for each contract, the Company commits to perform certain research and development efforts up to an agreed upon amount. In connection with these contracts, the Company receives funding on an incremental basis up to a ceiling. Some of these contracts are cost sharing in nature, where Intevac is reimbursed for a portion of the total costs expended. In addition, the Company has, from time to time, negotiated with a third party to fund a portion of the Company’s costs in return for a joint interest to the Company’s rights at the end

9

of the contract. In the event a particular contract over-runs its agreed upon amount, the Company may be liable for the additional costs.

      Inventories — Intevac makes provisions for potentially excess and obsolete inventory based on backlog and forecasted demand. However, order backlog is subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from forecasted demand due to a number of factors. For example, the thin-film disk industry has suffered from over-capacity and poor financial results, which has led to industry consolidation. Consolidation can lead to the availability of used equipment that competes at very low prices with the Company’s products. Financial stress and consolidation in the Company’s customer base can also lead to the cancellation of orders for products after the Company has incurred substantial costs related to those orders. Such problems have resulted, and may continue to result, in excess and obsolete inventory, and the provision of related reserves.

      Warranty — The Company’s standard warranty is twelve months from customer acceptance. During this warranty period any necessary non-consumable parts are supplied and installed. A provision for the estimated warranty cost is recorded at the time revenue is recognized.

Results of Operations

  Three Months Ended March 30, 2002 and March 31, 2001

      Net revenues. Net revenues consist primarily of sales of equipment used to manufacture flat panel displays, equipment used to manufacture thin-film disks, related equipment and system components, and contract research and development related to the development of electro-optical devices and systems. Net revenues decreased by 33% to $6.7 million for the three months ended March 30, 2002 from $10.0 million for the three months ended March 31, 2001. Net revenues from Equipment decreased to $4.9 million for the three months ended March 30, 2002 from $7.9 million for the three months ended March 31, 2001. The decrease in Equipment revenue was the result of decreased shipments of flat panel manufacturing equipment and of disk equipment spare parts. Equipment revenues included the sale of a MDP 200 modular add-on system that was integrated with a previously delivered MDP 250 disk manufacturing system. Net revenues from Photonics decreased to $1.7 million for the three months ended March 30, 2002 from $2.1 million for the three months ended March 31, 2001. The decrease in Photonics net revenues was the result of lower research and development contract revenues in the three-month period ended March 30, 2002, partially offset by revenue from the sale of two Model 120 LIVAR Cameras.

      International sales decreased by 65% to $2.4 million for the three months ended March 30, 2002 from $6.9 million for the three months ended March 31, 2001. The decrease in international sales was due to a reduction in net revenues from disk manufacturing equipment and from flat panel manufacturing equipment. International sales constituted 37% of net revenues for the three months ended March 30, 2002 and 69% of net revenues for the three months ended March 31, 2001.

      Backlog. The Company’s backlog of orders for its products was $27.3 million at March 30, 2002 and $46.0 million at March 31, 2001. The reduction was primarily due to a lower backlog of flat panel deposition systems, five of which were taken to revenue in the fourth quarter of 2001. The Company includes in backlog the value of purchase orders for its products that have scheduled delivery dates.

      Gross margin. Cost of net revenues consists primarily of purchased materials, fabrication, assembly, test and installation labor and overhead, customer-specific engineering costs, warranty costs, royalties, provisions for inventory reserves, scrap and costs attributable to contract research and development. Gross margin decreased to 14.4% for the three months ended March 30, 2002 from 34.0% for the three months ended March 31, 2001.

      Equipment gross margins decreased to 15.5% for the three-month period ended March 30, 2002 from 45.0% for the three-month period ended March 31, 2001. Equipment margins decreased primarily due to a reduction in shipments of technology upgrades and high initial costs to complete Intevac’s first MDP 200 system. Photonics gross margins increased to 11.3% during the three months ended March 30, 2002 from (8.1%) during the three months ended March 31, 2001. Photonics gross margins in the first quarter of 2002

10

were favorably impacted by the shipment of 2 LIVAR® camera systems and by the mix of sales derived from fully funded research and development contracts versus cost-shared research and development contracts.

      Research and development. Research and development expense consists primarily of prototype materials, salaries and related costs of employees engaged in ongoing research, design and development activities for flat panel manufacturing equipment, disk manufacturing equipment, and research by the Photonics Division. Company funded research and development expense decreased to $3.1 million for the three months ended March 30, 2002 from $3.5 million for the three months ended March 31, 2001, representing 46.9% and 34.9%, respectively, of net revenue. This decrease was primarily the result of reduced spending for development of flat panel manufacturing equipment, partially offset by increased spending for photonics.

      Research and development expenses do not include costs of $1.3 million and $2.1 million, respectively, for the three-month periods ended March 30, 2002 and March 31, 2001 related to contract research and development performed by the Company’s Photonics business. These expenses are included in cost of net revenues.

      Research and development expenses also do not include costs of $0.1 million in each of the three-month periods ended March 30, 2002 and March 31, 2001, reimbursed under the terms of various research and development cost sharing agreements.

      Selling, general and administrative. Selling, general and administrative expense consists primarily of selling, marketing, customer support, production of customer samples, financial, travel, management, legal and professional services and bad debt expense. Domestic sales are made by the Company’s direct sales force, whereas international sales are made by distributors and representatives that provide services such as sales, installation, warranty and customer support. The Company also has a subsidiary in Singapore to support customers in Southeast Asia.

      Selling, general and administrative expense was $1.7 million for the both the three-month periods ended March 30, 2002 and March 31, 2001, representing 25.6% and 16.7%, respectively, of net revenue.

      Interest expense. Interest expense consists primarily of interest on the Company’s convertible notes. Interest expense was $0.7 million in both of the three-month periods ended March 30, 2002 and March 31, 2001.

      Interest income and other, net. Interest income and other, net totaled $0.2 million and ($1.3) million for the three months ended March 30, 2002 and March 31, 2001, respectively. Interest income and other, net in 2002 consisted of $0.2 million of interest and dividend income on investments. Interest income and other, net in 2001 consisted of $0.7 million of interest and dividend income on investments offset by the establishment of a reserve related to the Company’s $2.0 million investment in commercial paper issued by Pacific Gas and Electric Company, which had filed for reorganization under Chapter 11 of the US Bankruptcy Code in early 2001.

      Provision for (benefit from) income taxes. The Company accrued a $2.2 million tax benefit for the three-month period ended March 30, 2002. This resulted from recent federal tax law changes that allow losses incurred in 2001 and 2002 to be carried back 5 years. The Company paid federal income taxes of approximately $5.1 million for 1996 and $0.9 million for 1997. The Company believes that at least $2.2 million of taxes paid are recoverable based on the loss incurred in 2001 and that additional taxes may also be recoverable, but the amount will not be determined and recorded until the Company files its 2001 federal income tax return either in the second or third quarter of 2002. For the three months ended March 31, 2001, the Company did not accrue a tax benefit due to the inability at that time to realize additional refunds from loss carry-backs.

Liquidity and Capital Resources

      The Company’s operating activities used cash of $3.7 million during the three months ended March 30, 2002. The cash used was due primarily to the net loss incurred and increases in receivables and inventory, which were partially offset by increased customer advances and depreciation and amortization. In the three

11

months ended March 31, 2001, the Company’s operating activities used cash of $4.4 million due primarily to increased inventory and the net loss incurred by the Company.

      The Company’s investing activities used cash of $0.2 million for the three months ended March 30, 2002 as a result of the purchase of fixed assets. In the three months ended March 31, 2001, the Company’s investing activities provided cash of $26.2 million as a result of the net sale of investments. During the three months ended March 31, 2001, the Company converted the majority of its short-term investments into cash or cash equivalents.

      The Company’s financing activities provided cash of $0.1 million and $0.2 million for the three-month periods ended March 30, 2002 and March 31, 2001, respectively, as the result of the sale of the Company’s stock to its employees through the Company’s employee benefit plans.

      Intevac has incurred operating losses each year since 1998 and the Company cannot predict with certainty when it will return to profitability. We anticipate generating positive cash flow during the 2002 fiscal year, but that is dependent on continued growth in the business and our continued ability to obtain advances from our customers. Additionally, as of March 30, 2002 we had $37.5 million of outstanding Convertible Notes, which mature in March 2004. We do not currently have the funds available to repay the debt and there can be no assurance that the Company will be able to restructure the debt or secure additional equity and/or debt financing to redeem the Convertible Notes on terms favorable to the Company and its shareholders, if the Convertible Notes are not converted by their holders into Intevac common stock prior to their maturity.

Certain Factors Which May Affect Future Operating Results

     $37.5 Million of convertible notes are outstanding and will mature in 2004.

      In connection with the sale of $57.5 million of its 6 1/2% Convertible Subordinated Notes Due 2004 (the “Convertible Notes”) in February 1997, Intevac incurred a substantial increase in the ratio of long-term debt to total capitalization (shareholders’ equity plus long-term debt). At each noteholder’s option, the Convertible Notes may be exchanged, prior to maturity, into Intevac common shares at a price of $20.625 per share, which is substantially above current market price. During 2001 and 1999 Intevac spent a total of $11.9 million to repurchase $20.0 million of the Convertible Notes. The $37.5 million of the Convertible Notes that remain outstanding as of March 30, 2002 commit Intevac to substantial principal and interest obligations that are significantly in excess of the Company’s $14.5 million cash balance at March 30, 2002. Intevac may, from time to time, repurchase and retire additional Convertible Notes prior to their maturity date.

      The degree to which Intevac is leveraged could have an adverse effect on Intevac’s ability to obtain additional financing for working capital, acquisitions or other purposes, and could make it more vulnerable to industry downturns and competitive pressures. Intevac’s ability to meet its debt service obligations will be dependent on Intevac’s future performance, which will be subject to financial, business and other factors affecting the operations of Intevac, many of which are beyond its control. In the event that the Company’s noteholders do not choose to exchange their Convertible Notes for Intevac common stock prior to the Convertible Notes’ 2004 maturity date, the Company will be required to repay the Convertible Notes at maturity. If this is the case, then there can be no assurance that the Company will have generated sufficient cash from operations to repay the Convertible Notes without raising additional capital through the sale of additional debt or equity. Additionally, there can be no assurance that the Company will be able to secure additional equity and/or debt financing on terms favorable to the Company and its shareholders, or at all.

The majority of Intevac’s new products address new and emerging markets.

      Intevac has invested heavily in the development of products that address new markets. The Equipment Division has developed a flexible deposition tool and a rapid thermal processing tool to address growing segments of the flat panel display equipment market that are intended to displace products offered by competing manufacturers. The Photonics Division’s LIVAR target identification system and low-cost low-light level camera products are designed to offer significantly improved capability relative to any products currently offered in the marketplace. Additionally, the Photonics Division is entering a new market for the

12

Company with its photodiodes for fiber optic communication systems. Failure of these products to perform as intended or to successfully penetrate these new markets and develop into profitable product lines will have an adverse effect on Intevac’s business.

Demand for capital equipment is cyclical.

      Intevac sells capital equipment to capital intensive industries, which manufacture and sell commodity products such as flat panel displays and disk drives. These industries operate with high fixed costs. When demand for these commodity products exceeds capacity, then demand for new capital equipment such as Intevac’s tends to be amplified. When supply of these commodity products exceeds capacity, then demand for new capital equipment such as Intevac’s tends to be depressed. The cyclical nature of the capital equipment industry means that in some years sales of new systems by the Company will be unusually high, and that in other years sales of new systems by the Company will be severely depressed. Failure to anticipate or respond quickly to the industry business cycle could have an adverse effect on Intevac’s business.

The Equipment Business is subject to rapid technical change.

      Intevac’s ability to remain competitive requires substantial investments in research and development. The failure to develop, manufacture and market new systems, or to enhance existing systems, will have an adverse effect on Intevac’s business. From time to time in the past, Intevac has experienced delays in the introduction of, and technical difficulties with, some of its systems and enhancements. Intevac’s future success in developing and selling equipment will depend upon a variety of factors, including accurate prediction of future customer requirements, technology advances, cost of ownership, introduction of new products on schedule, cost-effective manufacturing and product performance in the field. Intevac’s new product decisions and development commitments must anticipate continuously evolving industry requirements significantly in advance of sales. Any failure to accurately predict customer requirements and to develop new generations of products to meet those requirements would have an adverse effect on Intevac’s business.

                  Our products are complex, constantly evolving and are often designed and manufactured to individual customer requirements that require additional engineering.

      Intevac’s Equipment Division products have a large number of components and are highly complex. Intevac may experience delays and technical and manufacturing difficulties in future introductions or volume production of new systems or enhancements. In addition, some of the systems built by Intevac must be customized to meet individual customer site or operating requirements. Intevac has limited manufacturing capacity and engineering resources and may be unable to complete the development, manufacture and shipment of its products, or to meet the required technical specifications for its products in a timely manner. Such delays could lead to rescheduling of orders in backlog, or in extreme situations, to cancellation of orders. In addition, Intevac may incur substantial unanticipated costs early in a product’s life cycle, such as increased engineering, manufacturing, installation and support costs which may not be able to be passed on to the customer. In some instances, Intevac is dependent upon a sole supplier or a limited number of suppliers for complex components or sub-assemblies utilized in its products. Any of these factors could adversely affect Intevac’s business.

The Photonics Business does not yet generate significant revenues from product sales.

      To date the activities of the Photonics Division have concentrated on the development of its technology and prototype products that demonstrate this technology. Revenues have been derived primarily from research and development contracts funded by the United States Government and its contractors. The Company continues to develop standard Photonics products for sale to military and commercial customers. The Photonics Division will require substantial further investment in sales and marketing, in product development and in additional production facilities to support the planned transition to volume sales of Photonics products to military and commercial customers. There can be no assurance that the Company will succeed in these activities and generate significant sales of products based on its Photonics technology.

13

The sales of our Equipment products are dependent on substantial capital investment by our customers.

      The purchase of Intevac’s systems, along with the purchase of other related equipment and facilities, requires extremely large capital expenditures by our customers. These costs are far in excess of the cost of the Intevac systems alone. The magnitude of such capital expenditures requires that our customers have access to large amounts of capital and that they be willing to invest that capital over long periods of time to be able to purchase our equipment. Some of our customers may not be willing, or able, to make the magnitude of capital investment required.

Rapid increases in areal density are reducing the number of thin-film disks required per disk drive.

      Over the past few years the amount of data that can be stored on a single thin-film computer disk has been increasing at approximately 100% per year. Although the number of disk drives produced has continued to increase each year, the growth in areal density has resulted in a reduction in the number of disks required per disk drive. TrendFocus, a market research firm specializing in the disk drive industry, projects that the number of thin-film disks used worldwide declined in 2001 from 2000 levels and are expected to remain at the same level in 2002. Without a significant technological change or an increase in the number of disks required, Intevac’s disk equipment sales are largely limited to upgrades of existing systems, rather than capacity expansion or system replacement.

Our competitors are large and well financed and competition is intense.

      Intevac experiences intense competition in the Equipment Division. For example, Intevac’s equipment products experience competition worldwide from competitors including Anelva Corporation, Ulvac Japan, Ltd. and Unaxis Holdings, Ltd., each of which have sold substantial numbers of systems worldwide. Anelva, Ulvac and Unaxis all have substantially greater financial, technical, marketing, manufacturing and other resources than Intevac. There can be no assurance that Intevac’s competitors will not develop enhancements to, or future generations of, competitive products that will offer superior price or performance features or that new competitors will not enter Intevac’s markets and develop such enhanced products.

      Given the lengthy sales cycle and the significant investment required to integrate equipment into the manufacturing process, Intevac believes that once a manufacturer has selected a particular supplier’s equipment for a specific application, that manufacturer generally relies upon that supplier’s equipment and frequently will continue to purchase any additional equipment for that application from the same supplier. Accordingly, competition for customers in the equipment industry is intense, and suppliers of equipment may offer substantial pricing concessions and incentives to attract new customers or retain existing customers.

Intevac’s business is dependent on its intellectual property.

      There can be no assurance that:

•	any of Intevac’s pending or future patent applications will be allowed or that any of the allowed applications will be issued as patents, or

•	any patent owned by Intevac will not be invalidated, deemed unenforceable, circumvented or challenged, or

•	the rights granted under our patents will provide competitive advantages to Intevac, or

•	any of Intevac’s pending or future patent applications will be issued with claims of the scope sought by Intevac, if at all, or

•	others will not develop similar products, duplicate Intevac’s products or design around the patents owned by Intevac, or

•	patent rights, intellectual property laws or Intevac’s agreements will adequately protect Intevac’s intellectual property rights.

      Failure to adequately protect Intevac’s intellectual property rights could have an adverse effect upon Intevac’s business.

14

      From time to time Intevac has received claims that it is infringing third parties’ intellectual property rights. There can be no assurance that third parties will not in the future claim infringement by Intevac with respect to current or future patents, trademarks, or other proprietary rights relating to Intevac’s disk sputtering systems, flat panel manufacturing equipment or other products. Any present or future claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Intevac to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Intevac, or at all. Any of the foregoing could have an adverse effect upon Intevac’s business.

Our operating results fluctuate significantly.

      Over the last nine quarters Intevac’s operating loss as a percentage of net revenues has fluctuated between approximately (59%) and (1%) of net revenues. Over the same period sales per quarter have fluctuated between $23.6 million and $5.9 million. Intevac anticipates that its sales and operating margins will continue to fluctuate. As a result, period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Operating costs in northern California are high.

      Intevac’s operations are located in Santa Clara, California. The cost of living in northern California is extremely high, which increases both the cost of doing business and the cost and difficulty of recruiting new employees. Intevac’s operating results depend in significant part upon its ability to effectively manage costs and to retain and attract qualified management, engineering, marketing, manufacturing, customer support, sales and administrative personnel. The failure to control costs and to attract and retain qualified personnel could have an adverse effect on Intevac’s business.

Business interruptions could adversely affect our business.

      Intevac’s operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. Additionally, the costs of electricity and natural gas have increased significantly. Any further cost increases will impact the Company’s ability to achieve profitability.

A majority of our sales are to international customers.

      Sales and operating activities outside of the United States are subject to inherent risks, including fluctuations in the value of the United States dollar relative to foreign currencies, tariffs, quotas, taxes and other market barriers, political and economic instability, restrictions on the export or import of technology, potentially limited intellectual property protection, difficulties in staffing and managing international operations and potentially adverse tax consequences. Intevac earns a significant portion of its revenue from international sales, and there can be no assurance that any of these factors will not have an adverse effect on Intevac’s business.

      Intevac generally quotes and sells its products in US dollars. However, in some cases, Intevac has quoted and sold its products in Japanese Yen. In those cases Intevac may enter into foreign currency contracts in an effort to reduce the overall risk of currency fluctuations to Intevac’s business. However, there can be no assurance that the offer and sale of products denominated in foreign currencies, and the related foreign currency hedging activities will not adversely affect Intevac’s results of operations.

      Intevac’s two principal competitors for disk sputtering equipment are based in foreign countries and have cost structures based on foreign currencies. Accordingly, currency fluctuations could cause Intevac’s products to be more, or less, competitive than its competitors’ products. Currency fluctuations will decrease, or increase, Intevac’s cost structure relative to those of its competitors, which could impact Intevac’s competitive position.

15

Intevac’s stock price is volatile.

      Intevac’s stock price has experienced both significant increases in valuation, and significant decreases in valuation, over short periods of time. Intevac believes that factors such as announcements of developments related to Intevac’s business, fluctuations in Intevac’s operating results, failure to meet securities analysts’ expectations, general conditions in the disk drive and thin-film media manufacturing industries and the worldwide economy, announcements of technological innovations, new systems or product enhancements by Intevac or its competitors, fluctuations in the level of cooperative development funding, acquisitions, changes in governmental regulations, developments in patents or other intellectual property rights and changes in Intevac’s relationships with customers and suppliers could cause the price of Intevac’s Common Stock to continue to fluctuate substantially. In addition, in recent years the stock market in general, and the market for small capitalization and high technology stocks in particular, has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. Any of these factors could adversely affect the market price of Intevac’s Common Stock.

Intevac routinely evaluates acquisition candidates and other diversification strategies.

      Intevac has completed multiple acquisitions as part of its efforts to expand and diversify its business. For example, Intevac’s business was initially acquired from Varian Associates in 1991. Additionally, Intevac acquired its current gravity lubrication, CSS test equipment and rapid thermal processing product lines in three acquisitions. Intevac also acquired its RPC electron beam processing business in late 1997, and subsequently closed this business. Intevac intends to continue to evaluate new acquisition candidates and diversification strategies. Any acquisition will involve numerous risks, including difficulties in the assimilation of the acquired company’s employees, operations and products, uncertainties associated with operating in new markets and working with new customers, and the potential loss of the acquired company’s key employees. Additionally, unanticipated expenses, difficulties and consequences may be incurred relating to the integration of technologies, research and development, and administrative functions. Any future acquisitions may result in potentially dilutive issuance of equity securities, acquisition related write-offs and the assumption of debt and contingent liabilities. Any of the above factors could adversely affect Intevac’s business.

Intevac uses hazardous materials.

      Intevac is subject to a variety of governmental regulations relating to the use, storage, discharge, handling, emission, generation, manufacture, treatment and disposal of toxic or otherwise hazardous substances, chemicals, materials or waste. Any failure to comply with current or future regulations could result in substantial civil penalties or criminal fines being imposed on Intevac or its officers, directors or employees, suspension of production, alteration of its manufacturing process or cessation of operations. Such regulations could require Intevac to acquire expensive remediation or abatement equipment or to incur substantial expenses to comply with environmental regulations. Any failure by Intevac to properly manage the use, disposal or storage of, or adequately restrict the release of, hazardous or toxic substances could subject Intevac to significant liabilities.

A majority of the Common Stock outstanding is controlled by the directors and executive officers of Intevac.

      Based on the shares outstanding on March 30, 2002, the current directors and their affiliates and executive officers, in the aggregate, beneficially own a majority of the outstanding shares of Common Stock. These shareholders, acting together, are able to effectively control all matters requiring approval by the shareholders of Intevac, including the election of a majority of the directors and approval of significant corporate transactions. The Company’s officers and directors also hold 7% of the outstanding Convertible Notes.

16

Item 3.     Quantitative and Qualitative Disclosures About Market Risk

      Interest rate risk. The table below presents principal amounts and related weighted-average interest rates by year of maturity for the Company’s debt obligations.

								Fair
	2002	2003	2004	2005	2006	Beyond	Total	Value

	(in thousands)
Long-term debt
Fixed rate	—	—	$37,545	—	—	—	$37,545	$20,697
Average rate	6.50%	6.50%	6.50%	—	—	—

      Foreign exchange risk. From time to time, the Company enters into foreign currency forward exchange contracts to economically hedge certain of its anticipated foreign currency transaction, translation and re-measurement exposures. The objective of these contracts is to minimize the impact of foreign currency exchange rate movements on the Company’s operating results. At March 30, 2002, the Company did not have foreign currency forward exchange contracts.

17

PART II.     OTHER INFORMATION

Item 1.     Legal Proceedings

      On June 12, 1996 two Australian Army Black Hawk Helicopters collided in midair during nighttime maneuvers. Eighteen Australian servicemen perished and twelve were injured. The Company was named as a defendant in a lawsuit related to this crash. The lawsuit was filed in Stamford, Connecticut Superior Court on June 10, 1999 by Mark Durkin, the administrator of the estates of the deceased crewmembers, the injured crewmembers and the spouses of the deceased and/or injured crewmembers. Included in the suit’s allegations are assertions that the crash was caused by defective night vision goggles. The suit names three US manufacturers of military night vision goggles, of which Intevac was one. The suit also names the manufacturer of the pilot’s helmets, two manufacturers of night vision system test equipment and the manufacturer of the helicopter. The suit claims damages for 13 personnel killed in the crash, 5 personnel injured in the crash and spouses of those killed or injured. It is known that the Australian Army established a Board of Inquiry to investigate the accident and that the Board of Inquiry concluded that the accident was not caused by defective night vision goggles.

      On July 27, 2000 the Connecticut Superior Court disallowed the defendants’ motion to dismiss the lawsuit. That decision was appealed to the Connecticut Supreme Court. On October 30, 2001 the Connecticut Supreme Court reversed the Superior Court’s decision and remanded the case to the trial court with the direction to grant the defendants’ motions to dismiss the suit subject to conditions already agreed to by the defendants. These conditions agreed to by the defendants include (1) consenting to jurisdiction in Australia; (2) accepting service of process in connection with an action in Australia; (3) making their personnel and records available for litigation in Australia; (4) waiving any applicable statutes of limitation in Australia up to six months from the date of dismissal of this action or for such other reasonable time as may be required as a condition of dismissing this action; (5) satisfying any judgement that may be entered against them in Australia; and (6) consenting to the reopening of the action in Connecticut in the event the above conditions are not met as to any proper defendant in the action. The plaintiffs have not commenced litigation against the Company in Australia. Any such action could expose Intevac to further risk, plus the expense and uncertainties of defending the matter in a distant foreign jurisdiction.

      On June 12, 2001 the Company filed a complaint in Santa Clara County Superior Court, State of California, against Intarsia Corporation. The complaint related to Intarsia’s cancellation of an order for a customized sputtering system and sought damages of at least $3.3 million. On July 26, 2001 Intarsia filed a cross-complaint against the Company in the Santa Clara County Superior Court. On August 14, 2001, the Company filed a demurrer to the cross-complaint, and on October 11, 2001, Intarsia filed an amended cross-complaint. The amended cross-complaint included allegations of fraud, negligent misrepresentation, breach of contract and breach of covenant of good faith and fair dealing, and sought damages in the amount of $349,000 plus additional relief as may have been deemed appropriate by the court. On February 1, 2002 the Company and Intarsia agreed to resolve the matter. The terms of the settlement did not materially effect the Company’s financial results.

Item 2.     Changes in Securities

      None.

Item 3.     Defaults upon Senior Securities

      None.

Item 4.     Submission of Matters to a Vote of Security-Holders

      None.

18

Item 5.     Other Information

      None.

Item 6.     Exhibits and Reports on Form 8-K

(a)	The following exhibits are filed herewith:

Exhibit
Number	Description

3.2	Revised Bylaws of the Registrant
10.10	Compensation Package for Kevin Fairbairn, dated January 24, 2002

(b)	Reports on Form 8-K:

None.

19

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTEVAC, INC.

Date: April 26, 2002

By:	/s/ KEVIN FAIRBAIRN

Kevin Fairbairn
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: April 26, 2002

By:	/s/ CHARLES B. EDDY III

Charles B. Eddy III
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

20

EXHIBIT INDEX

Exhibit	Description

3.2	Revised Bylaws of the Registrant
10.10	Compensation Package for Kevin Fairbairn, dated January 24, 2002.

APPENDIX C

DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Intevac, Inc., a California corporation which will be held May 15, 2002, at 6:30 p.m., local time, at the Company’s headquarters, 3560 Bassett Street, Santa Clara, California 95054.

      At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect seven (7) directors of the Company and (ii) to ratify the appointment of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

      The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, the Company’s Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

      After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope to ensure receipt by the Company’s Transfer Agent no later than May 12, 2002. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

      A copy of the Company’s 2001 Annual Report has been mailed concurrently herewith to all shareholders entitled to notice of and to vote at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting. Please notify Sandra Thompson at (408) 496-2242 if you plan to attend.

Sincerely yours,

/s/ KEVIN FAIRBAIRN

Kevin Fairbairn
President and Chief Executive Officer

Santa Clara, California

March 25, 2002

IMPORTANT

Whether or not you plan to attend the meeting, please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope.

INTEVAC, INC.

3560 Bassett Street
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2002

TO OUR SHAREHOLDERS:

      You are cordially invited to attend the Annual Meeting of Shareholders of Intevac, Inc., a California corporation, to be held May 15, 2002 at 6:30 p.m., local time, at the Company’s headquarters, 3560 Bassett Street, Santa Clara, California 95054, for the following purposes:

1. To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are Norman H. Pond, Kevin Fairbairn, Edward Durbin, George L. Farinsky, Robert D. Hempstead, David N. Lambeth and H. Joseph Smead.

2. To ratify the appointment of Grant Thornton LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

      Only shareholders of record at the close of business March 15, 2002 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

      All shareholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

      We look forward to seeing you at the Annual Meeting. Please notify Sandra Thompson at (408) 496-2242 if you plan to attend.

BY ORDER OF THE BOARD OF DIRECTORS
[-s- Charles B. Eddy]
CHARLES B. EDDY III
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

Santa Clara, California

March 25, 2002

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

INTEVAC, INC.
To Be Held May 15, 2002

GENERAL

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Intevac, Inc., a California corporation, of proxies to be voted at the Annual Meeting of Shareholders to be held May 15, 2002, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders of record March 15, 2002 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 6:30 p.m., local time, at the Company’s headquarters, 3560 Bassett Street, Santa Clara, California 95054.

      It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to shareholders on or about April 2, 2002.

VOTING RIGHTS

      The close of business March 15, 2002 was the record date for shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, the Company had 12,060,003 shares of its Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 150 shareholders of record. The Company believes that approximately 1,700 beneficial owners hold shares through brokers, fiduciaries and nominees. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

      If any shareholder is unable to attend the Annual Meeting, such shareholder may vote by proxy. The enclosed proxy is solicited by the Company’s Board of Directors, and, when the proxy card is returned properly completed, it will be voted as directed by the shareholder on the proxy card. Shareholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1 and 2 and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

      The seven director nominees receiving the highest number of affirmative votes will be elected. Votes against a nominee, abstentions and brokers non-votes will have no effect on the election of directors. Approval of Proposal 2 requires (i) the affirmative vote of a majority of those shares present and voting, and (ii) the affirmative vote of the majority of the required quorum. Thus in the case of Proposal 2, abstentions and broker non-votes can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

REVOCABILITY OF PROXIES

      Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

      The Company will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

      The Annual Report of the Company for the fiscal year ended December 31, 2001 has been mailed concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

      At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Shareholders and until a successor for each such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the seven nominees named below unless authority to vote for any such nominee is withheld. All seven nominees are currently directors of the Company, and all except Mr. Fairbairn and Mr. Farinsky were elected to the Board by the shareholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

NOMINEES

      Set forth below is information regarding the nominees to the Board of Directors.

Name	Position(s) with the Company	Age

Norman H. Pond	Chairman of the Board	63
Kevin Fairbairn	President and Chief Executive Officer	48
Edward Durbin(1)	Director	74
George L. Farinsky(1)	Director	67
Robert D. Hempstead	Director	58
David N. Lambeth(1)(2)	Director	55
H. Joseph Smead(2)	Director	76

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

      Mr. Pond is a founder of Intevac and has served as Chairman of the Board since February 1991. Mr. Pond served as President and Chief Executive Officer from February 1991 until July 2000 and again from September 2001 through January 2002. Before joining Intevac, from 1988 to 1990, Mr. Pond served as

2

President and Chief Operating Officer of Varian Associates, Inc., a publicly held manufacturer of semiconductor, communication, defense and medical products where he was responsible for overall management of Varian’s operations. From 1984 to 1988, Mr. Pond was President of Varian’s Electron Device and Systems Group and became a Director of Varian in 1986. Mr. Pond holds a BS in physics from the University of Missouri at Rolla and a MS in physics from the University of California at Los Angeles.

      Mr. Fairbairn joined Intevac as President and Chief Executive Officer in January 2002 and was appointed a Director of the Company in February 2002. Before joining Intevac, from July 1985 to January 2002, Mr. Fairbairn was employed by Applied Materials, most recently as Vice-President and General Manager of the Conductor Etch Organization with responsibility for the Silicon and Metal Etch Divisions. From 1996 to 1999, Mr. Fairbairn was General Manager of Applied’s Plasma Enhanced Chemical Vapor Deposition Business Unit and from 1993 to 1996, he was General Manager of Applied’s Plasma Silane CVD Product Business Unit. Mr. Fairbairn holds a MA in engineering sciences from Cambridge University.

      Mr. Durbin has served as a Director of Intevac since February 1991. Mr. Durbin joined Kaiser Aerospace and Electronics Corporation, a privately held manufacturer of electronic and electro-optical systems, in 1975 and served as Vice Chairman with responsibility for marketing and business development until January 2001. Mr. Durbin holds a BS in electrical engineering from The Cooper Union and a MS in electrical engineering from the Polytechnic Institute of Brooklyn.

      Mr. Farinsky has served as a Director of Intevac since May 2001. Mr. Farinsky has been an investor and consultant since he retired as a corporate financial executive in 1991. From 1987 to 1991 he was Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation. Prior to joining Ashton-Tate, he held executive management positions at the Bank of British Columbia, Dysan Corporation, Kaiser Resources, Ltd,. Kaiser Industries Corporation, Mattel, Inc. and Teledyne, Inc. Mr. Farinsky holds a BS in business administration from the University of San Francisco and is a Certified Public Accountant licensed in California, but is not engaged in public practice. Mr. Farinsky is also a director of Broadcom Corporation.

      Dr. Hempstead has served as a Director of Intevac since March 1997 and served as Chief Operating Officer of Intevac from April 1996 through June 1999. Before joining Intevac, Dr. Hempstead served as Executive Vice President of Censtor Corp., a manufacturer of computer disk drive heads and disks, from November 1994 to February 1996. He was a self-employed consultant from 1989 to November 1994. Dr. Hempstead is currently Chief Technology Officer at Veeco Instruments. Dr. Hempstead holds a BS and MS in electrical engineering from Massachusetts Institute of Technology and a Ph.D. in physics from the University of Illinois.

      Dr. Lambeth has served as a Director of Intevac since May 1996. Dr. Lambeth has been Professor of both Electrical and Computer Engineering and Material Science Engineering at Carnegie Mellon University since 1989. Dr. Lambeth was Associate Director of the Data Storage Systems at Carnegie Mellon University from 1989 to 1999. Since 1988, Dr. Lambeth has been the owner of Lambeth Systems, an engineering consulting and research firm. From 1973 to 1988, Dr. Lambeth worked at Eastman Kodak Company’s Research Laboratories, most recently as the head of the Magnetic Materials Laboratory. Dr. Lambeth holds a BS in electrical engineering from the University of Missouri and a Ph.D. in physics from the Massachusetts Institute of Technology.

      Dr. Smead has served as a Director of Intevac since February 1991. Dr. Smead joined Kaiser Aerospace and Electronics Corporation in 1974 and served as Kaiser’s President from 1974 until October 1997. Dr. Smead served as President and Chairman of the Board of Directors of K Systems, Inc., Kaiser’s parent company, from 1977 until October 1997. Dr. Smead served as Chairman of the Board of Directors of Kaiser until December 1999. Dr. Smead resigned as a director of Kaiser and its subsidiaries in December 2000. Dr. Smead holds a BS in electrical engineering from the University of Colorado, a MS in electrical engineering from the University of Washington and a Ph.D. in electrical engineering from Purdue University.

3

BOARD MEETINGS AND COMMITTEES

      The Board of Directors held four meetings during fiscal 2001. All members of the Board of Directors during fiscal 2001 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board of Directors held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served. There are no family relationships among executive officers or directors of the Company. The Board of Directors has an Audit Committee and a Compensation Committee.

      The Audit Committee of the Board of Directors held four meetings during fiscal 2001. The Audit Committee, which during 2001 comprised Mr. Durbin, Mr. Farinsky (after his appointment in May 2001) and Dr. Lambeth, recommends engagement of the Company’s independent accountants, approves services performed by such accountants, and reviews and evaluates the Company’s accounting system and its system of internal controls.

      The Compensation Committee of the Board of Directors held one meeting during fiscal 2001. The Compensation Committee, which during 2001 comprised Dr. Lambeth and Dr. Smead, has overall responsibility for the Company’s compensation policies and determines the compensation payable to the Company’s executive officers, including their participation in certain of the Company’s employee benefit and stock plans.

DIRECTOR COMPENSATION

      Directors of the Company do not receive fees for services provided as a director, but they are reimbursed for reasonable expenses incurred in attending Board or committee meetings. The Company also does not pay fees for committee participation or special assignments of the Board of Directors. However, the directors are eligible to receive periodic option grants under the Discretionary Option Grant Programs in effect under the Company’s 1995 Stock Option/ Stock Issuance Plan (the “1995 Plan”). Under the Discretionary Option Grant Program, all directors are eligible to receive option grants, when and as determined by the Board of Directors. During the 2001 fiscal year, Mr. Durbin, Dr. Hempstead and Dr. Smead each received option grants of 5,000 shares, Dr. Lambeth received options grants totaling 20,000 shares and Mr. Farinsky received an option grant of 35,000 shares under the Discretionary Option Grant Program.

      The Board of Directors recommends that shareholders vote FOR election of all of the above nominees for election as directors.

PROPOSAL NO. 2:

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002. Grant Thornton LLP began auditing the Company’s financial statements in 2000. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Change in Independent Public Auditor

      In June 2000, Intevac dismissed Ernst & Young LLP as the Company’s independent accountants and engaged Grant Thornton LLP as its new independent accountant. The Audit Committee of Intevac’s Board of Directors participated in and approved the decision to change independent accountants June 5, 2000.

      The reports of Ernst & Young LLP on the financial statements of the Company for the fiscal year ended December 31, 1999 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. Intevac had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused

4

Ernst & Young LLP to make reference thereto in their report on the financial statements for the fiscal year ended December 31, 1999.

      During the fiscal year ended December 31, 1999, and the subsequent interim period ended June 7, 2000, there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Fees Paid To Accountants For Services Rendered During 2001

Audit Fees:

      Audit fees billed to the Company by Grant Thornton LLP during the Company’s 2001 fiscal year for review of the Company’s annual financial statements and those financial statements included in the Company’s quarterly reports on Form 10-Q totaled $163,000. The Company also paid Grant Thornton’s predecessor accountant, Ernst & Young LLP $12,000 for their review of financial statements included in the Company’s annual report on Form 10-K.

Financial Information Systems Design and Implementation Fees:

      The Company did not engage Grant Thornton LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2001.

All Other Fees:

      Fees billed to the Company by Grant Thornton LLP during the 2001 fiscal year for all other non-audit services rendered to the Company, including tax related services totaled $36,000.

      Shareholder ratification of the selection of Grant Thornton LLP as the Company’s independent public accountants is not required by the Company’s By-Laws or other applicable legal requirement. However, the Board is submitting the selection of Grant Thornton LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

      The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting, provided that such a vote also constitutes a majority of the required quorum, will be required to ratify the selection of Grant Thornton LLP as the Company’s independent public accountants for the year ending December 31, 2002. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as the negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

      The Board of Directors recommends that shareholders vote FOR the proposal to ratify the selection of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2002.

5

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of March 15, 2002 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding Common Stock based upon a review of 13G filings made with the Securities and Exchange Commission during 2001, (ii) each director of the Company and each nominee for director, (iii) the Chairman of the Board and each of the three other executive officers of the Company serving as such as of the end of the last fiscal year whose compensation for such year was in excess of $100,000, and (iv) all executive officers and directors of the Company as a group.

	Amount and Nature of
	Beneficial Ownership(1)

Name and Address of Beneficial Owner	Number of Shares	Percent Owned(2)

Foster City LLC	5,600,000	46.4%
395 Mill Creek Circle Vail, CO 81657
Norman H. Pond(3)	1,109,675	9.0%
3560 Basset Street Santa Clara, CA 95054
State of Wisconsin Investment Board	906,700	7.5%
P.O. Box 7842 Madison, WI 53707
Kevin Fairbairn	2,000	*
Charles B. Eddy(4)	167,182	1.4%
Verle Aebi(5)	82,615	*
Ed Durbin(6)	5,682,015	46.8%
George L. Farinsky(7)	35,000	*
Robert D. Hempstead(8)	138,799	1.1%
David N. Lambeth(9)	45,000	*
H. Joseph Smead(10)	5,637,683	46.7%
All directors and executive officers as a group (9 persons)(11)	7,299,969	57.3%

*	Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 15, 2002, including, but not limited to, upon the exercise of an option or conversion of convertible debt.

(2)	Percentage of beneficial ownership is based upon 12,060,003 shares of Common Stock that were outstanding March 15, 2002. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days of March 15, 2002, including, but not limited to, upon the exercise of an option or conversion of convertible debt; however, such Common Stock is not considered outstanding for the purpose of computing the percentage owned by any other individual as required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934.

(3)	Includes 818,100 shares held by the Norman Hugh Pond and Natalie Pond Trust DTD 12/23/80; 37,500 shares plus 60,363 shares held in the form of Intevac’s Convertible Subordinated Notes due March 2004, both held by the Pond 1996 Charitable Remainder Unitrust, both of whose trustees are Norman Hugh Pond and Natalie Pond; options exercisable for 163,333 shares of Common Stock outstanding under the Company’s 1995 Plan and 11,879 shares held in the form of Intevac’s Convertible Subordinated Notes due March 2004.

6

(4)	Includes 84,141 shares held by the Eddy Family Trust DTD 02/09/00, whose trustees are Charles Brown Eddy III and Melissa White Eddy, options exercisable for 70,466 shares of Common Stock under the 1995 Plan and 2,424 shares held in the form of Intevac’s Convertible Subordinated Notes due March 2004.

(5)	Includes options exercisable for 40,399 shares of Common Stock under the 1995 Plan.

(6)	Includes options exercisable for 32,500 shares of Common Stock under the 1995 Plan, 47,515 shares held in the form of Intevac’s Convertible Subordinated Notes due March 2004 and 5,600,000 shares held by Foster City LLC. Mr. Durbin is a director of the Company and a managing member of Foster City. Mr. Durbin disclaims beneficial ownership in the shares of the Company held by Foster City except to the extent of his pecuniary interest therein arising from his interest in Foster City.

(7)	Includes options exercisable for 35,000 shares of Common Stock under the 1995 Plan.

(8)	Includes options exercisable for 134,999 shares of Common Stock under the 1995 Plan.

(9)	Includes options exercisable for 45,000 shares of Common Stock under the 1995 Plan.

(10)	Includes options exercisable for 22,500 shares of Common Stock under the 1995 Plan and 5,600,000 shares held by Foster City LLC. Dr. Smead is a director of the Company and a managing member of Foster City. Dr. Smead disclaims beneficial ownership in the shares of the Company held by Foster City except to the extent of his pecuniary interest therein arising from his interest in Foster City.

(11)	Includes options exercisable for 542,197 shares of Common Stock under the 1995 Plan and 122,181 shares held in the form of Intevac’s Convertible Subordinated Notes due March 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 or Form 5 of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2001, its officers, directors and holders of more than 10% of the Company’s common stock complied with all Section 16(a) filing requirements.

7

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary of Cash and Certain Other Compensation

      The following table provides certain summary information concerning the compensation earned by (i) the Company’s Chief Executive Officer and (ii) each of the three other executive officers of the Company whose salary and bonus was in excess of $100,000 for the 2001 fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. Such individuals are referred to as the “Named Executive Officers”. No executive officer who would have otherwise been includible in such table on the basis of salary and bonus earned for the 2001 fiscal year resigned or terminated employment during that fiscal year.

Summary Compensation Table

				Long-Term
				Compensation
				Awards

	Annual Compensation			Securities
				Underlying	All Other
Name and Principal Position	Years	Salary($)(1)	Bonus	Options(#)	Compensation(2)

Norman H. Pond	2001	$349,313	—	—	$4,456
Chairman of the Board	2000	292,724	—	—	2,966
	1999	262,432	—	—	3,579
Ajit Rode(3)	2001	289,016	—	—	2,427
Former Chief Executive Officer &	2000	111,064	50,000	200,000	907
President of Equipment Division	1999	—	—	—	—
Charles B. Eddy III	2001	181,456	—	5,000	2,359
Vice President, Finance and	2000	173,664	—	—	1,094
Administration, Chief Financial	1999	157,498	—	7,000	1,028
Officer, Treasurer and Secretary
Verle Aebi	2001	183,914	—	5,000	2,238
President of Photonics Division	2000	176,243	—	—	975
	1999	156,801	—	10,000	1,022

(1)	Includes salary deferral contributions to the Company’s 401(k) Plan.

(2)	The indicated amount for each Named Executive Officer comprises the contributions made by the Company on behalf of such individual to the Company’s 401(k) Plan, which match part of such officer’s salary deferral contributions to that plan, plus the cost of any life insurance in excess of $50,000 paid by the Company.

(3)	Dr. Rode joined the Company in June 2000 as Chief Executive Officer and President of the Equipment Division. He was paid a bonus upon beginning employment with the Company. Dr. Rode resigned his position with the Company in September 2001.

8

Stock Options

      The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 2001. Except for the limited stock appreciation rights described in footnote (2) below, no stock appreciation rights were granted to those individuals during such year.

	Individual Grants				Potential Realizable
Value at Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise or		Term(1)
	Options	Employees in	Base Price	Expiration
Name	Granted(2)	2001	($/Share)(3)	Date	5%	10%

Norman H. Pond	—	—	—	—	—	—
Ajit Rode	—	—	—	—	—	—
Charles B. Eddy III	5,000	1.6%	$3.200	10/19/11	$10,062	$25,500
Verle Aebi	5,000	1.6%	3.200	10/19/11	10,062	25,500

(1)	There can be no assurance that the actual stock price appreciation over the 10-year option term will be at the 5% and 10% assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officer.

(2)	Option shares generally vest in a series of five (5) successive equal annual installments upon the optionee’s completion of each year of service over the five-year period measured from the grant date. In addition, the option shares vest in full upon an acquisition of the Company by merger or asset sale, unless such option is assumed by the acquiring entity. Each option has a maximum term of 10 years measured from the option grant date, subject to earlier termination following the optionee’s cessation of service with the Company. Each option also includes a limited stock appreciation right which provides the optionee with a right, exercisable upon the successful completion of a hostile tender offer for fifty percent or more of the Company’s outstanding voting securities, to surrender the option to the Company, to the extent the option is at that time exercisable for vested shares, in return for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in the hostile tender offer over (ii) the option exercise price payable per share.

(3)	The exercise price may be paid in cash, in shares of the Company’s Common Stock valued at fair market value on the exercise date, or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, plus any Federal and state income tax liability incurred by the optionee in connection with such exercise.

9

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth information concerning option exercises and option holdings for the 2001 fiscal year by each of the Named Executive Officers. Except for the limited stock appreciation rights described in footnote (2) to the Stock Options table above, no stock appreciation rights were outstanding at the end of that year.

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			Fiscal Year-End(#)	Fiscal Year-End
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized(1)	Unexercisable	Unexercisable(2)

Norman H. Pond	—	—	163,333/0	$0/0
Ajit Rode	—	—	40,000/160,000	$0/0
Charles B. Eddy III	—	—	69,466/12,200	$1,811/0
Verle Aebi	—	—	39,399/18,000	$1,995/0

(1)	Equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid for those shares.

(2)	Based on the market price of $2.380 per share, which was the closing selling price per share of the Company’s Common Stock on the Nasdaq National Market on the last day of the 2001 fiscal year, less the exercise price payable for such shares. Options for which the exercise price is greater than $2.380 are excluded from this calculation.

10

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors (the “Committee”) administers the Company’s compensation policies and programs and has primary responsibility for executive compensation matters, including the establishment of the base salaries of the Company’s executive officers, the approval of individual bonuses and bonus programs for executive officers and the administration of certain employee benefit programs. In addition, the Committee has exclusive responsibility for administering the Company’s 1995 Stock Option/ Stock Issuance Plan, under which stock option grants and direct stock issuances may be made to executive officers and other employees. The Committee during 2001 comprised two non-employee directors. The following is a summary of policies which the Committee applies in setting the compensation levels for the Company’s executive officers.

      GENERAL COMPENSATION POLICY. The overall policy of the Committee is to offer the Company’s executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Company and their contribution to that performance. Each executive officer’s compensation package generally comprises base salary, which is determined on the basis of the individual’s position and responsibilities with the Company, the level of his or her performance, and the financial performance of the Company, and incentive performance awards generally in the form of stock options.

      FACTORS. The primary factors which the Committee considers in establishing the components of each executive officer’s compensation package are summarized below.

      Base Salary. In setting the base salary for each executive officer, the Committee takes into account comparative compensation data for a select group of companies. Companies are included within the survey group on the basis of a number of factors, such as their size and organizational structure, the nature of their businesses, the geographic regions in which they operate, the composition of their compensation programs (including the extent to which they rely on other contingent forms of compensation), the extent to which they compete with the Company for executive talent and the availability of information concerning their compensation practices. On the basis of the compiled data, the Committee sets the base salary of each executive officer at a level which is competitive with the salaries of individuals in similar positions at the surveyed companies. The Committee also takes into account the performance of the Company in setting the base salary for each executive officer.

      Incentive Compensation. At the end of each fiscal year the Compensation Committee evaluates each executive officer’s base salary, the level of his performance, and the performance of the Company, and determines for each individual executive officer the amount of any cash incentive bonus to be paid to such executive officer. For fiscal 2001, no year-end cash incentive bonuses were paid.

      Long-Term Stock-Based Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a five-year period, contingent on the officer’s continued employment with the Company. Accordingly, the option provides a return to the executive officer only if the market price of the shares appreciates over the option term and the officer continues in the Company’s employ.

      The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership and is based upon the executive officer’s current position with the Company, internal comparability with option grants made to other Company executives, the executive officer’s current level of performance and the executive officer’s potential for future responsibility and promotion over the option term. The Committee also takes into account the number of vested and unvested options held by the executive officer to maintain an appropriate level of equity incentive for that individual. However, the Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers.

11

      CEO COMPENSATION. The compensation payable to Dr. Rode, the Company’s Chief Executive Officer until September 28, 2001 was determined by the Committee using a process similar to that described above. His base salary was set at a level which the Committee believed would be competitive with the base salary levels in effect for chief executive officers at similarly-sized companies within the industry.

      COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to any of the Company’s executive officers for the 2001 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to any of the Company’s executive officers for the 2002 fiscal year will exceed that limit. In addition, the Company’s 1995 Stock Option/ Stock Issuance Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1995 Plan will qualify as performance-based compensation that will not be subject to the $1 million limitation.

      Submitted by the Compensation Committee of the Company’s Board of Directors:

David N. Lambeth & H. Joseph Smead, Compensation Committee Members

      The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Company’s Board of Directors was formed September 14, 1995 and during 2001 comprised David N. Lambeth and H. Joseph Smead. Neither of these individuals was at any time during fiscal 2001, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

      The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the board, to report the results of its activities to the board and to maintain free and open communication among the committee, independent and internal auditors and management. While the Audit Committee has certain responsibilities and powers, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. It is not the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor, or to assure compliance with laws and regulation and the Company’s Code of Conduct. The Audit Committee comprises three independent directors, and is governed by a written charter first adopted and approved by the Board of Directors September 14, 1995. Each of the members of the Audit Committee is independent as defined by Company policy and Rule 4200(a)(15) of the National Association of Securities Dealer’s listing standards.

      The Audit Committee recommends to the Board an accounting firm to serve as the Company’s independent accountants. The Audit Committee also, as appropriate, reviews, evaluates, discusses and

12

consults with Company management, internal audit personnel and the independent accountants regarding the following:

•	the plan for, and the independent auditor’s report on, each audit of the Company’s financial statements;

•	the Company’s financial disclosure documents, including the financial statements and reports included in filings with the SEC or sent to shareholders, as well as the Company’s internal accounting controls, and accounting and financial personnel;

•	changes in the Company’s accounting practices, principles, controls or methodologies, or in the presentations contained in the Company’s financial statements, and recent developments in accounting rules.

      This year the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, determined that it had fulfilled its responsibilities thereunder.

      The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee discussed with Grant Thornton, the Company’s independent accountants for fiscal 2001, those matters Grant Thornton communicated to the Audit Committee under applicable auditing standards, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee discussed Grant Thornton’s independence with Grant Thornton and received a letter from Grant Thornton regarding independence as required under applicable independence standards for auditors of public companies, satisfying the Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed, with Company management and Grant Thornton, the Company’s audited consolidated balance sheets at December 31, 2001 and 2000, and consolidated statements of operations, cash flows and stockholders’ equity for the three years ended December 31, 2001. Based on the discussions with Grant Thornton and management concerning the audit, the auditors independence, the financial statement review, and additional matters deemed relevant and appropriate by the Committee, the Audit Committee recommended to the Board that the Company’s Annual Report on Form 10-K include these financial statements.

      Submitted by the Audit Committee of the Company’s Board of Directors:

Edward Durbin, George L. Farinsky & David N. Lambeth, Audit Committee Members

      The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be filed with the SEC, nor shall such information be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL AGREEMENTS

      None of the Company’s executive officers has an employment agreement with the Company, and each individual’s employment may be terminated at any time at the discretion of the Board of Directors. Pursuant to the express provisions of the 1995 Stock Option/ Stock Issuance Plan, the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company’s other executive officers would immediately accelerate in full, and all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan would immediately vest, if their employment were to be terminated either involuntarily or through a forced resignation within twelve (12) months after any acquisition of the Company by merger or asset sale in which those options and shares did not otherwise vest. In addition, the Compensation Committee of the Board of Directors has the authority as Administrator of the 1995 Plan to provide for the accelerated vesting of the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company’s other executive officers, and the immediate vesting of all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan, if their employment were to be terminated either involuntarily or through a forced resignation following a hostile take-over of the Company effected through a successful tender offer for

13

more than fifty percent (50%) of the Company’s outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on the Common Stock of the Company with that of the NASDAQ Stock Market Total Return Index, a broad market index published by the Center for Research in Security Prices (“CRSP”), and the NASDAQ Computer Manufacturers Stock Total Return Index compiled by CRSP. The comparison for each of the periods assumes that $100 was invested December 31, 1996 in the Company’s Common Stock, the stocks included in the NASDAQ Stock Market Total Return Index and the stocks included in the NASDAQ Computer Manufacturers Stock Total Return Index. These indices, which reflect formulas for dividend reinvestment and weighting of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

COMPARISON OF CUMULATIVE TOTAL RETURN SINCE DECEMBER 31, 1996

AMONG INTEVAC, NASDAQ STOCK MARKET TOTAL RETURN INDEX AND
NASDAQ COMPUTER MANUFACTURERS TOTAL RETURN INDEX

      Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation, the preceding Audit Committee Report and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such reports or graph be incorporated by reference into any future filings.

14

OTHER BUSINESS

      The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

      Proposals of shareholders which are intended to be presented at the Company’s annual meeting of shareholders to be held in 2003 must be received by the Company no later than December 3, 2002 to be included in the proxy statement and proxy relating to that meeting. If a shareholder intends to submit a proposal at our 2003 Annual Meeting of Shareholders that is not eligible for inclusion in the proxy statement relating to the meeting and the shareholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act, no later than February 15, 2003, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2003 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

-s- Charles B. Eddy III

CHARLES B. EDDY III
Vice President, Finance and Administration,
Chief Financial Officer, Treasurer and Secretary

March 25, 2002

15

APPENDIX D

TENDER OFFER STATEMENT ON SCHEDULE TO

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Intevac, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

6 1/2% Convertible Subordinated Notes Due 2004

(Title of Class of Securities)

4661148AA6

4661148AC2
U4606QAA7
(CUSIP Numbers of Class of Securities)

Kevin Fairbairn

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
(408) 986-9888
(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Herbert P. Fockler, Esq.

Michael Occhiolini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee

$18,000,000.00	$1,656.00

*	Estimated for the purpose of calculating the amount of the filing fee only. Intevac, Inc. is offering to exchange each $5,000 aggregate principal amount of its outstanding 6 1/2% Convertible Subordinated Notes due 2004 (the “Existing Notes”) tendered for (a) $2,000 in cash, (b) 250 warrants, each to purchase one share of Intevac Common Stock, and (c) $1,000 principal amount of its new 6 1/2% Convertible Subordinated Notes due 2009 (the “Exchange Notes”) up to a maximum of $18,000,000 principal amount of Existing Notes tendered. The estimated transaction value is the value of the maximum amount of Existing Notes that Intevac may receive from tendering holders in the exchange offer above, which value, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, is the book value as of April 30, 2002 of the Exchange Notes issued as above. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals one-fiftieth of one percent of the transaction value.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/ A

Form or Registration No.: N/ A
Filing party: N/ A
Date filed: N/ A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

     This Schedule TO relates to the offer by Intevac, Inc., a California corporation (“Intevac” or the “Company”), to exchange (the “Exchange Offer”) each $5,000 aggregate principal amount of its outstanding 6 1/2% Convertible Subordinated Notes due 2004 (the “Existing Notes”) tendered for (a) $2,000 in cash, (b) 250 warrants, each to purchase one share of Intevac Common Stock and (c) $1,000 principal amount of its new 6 1/2% Convertible Subordinated Notes due 2009 (the “Exchange Notes”), up to a maximum of $18,000,000 principal amount of Existing Notes. Intevac reserves the right to amend the Exchange Offer for any or no reason at any time prior to the expiration date. Intevac expressly reserves the absolute right to extend, subject to applicable law, the period during which the Exchange Offer is open and thereby delay acceptance of any Existing Notes by issuing a press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date. We reserve the right to terminate the Exchange Offer if, in our judgment, any condition set forth in the Offering Circular dated May 8, 2002 (the “Offering Circular”) under the caption “The Exchange Offer — Conditions to the Completion of the Exchange Offer” is not or will not be satisfied. The Offering Circular and the related letter of transmittal (which, as either may be amended or supplemented from time to time, together constitute the “Disclosure Documents”) are attached to this Schedule TO as Exhibits (a)(1)(a) and (a)(1)(b), respectively.

      The information in the Disclosure Documents, including all schedules and annexes to the Disclosure Documents, is incorporated by reference in answer to the items required in this Schedule TO, except as otherwise set forth below.

Item 1.     Summary Term Sheet.

      The information set forth in the Offering Circular under the title “Summary Term Sheet” is incorporated herein by reference.

Item 2.     Subject Company Information.

      (a) Intevac is the issuer of the securities subject to the Exchange Offer. Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054. Intevac’s telephone number is (408) 986-9888.

      (b) The subject class of securities is Intevac’s 6 1/2% Convertible Subordinated Notes due 2004. As of April 30, 2002, $37,545,000 aggregate principal amount of Existing Notes was outstanding.

      (c) Although the Existing Notes trade in the over-the-counter market, there is only limited trading for the Existing Notes, and, accordingly, historical price information is not available.

Item 3.     Identity and Background of Filing Person.

      (a) Intevac is the filing person and subject company. The business address and telephone number of Intevac are set forth under Item 2(a) of this Schedule TO.

      Pursuant to General Instruction C to Schedule TO, the following persons are the directors and/or executive officers of Intevac:

Name	Position

Executive Officers and Directors
Norman H. Pond	Chairman of the Board
Kevin Fairbairn	President, Chief Executive Officer and Director
Verle Aebi	President of Photonics Division
Charles B. Eddy III	Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary
Edward Durbin	Director
Robert D. Hempstead	Director
David N. Lambeth	Director
H. Joseph Smead	Director

1

      The business address and telephone number for all of the above directors and executive officers is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, California 95054 and (408) 986-9888.

      As of April 30, 2002, 46.4% of our outstanding Common Stock was beneficially owned by Foster City LLC, and therefore Foster City LLC may be deemed to be in control of Intevac. Ed Durbin and H. Joseph Smead are directors of Intevac and managing general members of Foster City LLC. Mr. Durbin and Mr. Smead disclaim beneficial ownership of the shares held by Foster City LLC, except to the extent of their respective pecuniary interests therein arising from their general membership interests in Foster City LLC. Further, the current directors and executive officers of Intevac as a group held 57.3% of the outstanding Common Stock of Intevac as of April 30, 2002, including their deemed ownership of the Foster City LLC shares, and therefore as a group those persons, acting together, are able to effectively control all matters requiring approval by the shareholders of Intevac. The business address and telephone number for Foster City LLC is 395 Mill Creek Circle, Vail, Colorado, 81657 and (970) 479-7492.

Item 4.     Terms of the Transaction.

      (a) The information set forth in the sections of the Offering Circular titled “Summary Term Sheet,” “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “The Exchange Offer,” “Description of Exchange Notes,” “Description of Existing Notes,” “Description of Warrants,” “Book-Entry System — The Depository Trust Company” and “U.S. Federal Income Tax Consequences” are incorporated herein by reference.

      (b) Norman H. Pond, our chairman of the Board, Edward Durbin, a director of the Company and Chief Operating Officer of Foster City LLC, an entity which holds approximately 46.4% of our outstanding Common Stock, and Charles B. Eddy III, our Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary individually own $1,490,000, $980,000 and $50,000, respectively, and together own $2,520,000 of our Existing Notes, or 6.7% of the aggregate outstanding principal amount. They have agreed to tender all of their Existing Notes.

Item 5.     Past Contacts, Transactions, Negotiations and Agreements.

      (e) The information set forth above in Item 4(b) and in the sections of the Offering Circular titled “Financing Strategy,” “Description of Exchange Notes,” “Description of Existing Notes,” and “Description of Warrants,” are incorporated herein by reference. The Company has entered into an employment agreement with Kevin Fairbairn, our President and Chief Executive Officer, which provides that the vesting of Mr. Fairbairn’s options may accelerate upon a change of control of the Company. The Exchange Offer would not be considered a change of control of the Company. Other than the respective Indentures governing the Existing Notes and Exchange Notes and the Warrant Agreement governing the Warrants, which are filed as exhibits to this Schedule TO, no agreement, arrangement or understanding exists between Intevac (including any person specified in Instruction C of this Schedule TO) and any other person with respect to any Existing Notes or Exchange Notes or Warrants.

Item 6.     Purposes of the Transaction and Plans or Proposals.

      (a) The information set forth in the section of the Offering Circular titled “Summary Term Sheet” is incorporated herein by reference.

      (b) The Existing Notes acquired pursuant to the Exchange Offer will be retired.

      (c)(1) None.

      (c)(2) None.

      (c)(3) The information set forth in the sections of the Offering Circular titled “Summary Term Sheet,” “Selected Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data,” “Capitalization” and “Financing Strategy” is incorporated herein by reference.

2

      (c)(4) One of our prior directors, George L. Farinsky, resigned from our Board of Directors on May 2, 2002, leaving a vacancy. The Company intends to fill such vacancy as soon as it locates a suitable replacement, although it has not currently identified such an individual.

      (c)(5) None.

      (c)(6) None.

      (c)(7) None.

      (c)(8) None.

      (c)(9) The information set forth in the sections of the Offering Circular titled “Summary Term Sheet,” “The Exchange Offer” and “Financing Strategy” is incorporated herein by reference. The Company maintains two stock option plans, the 1992 Stock Plan and the 1995 Stock Option/ Stock Issuance Plan, and an employee stock purchase plan.

      (c)(10) None.

Item 7.     Source and Amount of Funds or Other Consideration.

      (a) Intevac expects to obtain the cash required to consummate the Exchange Offer, up to a maximum of $7,200,000 if the maximum principal amount of Existing Notes are tendered, from current cash reserves.

      (b) All financing conditions required for the issuance of new securities and cash pursuant to the Exchange Offers have been satisfied.

      (d) Not applicable.

Item 8.	Interest in Securities of the Subject Company.

      (a) The following executive officers or directors of Intevac hold the following amounts of the subject securities:

	Amount Held

	No. of Shares of
	Common Stock
	Issuable upon	Principal
	Conversion of	Amount of
	the Existing	Existing	Percentage of Existing
Name and Position	Notes	Notes Value	Notes Held

Norman H. Pond	72,242	$1,490,000	4.0%
Chairman of the Board
Charles B. Eddy III	2,424	$50,000	0.1%
Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary
Edward Durbin	47,515	$980,000	2.6%
Director

      (b) Not applicable.

Item 9.	Person/Assets, Retained, Employed, Compensated or Used.

      (a) Not applicable.

Item 10.	Financial Statements.

      (a) and (b) The information set forth in the sections of the Offering Circular and the financial statements titled “Selected Consolidated Financial Data,” “Unaudited Pro Forma Consolidated Financial Data” and “Where You Can Find Additional Information” are incorporated herein by reference, and

3

specifically, the Company’s reports on Form 10-K and Form 10-Q, which are attached as appendices to the Offering Circular and referenced in “Where You Can Find Additional Information,” are included in this incorporation by reference.

Item 11.	Additional Information.

      (a)(1) Not applicable.

      (a)(2) Intevac is required to qualify under the Trust Indenture Act of 1939, as amended, the indenture pursuant to which the New Securities will be issued. Intevac is also required to comply with federal and state securities laws and tender offer rules, including applicable state “blue sky” laws.

      (a)(3) Not applicable.

      (a)(4) Not applicable.

      (a)(5) Not applicable.

      (b) Not applicable.

Item 12.	Exhibits.

Exhibit
No.	Description

(a)(1)(a)	Offering Circular dated May 8, 2002.(1)
(a)(1)(b)	Letter of Transmittal.(1)
(a)(1)(c)	Letter to Broker-Dealers.(1)
(a)(1)(d)	Letter to Clients.(1)
(a)(1)(e)	Notice of Guaranteed Delivery.(1)
(a)(1)(f)	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.(1)
(a)(5)(a)	Press release dated May 8, 2002.(1)
(a)(5)(b)	Investor Presentation.(1)
(d)(1)	Indenture, dated as of February 15, 1997, between Intevac and State Street Bank and Trust Company of California, N.A.(2)
(d)(2)	Form of Indenture between Intevac and State Street Bank and Trust Company of California, N.A.(1)
(d)(3)	Form of Warrant Agreement between Intevac and State Street Bank and Trust Company of California, N.A.(1)

(1)	Filed herewith.

(2)	Incorporated by reference to Exhibit 4.2 to Intevac’s Registration Statement on Form S-3 (File No. 333-24275).

4

SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

INTEVAC, INC.

By:	/s/ KEVIN FAIRBAIRN

Name: Kevin Fairbairn
Title: President and Chief Executive Officer

Date: May 8, 2002

5

EXHIBIT INDEX

Exhibit
No.	Description

(a)(1)(a)	Offering Circular dated May 8, 2002.(1)
(a)(1)(b)	Letter of Transmittal.(1)
(a)(1)(c)	Letter to Broker-Dealers.(1)
(a)(1)(d)	Letter to Clients.(1)
(a)(1)(e)	Notice of Guaranteed Delivery.(1)
(a)(1)(f)	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.(1)
(a)(5)(a)	Press release dated May 8, 2002.(1)
(a)(5)(b)	Investor Presentation.(1)
(d)(1)	Indenture, dated as of February 15, 1997, between Intevac and State Street Bank and Trust Company of California, N.A.(2)
(d)(2)	Form of Indenture between Intevac and State Street Bank and Trust Company of California, N.A.(1)
(d)(3)	Form of Warrant Agreement between Intevac and State Street Bank and Trust Company of California, N.A.(1)

(1)	Filed herewith.

(2)	Incorporated by reference to Exhibit 4.2 to Intevac’s Registration Statement on Form S-3 (File No. 333-24275).

6

APPENDIX E

AMENDMENT NO. 2 TO SCHEDULE TO

(located at the front of this document for filing purposes)

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Schedule TO

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

Intevac, Inc.

(Name of Subject Company (Issuer) and Filing Person (Offeror))

6 1/2% Convertible Subordinated Notes Due 2004

(Title of Class of Securities)

4661148AA6

4661148AC2
U4606QAA7
(CUSIP Numbers of Class of Securities)

Kevin Fairbairn

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
(408) 986-9888
(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

Copies to:

Herbert P. Fockler, Esq.

Michael Occhiolini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF FILING FEE

Transaction Valuation(1)	Amount of Filing Fee(2)

$37,545,000.00	$3,454.14

(1)	Estimated for the purpose of calculating the amount of the filing fee only. Intevac, Inc. is offering to exchange each $1,000 aggregate principal amount of its outstanding 6 1/2% Convertible Subordinated Notes due 2004 (the “Existing Notes”) tendered for $1,000 principal amount of its new 6 1/2% Convertible Subordinated Notes due 2009 (the “Exchange Notes”). The estimated transaction value is the value of the maximum amount of Existing Notes that Intevac may receive from tendering holders in the exchange offer above, which value, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, is the book value as of April 30, 2002 of the Exchange Notes issued as above. The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $92 for each $1,000,000 of value.

(2) $1,656.00 was previously paid.

☐	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: N/ A
Form or Registration No.: N/ A
Filing party: N/ A
Date filed: N/ A

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.

☒	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer:    ☐

     This Amendment No. 2 to a Tender Offer Statement on Schedule TO (the “Statement”) amends and supplements the Statement originally filed by Intevac, Inc., a California corporation (“Intevac” or the “Company”), on May 8, 2002, as amended on May 24, 2002, in connection with its offer to exchange (the “Exchange Offer”) each $1,000 aggregate principal amount of its outstanding 6 1/2% Convertible Subordinated Notes due 2004 (the “Existing Notes”) tendered for $1,000 principal amount of its new 6 1/2% Convertible Subordinated Notes due 2009 (the “Exchange Notes”). As of the date of this amendment, $37,545,000 principal amount of Existing Notes are outstanding. The Exchange Offer is subject to the terms and conditions set forth in the Offering Circular dated June 6, 2002 (the “Offering Circular”) and the related letter of transmittal (which, as either may be amended or supplemented from time to time, together constitute the “Disclosure Documents”).

      The information in the Disclosure Documents, including all schedules and annexes to the Disclosure Documents, is incorporated by reference in answer to the items required in the Statement, except as otherwise indicated. Except as amended by this amendment and the revised Disclosure Documents, all of the terms of the Exchange Offer and all disclosure set forth in the Statement remain unchanged.

Item 5.	Past Contracts, Transactions, Negotiations and Agreements.

      Item 5 hereby is amended and restated as follows:

      (e) The information set forth above in Item 4(b) and in the sections of the Offering Circular titled “Financing Strategy,” “Description of Exchange Notes,” “Description of Existing Notes,” and “Description of Warrants,” are incorporated herein by reference. The Company has entered into an employment agreement with Kevin Fairbairn, our President and Chief Executive Officer, which provides that the vesting of Mr. Fairbairn’s options may accelerate upon a change of control of the Company. The Exchange Offer would not be considered a change of control of the Company. Except as described in the Offering Circular and other than the respective Indentures governing the Existing Notes and Exchange Notes and the Warrant Agreement governing the Warrants, which are filed as exhibits to this Schedule TO, no agreement, arrangement or understanding exists between Intevac (including any person specified in Instruction C of this Schedule TO) and any other person with respect to any Existing Notes or Exchange Notes or Warrants.

Item 7.     Source and Amount of Funds or Other Consideration.

      Item 7 is hereby amended and restated as follows:

      (a) Not applicable.

      (b) Not applicable.

      (d) Not applicable.

Item 12.	Exhibits.

      Item 12 hereby is amended and restated as follows:

Exhibit
No.	Description

(a)(1)(a)	Offering Circular dated June 6, 2002.(1)
(a)(1)(b)	Letter of Transmittal.(1)
(a)(1)(c)	Letter to Broker-Dealers.(1)
(a)(1)(d)	Letter to Clients.(1)
(a)(1)(e)	Notice of Guaranteed Delivery.(1)
(a)(1)(f)	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.(2)
(a)(5)(a)	Press release dated May 8, 2002.(2)

1

Exhibit
No.	Description

(a)(5)(b)	Investor Presentation.(2)
(a)(5)(c)	Press release dated June 6, 2002.(1)
(d)(1)	Indenture, dated as of February 15, 1997, between Intevac and State Street Bank and Trust Company of California, N.A.(3)
(d)(2)	Form of Indenture between Intevac and State Street Bank and Trust Company of California, N.A.(4)

(1)	Filed herewith.

(2)	Incorporated by reference to Intevac’s Tender Offer Statement on Schedule T-O (file no. 5-484501, filed on May 8, 2002)

(3)	Incorporated by reference to Exhibit 4.2 to Intevac’s Registration Statement on Form S-3 (file no. 333-24275).

(4)	To be filed by amendment.

2

SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 2 to Schedule TO is true, complete and correct.

INTEVAC, INC.

By:	/s/ KEVIN FAIRBAIRN

Name: Kevin Fairbairn
Title: President and Chief Executive Officer

Date: June 6, 2002

EXHIBIT INDEX

Exhibit
No.	Description

(a)(1)(a)	Offering Circular dated June 6, 2002.(1)
(a)(1)(b)	Letter of Transmittal.(1)
(a)(1)(c)	Letter to Broker-Dealers.(1)
(a)(1)(d)	Letter to Clients.(1)
(a)(1)(e)	Notice of Guaranteed Delivery.(1)
(a)(1)(f)	Guidelines for Certification of Taxpayer Identification Number on Substitute IRS Form W-9.(2)
(a)(5)(a)	Press release dated May 8, 2002.(2)
(a)(5)(b)	Investor Presentation.(2)
(a)(5)(c)	Press release dated June 6, 2002.(1)
(d)(1)	Indenture, dated as of February 15, 1997, between Intevac and State Street Bank and Trust Company of California, N.A.(3)
(d)(2)	Form of Indenture between Intevac and State Street Bank and Trust Company of California, N.A.(4)

(1)	Filed herewith.

(2)	Incorporated by reference to Intevac’s Tender Offer Statement on Schedule T-O (file no. 5-484501, filed on May 8, 2002)

(3)	Incorporated by reference to Exhibit 4.2 to Intevac’s Registration Statement on Form S-3 (file no. 333-24275).

(4)	To be filed by amendment.

APPENDIX F

AMENDMENT NO. 4 TO SCHEDULE TO

(located at the front of this document for filing purposes)

The exchange agent:

State Street Bank and Trust Company of California, N.A.

In person by hand only:

2 Avenue de Lafayette

5th Floor
Corporate Trust Operations
Boston, MA 02110

By facsimile transmission (for eligible institutions only):

(617) 662-1451

Attention: Corporate Trust Operations

For information or confirmation by telephone:

Ralph Jones

(617) 662-1548

      Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the exchange agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

      Any questions about the exchange offer may be directed to Intevac at the following address:

Mr. Charles Eddy, Vice President

Intevac, Inc.
3560 Bassett Street
Santa Clara, California 95054
Telephone: (408) 986-9888
Fax: (408) 727-5739